                                               Filed Pursuant to Rule 424 (b)(3)
                                                     Registration No. 333-104023
PROSPECTUS

                                NCRIC GROUP, INC.
                     UP TO 4,364,250 SHARES OF COMMON STOCK

================================================================================
         NCRIC Group, Inc. is offering shares of common stock for sale in connection with the conversion of NCRIC, A Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock we are offering represent the ownership interest in NCRIC Group now owned by NCRIC, A Mutual Holding Company, through its wholly owned subsidiary NCRIC Holdings, Inc. The existing publicly held shares of NCRIC Group common stock will be exchanged for new shares of common stock of NCRIC Group, Inc. All shares of common stock offered for sale are offered at a price of $10.00 per share. Our shares of common stock are currently traded on the Nasdaq SmallCap Market under the symbol "NCRI." Upon consummation of the conversion and offering, we expect that our common stock will be listed on the Nasdaq National Market under the same trading symbol.
================================================================================

                                OFFERING SUMMARY
                             PRICE: $10.00 PER SHARE

                                                                                             ADJUSTED
                                                             MINIMUM         MAXIMUM         MAXIMUM
                                                          -------------   -------------   -------------
                    Number of shares:                         2,805,000       3,795,000       4,364,250
                    Gross offering proceeds:              $  28,050,000   $  37,950,000   $  43,642,500
                    Estimated offering expenses:          $   1,460,210   $   1,640,390   $   1,743,994
                    Estimated net proceeds:               $  26,589,790   $  36,309,610   $  41,898,506
                    Estimated net proceeds per share:     $        9.48   $        9.57   $        9.60

                                   ----------

     If you are an eligible member of NCRIC, A Mutual Holding Company:
        .       You have priority rights to purchase shares of common stock.
     If you are a participant in the NCRIC Group 401(k) Plan:
        .       You may direct that all or part of your current account balances in this plan be invested in shares of NCRIC Group common stock.
        .       A supplement to this prospectus describes your rights under the plan.
     If you are currently a stockholder of NCRIC Group, Inc.:
        .       Each of your shares of common stock will be exchanged for
                between 1.2635 and 1.9659 new shares of NCRIC Group common stock.
        .       Your percentage ownership will remain essentially equivalent to your current percentage ownership interest in NCRIC Group.
        .       You may also have the opportunity to purchase additional shares in the community offering after priority orders are filled.
     If you do not fit any of the categories above, but you are interested in purchasing shares of our common stock:
        .       You may purchase shares of common stock after orders in the preceding categories are filled.

        We are offering up to 3,795,000 shares of common stock, which may be increased to up to 4,364,250 shares, on a best efforts basis. We must sell a minimum of 2,805,000 shares, including shares purchased by our directors, officers and employee benefit plans, in order to complete the offering and the exchange of existing shares. The minimum purchase in the offering is 100 shares of common stock. The offering is expected to expire on June 16, 2003. We may extend this expiration date without notice to you until July 31, 2003. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond July 31, 2003. If the offering is extended beyond July 31, 2003, subscribers will have the right to modify or rescind their purchase orders. We will place all funds submitted for purchasing shares of common stock in the offering in an escrow account at Wilmington Trust Company until we sell at least the minimum number of shares, or return the funds to subscribers.

        Sandler O'Neill & Partners, L.P. will assist us in our selling efforts. Sandler O'Neill & Partners, L.P. is not obligated to purchase any shares in the offering. Purchasers will not pay a commission to purchase shares of common stock in the offering.

            This investment involves a degree of risk, including the
                          possible loss of principal.
                Please read "Risk Factors" beginning on page 21.

        Neither the Securities and Exchange Commission, the Commissioner of Insurance and Securities of the District of Columbia, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                        SANDLER O'NEILL & PARTNERS, L.P.
                   The date of this prospectus is May 14, 2003

                    [INSERT MAP SHOWING NCRIC'S MARKET AREA]

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY.....................................................................   1
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA..............................  12
RECENT DEVELOPMENTS.........................................................  13
RISK FACTORS................................................................  21
FORWARD-LOOKING STATEMENTS..................................................  28
USE OF PROCEEDS FROM THE OFFERING...........................................  29
OUR DIVIDEND POLICY.........................................................  30
MARKET FOR THE COMMON STOCK.................................................  30
CAPITALIZATION..............................................................  32
PRO FORMA DATA..............................................................  33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS.....................................................  36
BUSINESS OF NCRIC GROUP.....................................................  64
MANAGEMENT OF NCRIC GROUP...................................................  86
BENEFICIAL OWNERSHIP OF COMMON STOCK........................................  94
SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS...........................  95
THE CONVERSION..............................................................  96
COMPARISON OF STOCKHOLDERS' RIGHTS.......................................... 114
RESTRICTIONS ON ACQUISITION OF NCRIC GROUP.................................. 117
DESCRIPTION OF CAPITAL STOCK OF NCRIC GROUP FOLLOWING THE
  CONVERSION................................................................ 120
TRANSFER AGENT.............................................................. 121
EXPERTS..................................................................... 121
LEGAL MATTERS............................................................... 122
ADDITIONAL INFORMATION...................................................... 122
INDEX TO FINANCIAL STATEMENTS............................................... F-1

                                       (i)

                                     SUMMARY

        The following summary highlights the significant aspects of our business, the conversion, the offering and the exchange of existing shares of NCRIC Group common stock for new shares of NCRIC Group common stock. Because this is a summary, it may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

OVERVIEW

        We are a healthcare financial services organization that provides individual physicians, groups of physicians and other healthcare providers with economical, high-quality medical professional liability insurance and the practice management and financial services necessary for them to operate in the current healthcare environment. We own NCRIC, Inc., a medical professional liability insurance company, and NCRIC MSO, Inc., a physician practice management and financial services company. The principal operations of our companies are conducted in the District of Columbia, Delaware, Maryland, Virginia and West Virginia. For the year ended December 31, 2002, we generated $51.8 million of gross premiums written, $30.1 million of net premiums earned and $42.7 million of total revenues. At December 31, 2002, we had consolidated assets of $202.7 million, liabilities of $154.9 million, and stockholders' equity of $47.8 million. Our insurance subsidiaries are rated "A-" (Excellent) by A.M. Best Company.

OUR BUSINESS STRATEGY

        Our business strategy is designed to enhance our profitability and strengthen our position as a leading provider of medical professional liability insurance, alternative risk financing services and financial and practice management services in the Mid-Atlantic region. The major elements of our business strategy are the following:

        Strengthen and expand our medical professional liability insurance business by:

        . Adhering to strict underwriting criteria and disciplined pricing practices;

        .       Aggressively managing policyholder claims;

        .       Maintaining our financial strength;

        . Expanding our distribution channels and pursuing opportunities for strategic acquisitions;

        .       Maintaining close relationships with area medical communities;
                and

        .       Enhancing our product offerings.

        Utilize our expertise in medical professional liability insurance to offer alternative risk transfer products to healthcare providers. As a result of significant premium rate increases, healthcare providers are seeking alternative methods to secure medical professional liability coverage. We established American Captive Corporation in 2001 to form independent protected cells to accommodate affinity groups seeking to manage their own risk through an alternative risk transfer structure.

        Provide practice management services to assist physicians in the practice of medicine. We offer practice management and financial services to physicians in the District of Columbia, North

Carolina and Virginia. These services are heavily concentrated in North Carolina and Virginia and are utilized by more than 1,000 physicians.

GROWTH OPPORTUNITIES

        Financial pressures on medical professional liability companies and market contraction in the industry have occurred as companies that expanded nationally or outside of their traditional market areas have sought to reduce, or in some cases eliminate, their medical professional liability insurance business on a going forward basis in order to regain financial stability. For several years in the 1990s, many of these carriers engaged in soft-market pricing tactics that generally resulted in lower premiums rates. Reduced profitability, reductions in surplus and capacity constraints have led many medical professional liability carriers to withdraw from, or limit new business in, one or more markets.

        We have maintained strict underwriting criteria and a disciplined approach with respect to pricing our product and establishing reserves. We have remained focused on growth in our existing markets as pricing conditions have improved. Further industry contraction and a hard insurance market characterized by increasing premium rates, lesser competition and a shortage of capital may create additional opportunities for growth within our market area. We are raising additional capital through this offering to better position ourselves to pursue further growth and market opportunities that arise.

OUR ORGANIZATIONAL STRUCTURE

        We were organized in December 1998 in connection with the reorganization of National Capital Reciprocal Insurance Company into the mutual holding company structure. NCRIC, A Mutual Holding Company owns all of the outstanding shares of NCRIC Holdings, Inc. Prior to July 29, 1999, all of the issued and outstanding shares of NCRIC Group were held by NCRIC Holdings. On July 29, 1999, we completed an initial public offering and issued 2,220,000 shares of common stock to NCRIC Holdings, Inc., the wholly owned subsidiary of NCRIC, A Mutual Holding Company, and sold 1,480,000 shares of the common stock to the public in a subscription and community offering at a purchase price of $7.00 per share.

        Pursuant to the terms of the plan of conversion and reorganization, we will convert from the mutual holding company structure to a fully public corporation. As part of the conversion, we are offering for sale in a subscription offering and a community offering the majority ownership interest of NCRIC Group that is currently owned by NCRIC, A Mutual Holding Company, through its wholly owned subsidiary NCRIC Holdings, Inc. Upon the completion of the conversion and offering, NCRIC, A Mutual Holding Company and NCRIC Holdings, Inc. will cease to exist, and we will complete the transition from partial to full public stock ownership. Existing public stockholders of NCRIC Group will receive new shares of common stock in NCRIC Group, Inc. (our newly formed Delaware corporation and the successor to NCRIC Group) in exchange for their existing shares of NCRIC Group at the conclusion of the conversion. Additional shares of common stock will be issued to purchasers in the offering.

OUR COMPANIES

        NCRIC, A Mutual Holding Company is the mutual holding company for NCRIC Group, Inc. NCRIC, A Mutual Holding Company's principal business activity is the ownership of all of the outstanding shares of NCRIC Holdings, Inc., which owns 2,220,000 shares of NCRIC Group, or 59.9% of the issued and outstanding shares of NCRIC Group common stock. At the conclusion of the conversion, NCRIC, A Mutual Holding Company and NCRIC Holdings, Inc. will cease to exist.

        NCRIC, A Mutual Holding Company's executive office is located at 1115 30th Street, N.W., Washington, D.C. 20007. Our telephone number at this address is (202) 969-1866.

        NCRIC Group, Inc. is an insurance holding company that owns all of the issued and outstanding common stock of NCRIC, Inc., a medical professional liability insurance company, and NCRIC MSO, Inc., a physician practice management and financial services company. Through these subsidiaries, we provide insurance and practice management services to more than 5,000 healthcare providers in the Mid-Atlantic region. At December 31, 2002, NCRIC Group had consolidated assets of $202.7 million, liabilities of $154.9 million and stockholders' equity of $47.8 million.

        Following the conversion of NCRIC, A Mutual Holding Company, NCRIC Group will be succeeded by a new Delaware corporation with the same name. There are certain differences in stockholder rights arising from the existing articles of incorporation and bylaws and NCRIC Group's Delaware certificate of incorporation and bylaws. In addition, there are certain distinctions between applicable Delaware and District of Columbia law. See "Comparison of Stockholder's Rights." As of December 31, 2002, NCRIC Group had 3,708,399 shares of common stock issued and outstanding. NCRIC, A Mutual Holding Company, through NCRIC Holdings, Inc., owned 2,220,000 shares of common stock of NCRIC Group, representing 59.9% of the issued and outstanding shares of common stock. The remaining 1,488,399 shares are held by the public.

        NCRIC Group's executive office is located at 1115 30th Street, N.W., Washington, D.C. 20007. Our telephone number at this address is (202) 969-1866.

        NCRIC, Inc. is a medical professional liability insurance company servicing healthcare providers in the District of Columbia. NCRIC, Inc.'s wholly owned subsidiary, Commonwealth Medical Liability Insurance Company (CML), is a medical professional liability insurance company servicing healthcare providers in Delaware, Maryland, Virginia and West Virginia. Medical professional liability insurance insures a physician against liabilities arising from the rendering of, or failure to render, professional medical services. CML's policies closely resemble NCRIC Inc.'s policies except that policyholders of CML are not members of NCRIC, A Mutual Holding Company. Together, NCRIC, Inc. and CML provide insurance coverage to more than 4,000 healthcare providers in the Mid-Atlantic region.

        NCRIC MSO, Inc. was established in 1997 to provide practice management and financial services to physicians. On January 4, 1999, NCRIC Group acquired HealthCare Consulting, Inc., a physician practice management and financial services company, its affiliate, HCI Ventures, LLC, a provider of capital and financial services to management services organizations, and Employee Benefits Services, Inc., a provider of employee benefits services. We provide practice management and financial services to more than 1,000 physicians throughout the Mid-Atlantic region. Since the acquisition, NCRIC MSO, Inc. has been doing business as HealthCare Consulting and Employee Benefits Services.

        NCRIC, Inc.'s and NCRIC MSO, Inc.'s executive office is located at 1115 30th Street, N.W., Washington, D.C. 20007. The telephone number at this address is (202) 969-1866.

        The following chart shows our current organizational structure, which is commonly referred to as a mutual holding company structure:

                         NCRIC, A Mutual Holding Company
                         -------------------------------

                          100% of Shares

                              NCRIC Holdings, Inc.
                              --------------------

                          59.9% of Shares

                                                      40.1% of
                                NCRIC Group, Inc.      Shares         Public
                                -----------------                   Stockholders
                                                                    ------------

                          100% of Shares     100% of Shares

                                                     NCRIC MSO, Inc.
               NCRIC, Inc.                               d/b/a
               -----------                             HealthCare
                                                       Consulting
                                                       ----------

              Subsidiaries                            Subsidiaries
              ------------                            ------------

        After the conversion and offering are completed, our organizational structure will be as follows:

                               PUBLIC STOCKHOLDERS
                               -------------------

                                100% of
                                 Shares

                                NCRIC Group, Inc.
                                -----------------

                     100% of                         100% of
                      Shares                          Shares

                                                     NCRIC MSO, Inc.
               NCRIC, Inc.                          d/b/a HealthCare
               -----------                             Consulting
                                                       ----------

              Subsidiaries                            Subsidiaries
              ------------                            ------------

REASONS FOR THE CONVERSION

        The primary reasons for the conversion are (i) to enhance our strategic and financial flexibility by immediately increasing capital and furthering our future access to capital markets; (ii) to serve physicians needs by maintaining NCRIC, Inc. as an effective and competitive insurer in the future; (iii) to support the increased level of risk retention in our reinsurance programs; (iv) to support the growth in premiums written and further opportunities for such growth; and (v) to enhance stockholder returns through higher earnings and enhanced capital management strategies.

        As a fully converted stock holding company, we also will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer shares of our common stock as consideration in a merger or acquisition. We currently have no arrangements or understandings regarding any specific acquisition.

TERMS OF THE CONVERSION AND OFFERING

        Pursuant to the plan of conversion and reorganization, our organization will convert from a partially public to a fully public corporation. In connection with the conversion, we are selling the ownership interest in NCRIC Group currently held by NCRIC, A Mutual Holding Company, through NCRIC Holdings, Inc. We are offering between 2,805,000 and 3,795,000 shares of common stock to members of NCRIC, A Mutual Holding Company, our employee benefit plans, our directors, officers and employees, and to the extent shares remain available, the general public. The number of shares to be sold may be increased up to 4,364,250 as a result of demand for the shares or changes in market conditions. Unless the number of shares to be sold is increased to more than 4,364,250 or decreased to less than 2,805,000, you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. All investors will pay the same purchase price per share. Sandler O'Neill & Partners, L.P., our marketing advisor in the offering, will use its best efforts to assist us in selling our common stock. Sandler O'Neill & Partners, L.P. is not obligated to purchase any shares of common stock in the offering.

PERSONS WHO MAY ORDER STOCK IN THE OFFERING

        We are offering the shares of common stock of NCRIC Group in a "subscription offering" in the following descending order of priority:

        (1) Members of NCRIC, A Mutual Holding Company (i.e., policyholders of NCRIC, Inc.) on January 28, 2003;

        (2) NCRIC Group's employee benefit plans, including our employee stock ownership plan and stock award plan; and

        (3) Directors, officers and employees of NCRIC Group who are not members entitled to purchase shares of common stock in category
                (1).

        Shares of common stock not issued in the subscription offering will be offered in a "community offering," with a preference given first to (i) persons who are policyholders of NCRIC, Inc., who are not members entitled to purchase shares of common stock in category (1) above; (ii) policyholders of CML; and
(iii) existing stockholders of NCRIC Group as of May 6, 2003. The community offering may begin concurrently with, during or promptly after the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or community offering through a "syndicated community offering" managed by Sandler O'Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.

HOW WE DETERMINED THE OFFERING RANGE AND THE $10.00 PER SHARE STOCK PRICE

        The amount of common stock we are offering is based on an independent appraisal of the estimated market value of NCRIC Group, assuming the conversion and offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of May 2, 2003, the market value ranged from $46,856,120 to $63,393,580, with a midpoint of $55,124,850. Based on this updated valuation, the ownership interest of NCRIC, A Mutual Holding Company being sold in the offering, and the $10.00 per share price, the number of shares of common stock being offered for sale by NCRIC Group will range from 2,805,000 shares to 3,795,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in a mutual to stock conversion transaction. The appraisal was based in part on NCRIC Group's financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of four publicly traded medical professional liability insurance companies and three publicly traded workers compensation insurance companies that RP Financial, LC. considered comparable to NCRIC Group.

        The following table presents a summary of selected pricing ratios for the seven peer group companies utilized by RP Financial, LC., in the preparation of its appraisal and the pricing ratios for NCRIC Group. Compared to the average pricing of the peer group, NCRIC Group's pro forma pricing ratios at the midpoint of the offering range indicated a 15% premium on a price-to-earnings basis and a 17% discount on a price-to-tangible book basis. In considering each of the valuation approaches, RP Financial, LC., took into account the fact that four of the seven peer group companies reported losses for the most recent four quarters for which financial data is publicly available. The estimated appraised value took into account the foregoing premiums and discounts as well as the potential financial impact of the conversion on NCRIC Group.

        The following pro forma price/earnings multiples and pro forma price/book ratios for NCRIC Group are based on earnings and book value for the 12-month period ending on March 31, 2003 and assume that net proceeds had been invested at a pre-tax interest rate of 4.5%.

                                                                          PRO FORMA
                                            PRO FORMA               PRICE-TO-TANGIBLE BOOK
                                      PRICE-TO-EARNINGS MULTIPLE          VALUE RATIO
                                      --------------------------    ----------------------
NCRIC GROUP
  Maximum.............................        44.15x                        85.80%
  Minimum.............................        37.72x                        72.02%

VALUATION OF PEER GROUP
 COMPANIES AS OF MAY 2, 2003
  Averages............................        35.94x(1)                     95.80%
  Medians.............................        47.78x(1)                     73.99%

----------
(1) Represents the price-to-earnings multiple for three of seven of the peer group companies; four of the seven peer group companies reported losses for the most recent twelve month period.

        The independent appraisal does not indicate market value. Do not assume or expect that the valuation of NCRIC Group as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion.

        The independent appraisal will be updated prior to the completion of the conversion. If the appraised value changes to either below $46,856,120 or above $72,902,610, we will resolicit persons who had submitted stock orders, providing them an opportunity to modify or cancel their orders.

THE EXCHANGE OF EXISTING SHARES OF NCRIC GROUP COMMON STOCK

        If you are currently a stockholder of NCRIC Group, your existing shares will be cancelled and exchanged for shares of common stock of NCRIC Group, Inc. (our newly formed Delaware corporation and successor to NCRIC Group) at the conclusion of the conversion. The number of shares of common stock you receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of NCRIC Group. In addition, if options to purchase shares of common stock of NCRIC Group are exercised before consummation of the conversion, there will be an increase in the percentage of shares of NCRIC Group held by public stockholders, an increase in the number of shares issued to public stockholders in the share exchange and a decrease in the exchange ratio and the offering range. The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in our offering. The table also shows how many shares a hypothetical owner of NCRIC Group common stock would receive in the exchange, depending on the number of shares of common stock issued in the offering.

                                               NEW SHARES TO BE EXCHANGED     TOTAL SHARES OF
                    NEW SHARES TO BE ISSUED   FOR EXISTING SHARES OF NCRIC    COMMON STOCK TO               NEW SHARES TO
                        IN THIS OFFERING                 GROUP               BE ISSUED IN THE              BE RECEIVED FOR
                    -----------------------   ----------------------------    CONVERSION AND    EXCHANGE     100 EXISTING
                      AMOUNT       PERCENT       AMOUNT         PERCENT          OFFERING         RATIO        SHARES
                    ----------   ----------   -----------    -------------   ----------------   --------   ---------------
Minimum..........    2,805,000      59.9%       1,880,612         40.1%          4,685,612       1.2635         126
Midpoint.........    3,300,000      59.9        2,212,485         40.1           5,512,485       1.4865         148
Maximum..........    3,795,000      59.9        2,544,357         40.1           6,339,357       1.7095         170
15% above
 Maximum.........    4,364,250      59.9        2,926,011         40.1           7,290,261       1.9659         196

        If you hold shares of NCRIC Group common stock in a brokerage account in "street name," you do not need to take any action to exchange your shares. If you hold NCRIC Group stock certificates after the conversion and offering are completed, you will receive a transmittal form with instructions to surrender your stock certificates. New certificates for NCRIC Group common stock will be mailed within five business days after the exchange agent receives properly executed transmittal forms and certificates.

        No fractional shares of NCRIC Group common stock will be issued to any public stockholder of NCRIC Group upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

LIMITS ON HOW MUCH COMMON STOCK YOU MAY PURCHASE

        The minimum number of shares of common stock that may be purchased is 100 shares.

        If you are not currently a NCRIC Group stockholder -

        No individual may purchase more than 100,000 shares of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed 100,000 shares:

        . your spouse or relatives of you or your spouse living in your house;

        . companies, trusts, partnerships or other entities in which you have a financial interest or hold a position; or

        .       other persons who may be acting in concert with you.

        If you are currently a NCRIC Group stockholder -

        In addition to the above purchase limitations, there is an ownership limitation. Shares of common stock that you purchase in the offering individually and together with persons acting in concert with you as described above, plus new shares you and they receive in the exchange for existing NCRIC Group common stock, may not exceed 5% of the total shares issued and outstanding upon completion of the conversion and offering. We may increase or decrease the purchase and ownership limitations at any time.

HOW YOU MAY PURCHASE COMMON STOCK

        In the subscription offering and community offering, you may pay for your shares only by a personal check, bank check or money order.

        You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, provided that we receive the stock order form before the end of the offering. The funds received for payment of NCRIC Group common stock will be placed in escrow with Wilmington Trust Company pursuant to an escrow agreement. If for any reason the conversion is not completed, all payments made by subscribers in the subscription and community offering will be refunded with any interest earned pursuant to the escrow agreement. After we receive an order, the order cannot be withdrawn or changed, except with our consent. If the conversion is completed, all funds held in the escrow account, including any interest earned, will be paid to NCRIC Group.

DELIVERY OF STOCK CERTIFICATES

        Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the certificate registration address noted on the stock order form, as soon as practicable following consummation of the conversion, offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are available and delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

        We estimate that net proceeds will be between $26.6 million and $36.3 million, or $41.9 million if the offering range is increased by 15%. NCRIC Group intends to retain approximately 25% of the net proceeds (between $6.6 million and $9.1 million, or $10.5 million if the offering range is increased by 15%). Approximately $19.9 million to $27.2 million (or $31.4 million if the offering range is increased by 15%), representing 75% of the net proceeds, will be invested in NCRIC, Inc.

        The net proceeds retained by NCRIC Group will be used for the loan to the employee stock ownership plan and the stock award plan to fund purchases of shares of common stock (between $2.5 million and $3.4 million, or $3.9 million if the offering is increased by 15%) and for general corporate purposes. Funds invested in NCRIC, Inc. will increase its statutory capital and support further growth in premiums written. NCRIC, Inc. will invest such proceeds in its investment portfolio. The net proceeds retained by NCRIC Group and its subsidiaries also may be used for future business expansion through acquisitions. Initially, the net proceeds may be invested in short-term investments.

YOU MAY NOT SELL OR TRANSFER YOUR SUBSCRIPTION RIGHTS

        If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights.

DEADLINES FOR ORDERS OF COMMON STOCK

        If you wish to purchase shares of common stock of NCRIC Group, a properly completed original stock order form, together with payment for the shares of common stock, must be received by NCRIC Group's Stock Information Center no later than 3:00 p.m., Washington, D.C. Time, on June 16, 2003, unless we extend this deadline. You may submit your order form by mail using the return envelope provided or by overnight courier to the Stock Information Center at the indicated address. Stock order forms may not be delivered to our offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond July 31, 2003.

TERMINATION OF THE OFFERING

        The subscription offering will expire at 3:00 p.m., Washington D.C. Time, on June 16, 2003. We expect that the community offering will terminate at the same time. We may extend this expiration date without notice to you, until July 31, 2003. If the subscription offering and/or community offering is extended beyond July 31, 2003, we will be required to resolicit subscriptions before proceeding with the offering.

STEPS WE MAY TAKE IF WE DO NOT RECEIVE ORDERS FOR THE MINIMUM NUMBER OF SHARES

        If we do not receive orders for at least 2,805,000 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may increase the purchase limitations and extend the offering beyond the July 31, 2003 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

PURCHASES BY OFFICERS AND DIRECTORS

        We expect our directors and executive officers, together with their associates, to subscribe for 51,500 shares of common stock. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own 506,346 shares of common stock, or 9.0% of our outstanding shares at the midpoint of the offering range.

BENEFITS TO MANAGEMENT AND POTENTIAL DILUTION TO STOCKHOLDERS RESULTING FROM THE CONVERSION

        Our employee benefit plans expect to purchase up to 9% of the shares of common stock we sell in the offering, or 341,550 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee benefit plans will have first priority to purchase shares of common stock over this maximum, up to the total of 15% of shares sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund our employee benefit plans. Our employee stock ownership plan is a tax-qualified retirement plan for the benefit of all employees. Assuming the plan purchases 5% of the shares in the offering, or up to 189,750 shares of common stock at the maximum of the offering range, we will recognize an additional annual compensation expense of $94,875 over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. The stock award plan is a restricted stock plan that intends to purchase 4% of the shares sold in the offering, or up to 151,800 shares of common stock at the maximum of the offering range, for grants to key employees and directors, at no cost to the recipients. As a result and if, in the future, the shares of common stock held by our employee stock ownership plan and stock award plan have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

        We also intend to implement a stock option plan in connection with the conversion transaction. This stock option plan would reserve a number of shares equal to 10% of the shares of common stock sold in the conversion and offering, for key employees and directors upon their exercise of options. As a result, stockholders could experience dilution of approximately 5.65% in their ownership interest in NCRIC Group. Stock option grants under this stock option plan will be subject to vesting over a period of years.

        We also will convert options previously awarded under our current stock option plan into options to purchase NCRIC Group common stock, with the number and exercise price to be adjusted, based on the exchange ratio. The term and vesting period of the previously awarded options will remain unchanged.

MARKET FOR THE COMMON STOCK

        Existing publicly held shares of our common stock trade on the Nasdaq SmallCap Market under the symbol "NCRI." Upon completion of the conversion, we anticipate that the new shares of common stock of NCRIC Group will replace existing shares and will be traded on the Nasdaq National Market. For a period of 20 trading days following completion of our offering, our trading symbol will be "NCRID." Thereafter it will be "NCRI." Sandler O'Neill & Partners, L.P. currently intends to remain a market maker in the common stock and will assist us in obtaining additional market makers.

OUR DIVIDEND POLICY

        We do not pay cash dividends on our common stock and we do not intend to pay any cash dividends in the foreseeable future. We intend to retain earnings to support the future growth of our business.

TAX CONSEQUENCES

        As a general matter, the conversion will not be a taxable transaction, for purposes of federal or state income taxes, to NCRIC, A Mutual Holding Company, NCRIC Holdings, Inc., NCRIC Group and its subsidiaries, persons eligible to subscribe in the subscription offering, or existing stockholders of NCRIC Group. Existing stockholders of NCRIC Group who receive cash in lieu of fractional share interests in new shares of NCRIC Group will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

CONDITIONS TO COMPLETION OF THE CONVERSION

        We cannot complete the conversion and related offering unless:

        . The plan of conversion and reorganization is approved by at least a majority of votes cast by voting members of NCRIC, A Mutual Holding Company (policyholders of NCRIC, Inc.);

        . The plan of conversion and reorganization is approved by at least two-thirds of the outstanding common stock of NCRIC Group;

        . The plan of conversion and reorganization is approved by at least a majority of the votes cast by stockholders of NCRIC Group common stock, excluding those shares held by NCRIC, A Mutual Holding Company;

        . We issue at least the minimum number of shares of common stock offered; and

        . We receive the final approval of the Commissioner of Insurance and Securities of the District of Columbia to complete the conversion and offering.

        NCRIC, A Mutual Holding Company intends to vote its ownership interest in favor of the conversion. At December 31, 2002, NCRIC, A Mutual Holding Company, through NCRIC Holdings, Inc., owned 59.9% of the outstanding common stock of NCRIC Group. The directors and executive officers of NCRIC Group and their associates owned approximately 305,927 shares of NCRIC Group, or 8.2% of the issued and outstanding shares of common stock. They intend to vote those shares in favor of the plan of conversion and reorganization.

ADDITIONAL INFORMATION

        Our employees may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center, toll free, at (866) 818-9961, Monday through Friday between 10:00 a.m. and 4:00 p.m., Washington, D.C. Time.

        TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF JUNE 16, 2003 AND IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO JUNE 16, 2003 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO JUNE 16, 2003.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth selected consolidated historical financial and other data of NCRIC Group for the years and at the dates indicated. The information at December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of NCRIC Group beginning at page F-2 of this prospectus. The information at December 31, 2000, 1999, and 1998 and for the years ended December 31, 1999 and 1998 is derived in part from audited consolidated financial statements which are not included in this prospectus. The selected consolidated financial data below should be read in conjunction with the consolidated financial statements and their accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                        AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------------------------------------
                                                        2002             2001           2000           1999           1998
                                                     ----------       ----------     ----------     ----------     ----------
                                                                               (dollars in thousands)
STATEMENT OF OPERATIONS DATA:
Gross premiums written............................   $   51,799       $   34,459     $   22,727     $   21,353     $   19,214
                                                     ==========       ==========     ==========     ==========     ==========

Net premiums written after renewal credits........   $   33,804       $   23,624     $   15,610     $   16,188     $   21,014
                                                     ==========       ==========     ==========     ==========     ==========

Net premiums earned...............................   $   30,098       $   20,603     $   14,611     $   14,666     $   18,459
Net investment income.............................        5,915            6,136          6,407          6,089          5,996
Net realized investment gains (losses)............         (131)            (278)            (5)           (71)           159
Practice management and related income............        5,800            6,156          5,317          4,576             78
Other income......................................        1,013              602            470            373            357
                                                     ----------       ----------     ----------     ----------     ----------
  Total revenues..................................       42,695           33,219         26,800         25,633         25,049

Losses and loss adjustment expenses...............       26,829           18,858         11,946         12,867         15,677
Underwriting expenses.............................        8,168            4,877          3,591          3,010          3,858
Practice management and related expenses..........        5,811            6,063          4,970          4,845            378
Other expenses....................................        1,467            1,245          1,237          1,439          1,510
                                                     ----------       ----------     ----------     ----------     ----------
  Total expenses..................................       42,275           31,043         21,744         22,161         21,423

Income before income taxes........................          420            2,176          5,056          3,472          3,626
Income tax provision (benefit)....................         (322)             597          1,561            967          1,079
                                                     ----------       ----------     ----------     ----------     ----------
Net income........................................   $      742       $    1,579     $    3,495     $    2,505     $    2,547
                                                     ==========       ==========     ==========     ==========     ==========

BALANCE SHEET DATA:
Invested assets...................................   $  120,120       $  103,125     $   98,045     $   95,092     $   96,348
Total assets......................................      202,687          161,002        145,864        140,947        134,326
Reserves for losses and loss adjustment
  expenses........................................      104,022           84,560         81,134         84,282         84,595
Unearned premiums.................................       24,211           17,237         11,472          8,898          6,423
Total liabilities.................................      154,870/(1)/     116,548        104,415        105,152        103,315
Total stockholders' equity........................       47,817           44,454         41,449         35,795         31,011

SELECTED GAAP UNDERWRITING RATIOS/(2)/:
Losses and loss adjustment expenses ratio.........         89.1%            91.5%          81.7%          87.7%          84.9%
Underwriting expense ratio........................         27.2%            23.7%          24.6%          20.5%          20.9%
Combined ratio after renewal credits..............        116.3%           115.2%         106.3%         108.2%         105.8%

SELECTED STATUTORY DATA:
Losses and loss adjustment expenses ratio.........         89.2%            90.0%          75.3%          80.8%          82.5%
Underwriting expense ratio........................         22.6%            21.8%          19.7%          15.7%          15.1%
Combined ratio....................................        111.8%           111.8%          95.0%          96.5%          97.6%
Operating ratio/(3)/..............................         92.4%            84.3%          63.6%          66.7%          82.5%
Ratio of net premiums written to policyholders'
 surplus..........................................        0.83x            0.77x          0.60x          0.63x          1.24x
Policyholders' surplus............................   $   44,269       $   32,759     $   29,764     $   29,212     $   24,116

----------
(1) Includes $15.0 million of junior subordinated debentures issued in connection with the issuance of Trust Preferred Securities.
(2) In calculating GAAP underwriting ratios, renewal credits are considered a reduction of premium income. In addition, earned premium is used to calculate the GAAP loss and underwriting expense ratios. For statutory purposes, renewal credits are not considered a reduction in premium income, and written premiums are used to calculate the statutory underwriting expense ratio. Due to these differences in treatment, GAAP combined ratios can differ significantly from statutory combined ratios. See Note 11 to the consolidated financial statements for a discussion of the differences between statutory and GAAP reporting.
(3) The operating ratio is the statutory combined ratio offset by the benefit of investment income expressed as a percentage of premiums earned.

                               RECENT DEVELOPMENTS

        The following table contains financial information which has been derived from the unaudited consolidated financial statements of NCRIC Group. The selected consolidated financial data below should be read in conjunction with the "Management's Discussion and Analysis of Results of Operations and Financial Condition" following this table and with the consolidated financial statements for each of the years in the three year period ended December 31, 2002 and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included in the attached prospectus.

                                                       THREE MONTHS ENDED MARCH 31,
                                                       ----------------------------
                                                           2003            2002
                                                       ------------    ------------
                                                          (dollars in thousands)
STATEMENT OF OPERATIONS DATA:
Gross premiums written..............................   $     29,397    $     22,848
                                                       ============    ============

Net premiums written................................   $     24,061    $     15,650
                                                       ============    ============

Net premiums earned.................................   $     11,449    $      6,566
Net investment income...............................          1,322           1,550
Net realized investment gains (losses)..............            199             (36)
Practice management and related revenues............          1,375           1,561
Other income........................................            353             212
                                                       ------------    ------------
  Total revenues....................................         14,698           9,853

Losses and loss adjustment expenses.................          9,583           5,720
Underwriting expenses...............................          2,471           1,568
Practice management and related expenses............          1,403           1,522
Interest expense on Trust Preferred Securities......            201               -
Other expenses......................................            442             365
                                                       ------------    ------------
  Total expenses....................................         14,100           9,175

Income before income taxes..........................            598             678
Income tax provision................................             84             144
                                                       ------------    ------------
Net income..........................................   $        514    $        534
                                                       ============    ============

Net income..........................................   $        514    $        534
Other comprehensive loss............................           (137)         (1,161)
                                                       ------------    ------------
Comprehensive income (loss).........................   $        377    $       (627)
                                                       ============    ============

                                                            AS OF       AS OF DECEMBER
                                                       MARCH 31, 2003      31, 2002
                                                       --------------   --------------
                                                            (dollars in thousands)
BALANCE SHEET AND OTHER DATA:
Invested assets.....................................   $      132,046   $      120,120
Total assets........................................          231,585          202,687
Reserves for losses and loss adjustment expenses ...          108,384          104,022
Total liabilities (1)...............................          183,299          154,870
Total equity........................................           48,286           47,817
Statutory surplus...................................   $       43,536   $       44,269

                                                       THREE MONTHS ENDED MARCH 31,
                                                       ----------------------------
                                                            2003            2002
                                                       ------------    ------------
SELECTED GAAP UNDERWRITING RATIOS (2):
Loss and loss adjustment expense ratio .............           83.7%           87.1%
Underwriting expense ratio .........................           21.6%           23.9%
Combined ratio .....................................          105.3%          111.0%

SELECTED STATUTORY RATIOS:
Loss and loss adjustment expense ratio .............           83.7%           87.3%
Underwriting expense ratio .........................           12.8%           12.7%
Combined ratio .....................................           96.5%          100.0%
Operating ratio ....................................           85.4%           76.4%

----------
(1) Includes $15.0 million of junior subordinated debentures issued in connection with the issuance of Trust Preferred Securities.
(2) In calculating GAAP underwriting ratios, renewal credits are considered a reduction of premium income. In addition, earned premium is used to calculate the GAAP loss and underwriting expense ratios. For statutory purposes, renewal credits are not considered a reduction in premium income, and written premiums are used to calculate the statutory underwriting expense ratio. Due to these differences in treatment, GAAP combined ratios can differ significantly from statutory combined ratios. See Note 11 to the consolidated financial statements for a discussion of the differences between statutory and GAAP reporting.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        The financial data presented in this Recent Developments section of the Prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America, GAAP, unless otherwise noted. GAAP differs from statutory accounting practices used by regulatory authorities in their oversight responsibilities of insurance companies.

        There have been no material changes to our accounting policies during the first quarter. Following is a condensed summary of key financial concepts and of those accounting policies which we believe to be the most critical. That is, these are most important to the portrayal of our financial condition and results of operations and they require management's most complex judgments, including the need to make estimates about the effect of insurance losses and other matters that are inherently uncertain.

        Premium income. Gross premiums written represent the amounts billed to policyholders. Gross premiums written are reduced by premiums ceded to reinsurers and renewal credits in determining net premiums written. Net premiums written are adjusted by any amount which has been billed but not yet earned during the period in arriving at earned premiums. Extended reporting endorsements premium is earned in the same period it is written.

        For several large groups of policyholders, we have insurance programs where the premiums are retrospectively determined based on losses during the period. Under all of the current programs, the full premium level is determined and billed at the inception of the policy term. The premium level could potentially be reduced and a premium refund made if the program loss experience is favorable.

        Reserves for losses and loss adjustment expenses. We write one line of business, medical professional liability. Losses and LAE reserves are estimates of future payments for reported claims and related expenses of adjudicating claims with respect to insured events that have occurred in the past. The change in these reserves from period to period is reflected as an increase or decrease to our losses and LAE.

        Medical professional liability losses and LAE reserves are established based on an estimate of these future payments as reflected in our past experience with similar cases and historical trends involving claim payment patterns. Reserving for medical professional liability claims is a complex and uncertain process, requiring the use of informed estimates and judgments. Although we intend to estimate conservatively our future payments relating to losses incurred, there can be no assurance that currently established reserves will prove adequate in light of subsequent actual experience. Losses and LAE expenses as stated in the statement of operations are reported net of reinsurance recoveries.

        Reinsurance. We manage our exposure to individual claim losses, annual aggregate losses, and LAE through our reinsurance program. Reinsurance allows us to obtain indemnification against a specified portion of losses associated with insurance policies we have underwritten by entering into a reinsurance agreement with other insurance enterprises or reinsurers. We pay or cede part of our policyholder premium to reinsurers. The reinsurers in return agree to reimburse us for a specified portion of any claims covered under the reinsurance contract. While reinsurance arrangements are designed to limit losses from large exposures and to permit recovery of a portion of direct losses, reinsurance does not relieve us of liability to our insureds.

        Investment portfolio. Our investment portfolio is composed principally of fixed maturity securities classified as available-for-sale. All securities with gross unrealized losses at the balance sheet date are evaluated for evidence of other-than-temporary impairment, on a quarterly basis. We write down to fair value any security with an impairment that is deemed to be other-than-temporary in the period the determination is made. The assessment of whether such impairment has occurred is based on management's case-by-case evaluation of the underlying reasons for the decline in fair value. The evaluation for other-than-temporary impairments is a quantitative and qualitative process involving judgments which is subject to risks and uncertainties. The risks and uncertainties include changes in general economic conditions, the issuer's financial condition and the effects of changes in interest rates.

        Goodwill. Our goodwill asset, $7.3 million as of March 31, 2003, resulted from the 1999 acquisition of three businesses which now operate as divisions of the Practice Management Services Segment. We completed our initial goodwill impairment testing under SFAS 142 and concluded that the goodwill asset was not impaired as of the date of implementation of SFAS 142, nor was it impaired as of March 31, 2003.

THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31, 2002

CONSOLIDATED NET INCOME

        Net income was $514,000 for the three months ended March 31, 2003 compared to $534,000 for the three months ended March 31, 2002. Total revenue for the quarter of $14.7 million was up 49% compared to the same quarter in 2002. The higher revenue was offset by increases in loss and loss adjustment expenses, underwriting expenses, and interest expense.

        Our insurance segment experienced a significant increase in new business written during 2002 which resulted in a rise in net premiums earned during the first quarter of 2003 as compared to first quarter of 2002, in addition to the additional premiums stemming from 2003 business and rate increases. The profitability of a medical professional liability insurance policy is designed to emerge over a period of years rather than in the year the policy is written; profits are designed to accrue through investment income on the invested premiums and through successful settlement of claims. Therefore, the large increase in new business written over the past year causes a strain on current period earnings. In addition, earnings were impacted by reduced net investment income because of lower market yields and by an increase in underwriting expense resulting from a fraudulent action of a former sales agent.

        Our practice management segment produced decreased revenue primarily in non-recurring consulting assignments. Lower revenue was partially offset by decreased expense levels, principally resulting from the late 2002 retirement of two senior consultants.

NET PREMIUMS EARNED

        Net premiums earned increased by $4.9 million, or 74.2%, to $11.5 million from $6.6 million for the three months ended March 31, 2003 and 2002, respectively. The increase is primarily reflective of 1) the change in the risk retention level from $500,000 under the 2002 reinsurance program to $1 million in 2003 coupled with 2) the increases in premium rates effective with 2003 renewals, which average 29%, and 3) an increase in premium earned for extended reporting endorsements issued. Extended reporting endorsements premium is earned in the same period it is written. Additionally, net premiums earned for the first quarter of 2003 increased by $451,000 from the March 31, 2002 level due to unfavorable loss development in the hospital-sponsored retrospectively rated programs in the first quarter of 2003. Under these programs, additional premiums are either earned or returned based on a group's adverse or favorable loss experience.

        Gross premiums written of $29.4 million for the three months ended March 31, 2003 increased from $22.9 million for the three months ended March 31, 2002 due to the increase in premium rates, the increase in extended reporting endorsements, and net new business written, as noted above. The extended reporting endorsement premium written for the first quarter of 2003 totaled $1.6 million compared to the first quarter 2002 total of $243,000. The increase is primarily attributable to one group of physicians that added this endorsement to their expiring policies as they entered into their own captive insurance program.

        The overall level of new business produced in the first quarter of 2003 is lower than for the first quarter of 2002 due to a decision to slow sales in the first quarter while we determined our capital availability for 2003 growth. The following table displays the new business produced in the first quarter of 2003 and 2002.

                             THREE MONTHS ENDED MARCH 31,
                             ----------------------------
                                 2003            2002
                             ------------    ------------
                Direct       $    166,000    $    350,000
                Agent        $  1,259,000    $  4,238,000

        As the business produced by agents continues to be a significant source of gross premium written, the distribution of written premium shows notable growth in our market areas outside of the District of Columbia. The following chart illustrates the components of gross premium written by state for the first quarter of 2003 compared to the same period in 2002.

                                              THREE MONTHS ENDED MARCH 31,
                                          ------------------------------------
                                                2003               2002
                                          ----------------   -----------------
                                                 (dollars in thousands)
              District of Columbia        $  15,965     54%  $  13,091      57%
              Virginia                        5,364     18       3,671      16
              Maryland                        4,583     16       3,130      14
              West Virginia                   2,692      9       2,690      12
              Delaware                          793      3         266       1
                                          ---------   ----   ---------    ----
                                          $  29,397    100%  $  22,848     100%
                                          =========   ====   =========    ====

        Premium collection litigation. During 2000, it was determined that one of our hospital-sponsored retrospective programs would not be renewed. In accordance with the terms of the contract, in 2000 we billed the hospital sponsor $1.3 million, and an additional $700,000 was billed in January 2002 based on the actual accumulated loss experience of the terminated program. As a result of the amount billed in 2002, written premium for the first quarter of 2002 increased $429,000.

        Because the original 2000 bill was not paid when due, we initiated legal proceedings to collect. In April 2003, the trial court denied summary judgment motions for both parties with respect to the calculation of the retrospective premium. The hospital has also filed certain counterclaims alleging breach of contract and tortuous conduct. The trial court dismissed one aspect of the counterclaim but left the bulk of the issues raised by both sides for resolution at trial. No trial date has been set. Since the amount due us is significant, we will use all means legally available to collect the amount it is due. Although we believe that we will prevail, since the premium amount is disputed, an allowance for uncollectibility was established and in the third quarter of 2002 was increased to cover the full amount of the receivable. The discovery portion of the litigation is complete; legal fees are expected to be incurred later in 2003 for the trial stage of litigation. The ultimate outcome cannot be determined at this time.

NET INVESTMENT INCOME

        Net investment income decreased by $228,000 for the three months ended March 31, 2003 compared to the first quarter of 2002 due to a decrease in yields partially offset by an increase in average invested funds. The average effective yield was approximately 3.91% for the three months ended March 31, 2003 and 5.69% for the three months ended March 31, 2002. The tax equivalent yield was approximately 4.43% for the first quarter of 2003 and 6.26% for the first quarter of 2002. In addition to the impact of the decline in market yields in the first quarter of 2003, investment income was reduced as a result of the first quarter 2003 portfolio restructuring undertaken by our new investment portfolio manager. The primary objectives of the restructuring were to eliminate securities with credit concerns and to reallocate holdings to be more consistent with the investment objective of an investment grade portfolio.

NET REALIZED INVESTMENT GAINS (LOSSES)

        The first quarter of 2003 included net realized gains of $334,000 resulting from some portfolio restructuring done by our new investment portfolio manager, partially offset by the recognition of an other than temporary impairment of $135,000 on an investment in common stock. The circumstance giving rise to the other than temporary impairment charge was a sharp decline in the value of the stock in 2003 which we do not expect to be temporary based on available financial information on the issuer.

PRACTICE MANAGEMENT AND RELATED REVENUE

        Revenue for practice management and related services is comprised of fees for the services for the following categories of services: practice management, accounting, tax and personal financial planning, retirement plan accounting and administration, and other services.

        Practice management and related revenue of $1.4 million for the three months ended March 31, 2003 is down $186,000 compared to $1.6 million for the three months ended March 31, 2002. The decrease occurred primarily in one-time consulting assignments in the HealthCare Consulting division, consistent with declines experienced in the latter part of 2002.

LOSS AND LOSS ADJUSTMENT EXPENSES AND COMBINED RATIO RESULTS

        The expense for incurred losses and LAE net of reinsurance is summarized as follows (in thousands):

                                                   THREE MONTHS ENDED MARCH 31,
                                                   ----------------------------
                                                        2003            2002
                                                   ------------   -------------
        Incurred loss and LAE related to:
          Current year - losses.................   $      9,733   $       6,011
          Prior years - development.............           (150)           (291)
                                                   ------------   -------------
        Total incurred for the period...........   $      9,583   $       5,720
                                                   ============   =============

        Following is a summary of the ratios of losses and underwriting expenses compared to net premiums:

                                             THREE MONTHS ENDED
                                                  MARCH 31,
                                             ------------------
                                               2003      2002
                                             -------   --------
        Loss and LAE ratio................      83.7%      87.1%
        Underwriting expense ratio........      21.6%      23.9%
        Combined ratio....................     105.3%     111.0%

        Total incurred loss and LAE expense of $9.6 million for the first quarter of 2003 increased by $3.9 million from the $5.7 million incurred for the first quarter of 2002. The increase in current year losses to $9.7 million for the first quarter of 2003 reflects the increase in the level of exposure as a result of expanding business combined with a rise in the cost of resolving claims. The favorable development of losses reported in prior years reflects the favorable experience on the claims closed during the quarter, partially offset by the continuing upward pressure of severity of losses as noted previously. Prior years development results from the re-estimation and settlement of individual losses not covered by reinsurance, which generally are losses under $500,000.

        The combined ratio of 105.3% for the three months ended March 31, 2003 reflects the higher level of earned premiums in relation to the increase in loss and loss adjustment expenses and the stable level of core underwriting expenses. Underwriting expenses in the first quarter of 2003 include $364,000 stemming from a fraudulent act of a former sales agent, as discussed in the following Expenses section. This expense item added 3.2 points to the first quarter expense ratio.

EXPENSES

        Underwriting expenses of $2.5 million for the three months ended March 31, 2003 increased by $903,000 from $1.6 million for the three months ended March 31, 2002. The increase in expenses results primarily from increases in commissions and other expenses associated with the increased level of business, particularly agent produced business. Additionally, in the first quarter of 2003 we incurred an expense of $364,000 as a result of a fraudulent act of a former sales agent. Although we believe it is reasonably possible that we could incur additional expense as a result of the fraudulent act, the amount or timing of the expense is not reasonably estimable at this time.

        Practice management and related expenses totaled $1.4 million for the three months ended March 31, 2003 and $1.6 million for the three months ended March 31, 2002. Expenses decreased due to the elimination of the client service transition expenses associated with the termination of employment of two of the former owners at the termination of their employment contracts at the end of 2002.

        Interest expense in 2003 is on the Trust Preferred Securities issued in December 2002. This debt carries interest at 400 basis points over 3-month LIBOR. The effective annual rate at March 31, 2003 is 5.34%

        Other expenses include amounts for subsidiary and holding company operations, which are not directly related to the issuance of medical professional liability insurance or practice management operations. Other expenses of $442,000 for the three months ended March 31, 2003 compare to $365,000 for the three months ended March 31, 2002.

FEDERAL INCOME TAXES

        The effective tax rate was 14% for the three months ended March 31, 2003 and 21% for 2002, is lower than the federal statutory rate principally due to nontaxable investment income. The lower rate for 2003 compared to 2002 is principally a result of an increase in investments in tax-exempt securities and a decrease in pre-tax income compared to the quarter ended March 31, 2002.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

        Liquidity. The primary sources of liquidity are insurance premiums, net investment income, practice management and financial services fees, recoveries from reinsurers and proceeds from the maturity or sale of invested assets. Funds are used to pay claims, LAE, operating expenses, reinsurance premiums and taxes, and to purchase investments.

        For the three months ended March 31, 2003, we had cash flows from operations of $10.4 million compared to $1.8 million for the corresponding period of 2002. The $8.6 million of increased cash flow results primarily from higher net premium receipts. This increased cash flow from premiums was partially offset by higher payments for claims and LAE. Because of the long-term nature of both the payments of claims and the settlement of swing-rated reinsurance premiums due to the reinsurers, cash from operations for a medical professional liability insurer like NCRIC can vary substantially from period to period.

        Financial condition and capital resources. Cash flow from operations and the proceeds of maturing investments have primarily been invested in corporate and tax-exempt securities. As of March 31, 2003, the carrying value of the securities portfolio was $132.0 million. The portfolio was invested as follows:

                                             AT MARCH 31,   AT DECEMBER 31,
                                                2003              2002
                                             ------------   ---------------
U. S. Government and agencies.............        20%              23%
Asset and mortgage-backed securities......        38               28
Tax-exempt securities.....................        25               27
Corporate bonds...........................        17               17
Equity securities.........................         -                5

        At March 31, 2003, over 85% of the portfolio was invested in U.S. Government and agency securities or had a rating of AAA or AA. For regulatory purposes, 98% of the securities portfolio was rated "Class 1," which is the highest quality rated group as classified by the NAIC. The accumulated other comprehensive income totaled $2.7 million at March 31, 2003, compared to $2.8 million at December 31, 2002. At March 31, 2003, the gross unrealized investment gains totaled $4.2 million and the gross unrealized investment losses totaled $148,000, with no concentration of unrealized loss in any security or industry.

        We have no material commitments for capital expenditures.

        During 2001, NCRIC MSO, Inc. borrowed $1,971,000 from SunTrust Bank to finance the contingent purchase payments from the 1999 acquisition of three companies. The term of the loan is three years at a floating rate of LIBOR plus one and one-half percent. At March 31, 2003, the interest rate was 2.84%. Principal and interest payments are due on a monthly basis.

        In December, 2002, NCRIC Group issued trust preferred securities in the amount of $15 million in a pooled transaction to unrelated investors. This debt has a maturity of 30 years, and bears interest at an annual rate equal to three-month LIBOR plus 4.0%, payable quarterly beginning March 4, 2003. Interest is adjusted on a quarterly basis provided that prior to December 4, 2007, this interest rate shall not exceed 12.50%. The debt is callable by NCRIC Group at par beginning December 4, 2007.

                                  RISK FACTORS

        You should consider carefully the following risk factors in evaluating an investment in the common stock. You should also refer to the other information in this prospectus, including our financial statements and accompanying notes appearing elsewhere in this prospectus.

Our results may be affected if actual insured losses differ from our loss reserves

        Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to us and our payment of that loss. To recognize liabilities for unpaid losses, we establish reserves as balance sheet liabilities representing estimates of amounts needed to pay reported losses and the related loss adjustment expenses. The process of estimating loss reserves is a difficult and complex exercise involving many variables and subjective judgments. We regularly review our reserving techniques and our overall level of reserves. As part of the reserving process, we review historical data and consider the impact of various factors such as:

        .       Trends in claim frequency and severity;

        .       Changes in operations;

        .       Emerging economic and social trends;

        .       Inflation; and

        .       Changes in the regulatory and litigation environments.

        This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate, but not necessarily accurate, basis for predicting future events. There is no precise method for evaluating the impact of any specific factor on the adequacy of reserves, and actual results are likely to differ from original estimates. To the extent loss reserves prove to be inadequate in the future, we would need to increase our loss reserves and incur a charge to earnings in the period the reserves are increased, which could have a material adverse impact on our financial condition and results of operations. Although we intend to estimate conservatively our future payments relating to losses incurred, there can be no assurance that currently established reserves will prove adequate in light of subsequent actual experience. Our ultimate liability will be known only after all claims are closed, which is likely to be several years into the future.

        The loss reserves of our insurance subsidiaries also may be affected by court decisions that expand liability on our policies after they have been priced and issued. In addition, a significant jury award, or series of awards, against one or more of our insureds could require us to pay large sums of money in excess of our reserved amounts. Our policy to litigate aggressively claims against our insureds that we consider unwarranted or claims where settlement resolution cannot be achieved may increase the risk that we may be required to make such payments.

The change in our reinsurance program effective January 1, 2003 exposes us to larger losses

        We have increased our retention of loss from $500,000 to $1,000,000 for each and every loss. As a result, we expect a higher level of losses and are subject to a higher level of loss volatility since it is more difficult to predict the number and timing of losses in excess of $500,000.

        We purchase limited reinsurance for protection against more than one insured being involved in a single incident so that we are exposed to no more than one retention of loss in a single medical incident.

The limited protection may not be adequate if there are several policyholders involved in a single medical incident and a jury returns an extraordinarily high verdict against all defendants.

Our earnings may not increase as a result of growth in new business in states in which we have limited operating experience

        In recent years we have expanded our business in Delaware, Virginia and West Virginia. When we price our products in states where we can not rely on our own experience, we utilize publicly available information on the loss experience of our competitors. The use of competitor data does not provide the same level of confidence as when we can use our own historical data from territories we have been operating in for many years, i.e., the District of Columbia and Maryland. The increase in uncertainty is a result of us not knowing the effectiveness of our underwriting and claims adjudication process in the new territory.

Our revenues and income may fluctuate with interest rates and investment results

        We generally rely on the positive performance of our investment portfolio to offset insurance losses and to contribute to our profitability. As our investment portfolio is primarily comprised of interest-earning assets, prevailing economic conditions, particularly changes in market interest rates, may significantly affect our operating results. Changes in interest rates also can affect the value of our interest-earning assets, which are principally comprised of fixed rate investment securities. Generally, the value of fixed rate investment securities fluctuates inversely with changes in interest rates. Interest rate fluctuation could adversely affect our GAAP stockholders' equity, total comprehensive income and/or cash flows. As of December 31, 2002, $119 million of our $120 million investment portfolio was invested in fixed maturities. Unrealized pre-tax net investment gains on investments in fixed maturities were $4.2 million and $700,000 as of December 31, 2002 and 2001, respectively.

        In accordance with our investment policies, the duration of our investment portfolio is intended to be similar to our expectation for the duration of our loss reserves. Changes in the actual duration of our loss reserves from our expectations may affect our results. Our investment portfolio, however, is subject to prepayment risk primarily due to our investments in mortgage-backed and other asset-backed securities. An investment has prepayment risk when there is a risk that the timing of cash flows that result from the repayment of principal might occur earlier than anticipated because of declining interest rates or later than anticipated because of rising interest rates. We are subject to reinvestment risk to the extent that we are not able to reinvest prepayments at rates comparable to the rates on the maturing investments.

Regulatory changes could have a material impact on our operations

        Our insurance businesses are subject to extensive regulation by state insurance authorities in each state in which we operate. Regulation is intended for the benefit of policyholders rather than stockholders. In addition to the amount of dividends and other payments that can be made by our insurance subsidiaries, these regulatory authorities have broad administrative and supervisory power relating to:

        .       rates charged to insurance customers;

        .       licensing requirements;

        .       trade practices;

        .       capital and surplus requirements; and

        .       investment practices.

        These regulations may impede or impose burdensome conditions on rate increases or other actions that we may want to take to enhance our operating results, and could affect our ability to pay dividends on our common stock. In addition, we may incur significant costs in the course of complying with regulatory requirements. Most states also regulate insurance holding companies like us in a variety of matters such as acquisitions, changes of control, and the terms of affiliated transactions. Future legislative or regulatory changes may adversely affect our business operations.

The unpredictability of court decisions could have a material impact on our financial results

        The financial position of our insurance subsidiaries may also be affected by court decisions that expand insurance coverage beyond the intention of the insurer at the time it originally issued an insurance policy or by a judiciary's decision to accelerate the resolution of claims through an expedited court calendar, thereby reducing the amount of investment income we would have earned on related reserves. In addition, a significant jury award, or series of awards, against one or more of our insureds could require us to pay large sums of money in excess of our reserve amount.

Our revenues and operating performance may fluctuate with insurance business cycles

        Growth in premiums written in the medical professional liability industry have fluctuated significantly over the past 10 years as a result of, among other factors, changing premium rates. The cyclical pattern of such fluctuation has been generally consistent with similar patterns for the broader property and casualty insurance industry, due in part to the participation in the medical professional liability industry of insurers and reinsurers which also participate in many other lines of property and casualty insurance and reinsurance. Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns between two extremes: a soft insurance market, characterized by periods of greater competition in pricing and underwriting terms and conditions; followed by a hard insurance market, characterized by a period of capital shortage, fewer competitors and increasing premium rates.

        For several years in the 1990s, the medical professional liability industry faced a soft insurance market that generally resulted in lower premium rates. The medical professional liability industry is currently in a hard insurance market cycle. We cannot predict whether, or the extent to which, the recent increase in premium rates will continue.

Our geographic concentration ties our performance to the economic, regulatory and demographic conditions of the Mid-Atlantic Region

        Our revenues and profitability are subject to prevailing economic, regulatory, demographic and other conditions in the region in which we write insurance. We write our medical professional liability insurance in the District of Columbia, Delaware, Maryland, Virginia and West Virginia. Because our business is concentrated in a limited number of jurisdictions, we may be exposed to adverse developments that may have a greater affect on us than the risks of doing business in a broader market area.

Our business could be adversely affected if we are not able to attract and retain independent agents

        We depend in part on the services of independent agents in marketing our insurance products. We face competition from other insurance companies for the services and allegiance of our independent agents. While we believe that the commissions and services we provide to our agents are competitive with other insurers, changes in commissions, services or products offered by our competitors could make it more difficult for us to attract and retain independent agents to sell our insurance products.

If we are unable to maintain a favorable A.M. Best Company rating, it may be more difficult for us to write new business or renew our existing business

        A.M. Best assesses and rates the financial strength and claims-paying ability of insurers based upon its criteria. The financial strength ratings assigned by A.M. Best to insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations, and are not directed toward the protection of investors. A.M. Best ratings are not ratings of securities or recommendations to buy, hold or sell any security and are not applicable to the securities being offered by this prospectus.

        Our insurance subsidiaries hold a financial strength rating of "A-" (Excellent) by A.M. Best. An "A-" rating is A.M. Best's fourth-highest rating out of its 15 rating classifications. Financial strength ratings are used by agents and customers as an important means of assessing the financial strength and quality of insurers. If our financial position deteriorates, we may not maintain our favorable rating. A downgrade or withdrawal of any such rating could severely limit or prevent us from writing desirable business or renewing our existing business.

If market conditions cause reinsurance to be more costly or unavailable, we may be required to bear increased risks or reduce the level of our underwriting commitments

        As part of our overall risk and capacity management strategy, we purchase reinsurance for significant amounts of risk underwritten by our insurance company subsidiaries. Market conditions beyond our control determine the availability and cost of the reinsurance we purchase, which may affect the level of our business and profitability. We may be unable to maintain our current reinsurance coverage or to obtain other reinsurance coverage in adequate amounts and at favorable rates. If we are unable to renew our expiring reinsurance coverage or to obtain new reinsurance coverage, either our net exposure risk would increase or, if we are unwilling to bear an increase in net risk exposures, we would have to reduce the amount of risk we underwrite.

We cannot guarantee that our reinsurers will pay in a timely fashion, if at all, and, as a result, we could experience losses

        We transfer some of the risk we have assumed to reinsurance companies in exchange for part of the premium we receive in connection with the risk. Although reinsurance coverage makes the reinsurer liable to us to the extent the risk is transferred, it does not relieve us of our liability to our policyholders. If our reinsurers fail to pay us or fail to pay us on a timely basis, our financial results would be adversely affected.

The guaranty fund assessments that we are required to pay to state guaranty associations may increase and our results of operations and financial conditions could be adversely affected

        Each jurisdiction in which we operate has separate insurance guaranty fund laws requiring property and casualty insurance companies doing business within their respective jurisdictions to be members of their guaranty associations. These associations are organized to pay covered claims (as defined and limited by the various guaranty association statutes) under insurance policies issued by insolvent insurance companies. Most guaranty association laws enable the associations to make assessments against member insurers to obtain funds to pay covered claims after a member insurer becomes insolvent. These associations levy assessments (up to prescribed limits) on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the covered lines of business in that state. Maximum assessments permitted by law in any one year generally vary between 1% and 2% of annual premiums written by a member in that state.

        Property and casualty guaranty fund assessments incurred by us totaled $355,000 and $243,000 for 2002 and 2001, respectively. Our policy is to accrue the guaranty fund assessments when notified and in accordance with GAAP. We cannot reasonably estimate liabilities for insolvency because of the lack of adequate financial data on insolvent companies.

Our business could be adversely affected by the loss of one or more employees

        We are heavily dependent upon our senior management and the loss of services of our senior executives could adversely affect our business. Our success has been, and will continue to be, dependent on our ability to retain the services or our existing key employees and to attract and retain additional qualified personnel in the future. The loss of services of any of our senior management or any other key employee, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations. While we have employment agreements with our senior executives, we currently do not maintain key employee insurance with respect to any of our employees.

We are a holding company and are dependent on dividends and other payments from our operating subsidiaries, which are subject to dividend restrictions

        We are a holding company whose principal source of funds is cash dividends and other permitted payments from our operating subsidiaries, principally NCRIC, Inc. If our subsidiaries are unable to make payments to us, or are able to pay only limited amounts, we may be unable to pay dividends or make payments on our indebtedness. The payment of dividends by these operating subsidiaries is subject to restrictions set forth in the insurance laws and regulations of the District of Columbia. See "Business of NCRIC Group - Insurance Company Regulation - Regulation of Dividends From Insurance Subsidiaries."

Our profitability could be adversely affected by market driven changes in the healthcare industry

        Managed care has negatively impacted physicians' ability to efficiently conduct a traditional medical practice. As a result, many physicians have joined or affiliated with managed care organizations, healthcare delivery systems or practice management organizations. The impact of managed care and tightened Medicare/Medicaid reimbursement may impact a physician's decision to continue purchasing consulting and practice management services, or shifting a purchase decision from quality and value to price only. Larger healthcare systems generally retain more risk by accepting higher deductibles and self-insured retentions or form their own captive insurance companies. This consolidation has reduced the role of the individual physician and the small medical group, which represent a significant portion of our policyholders, in the medical professional liability insurance purchasing decision.

Rising interest rates would increase interest costs associated with the trust preferred securities issued by us

        In December 2002 we issued $15,000,000 of trust preferred securities. The trust preferred securities bear interest at a rate of 400 basis points over the three-month London Interbank Offered Rate (LIBOR) and adjust quarterly subject to a maximum interest rate of 12.5%. Our interest expense will increase if the three-month LIBOR increases.

State insurance regulators may not be willing to approve our captive insurance operations

        While higher pricing and reduced availability of traditional insurance sources have created favorable market conditions for this risk financing vehicle, state insurance regulators may not be willing to approve our captive insurance operations or market conditions may change.

A decline in revenue and profitability in NCRIC MSO could result in a SFAS 142 impairment charge

        NCRIC MSO's revenue is subject to clients facing declining reimbursement for their services. Therefore, in an effort to pare their own expenses to improve their net profitability, our clients may not order new services, or may diminish and possibly cease using our existing services. This could result in a reduction of revenue to us, thereby reducing net income and resulting in an impairment charge relative to the goodwill ascribed to NCRIC MSO.

Our stock benefit plans will increase our costs, which will reduce our income and stockholders' equity

        We anticipate that our employee stock ownership plan will purchase 5% of the common stock sold in the offering with funds borrowed from NCRIC Group. The cost of acquiring the employee stock ownership plan shares will be between $1.4 million at the minimum of the offering range and $2.2 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, the compensation expense relating to the employee stock ownership plan will increase.

        In addition, we anticipate that our stock award plan will purchase 4% of the common stock sold in the offering with funds borrowed from NCRIC Group. The cost of acquiring the stock award plan shares will be between $1.1 million, at the minimum of the offering range and $1.7 million at the adjusted maximum of the offering range. Under this plan, our officers, directors and key employees could be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares sold in the offering. If shares of our common stock appreciate in value over time, the net after-tax expense relating to the stock award plan will increase. In order to purchase shares of common stock in the offering, the stock award plan must be approved by the stockholders of NCRIC Group at the June 24, 2003 annual meeting of shareholders.

The implementation of our stock option plan may dilute your ownership interest

        In connection with the conversion, we intend to adopt a new stock option plan which will reserve an amount equal to 10% of the shares of common stock sold in the offering for issuance upon exercise of options that may be granted to officers and directors. The stock option plan may be funded from the issuance of authorized but unissued shares. If authorized but unissued shares are utilized, stockholders will experience a reduction in ownership interest in the event newly issued shares are used to fund stock options exercised under this plan.

Provisions in our certificate of incorporation and bylaws, Delaware law and state insurance law may impede attempts to replace or remove our management or impede a takeover, which could adversely affect the value of our common stock

        Our certificate of incorporation, bylaws and the laws of Delaware contain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. Additionally, the board of directors may issue preferred stock, which could be used as an anti-takeover device, without a further vote of our stockholders. No shares of preferred stock are currently outstanding, and we have no present intention to issue any shares of preferred stock. However, because the rights and preferences of any series of preferred stock may be set by our board of directors in its sole discretion, the rights and preferences of any such preferred stock may be superior to those of our common stock and thus may adversely affect the rights of the holders of our common stock.

        The voting structure of our common stock and other provisions of the certificate of incorporation are intended to encourage a person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with a transaction. However, certain of these provisions may discourage our future acquisition, including an acquisition in which stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

        Under the plan of conversion and reorganization, no person, for a period of five years following the conversion, may offer to acquire or acquire beneficial ownership of more than 5% of the outstanding common stock of the Company, without the approval of the Commissioner of Insurance and Securities of the District of Columbia. In addition, state insurance laws provide that no person or entity may directly or indirectly acquire control of an insurance company or its holding company unless that person or entity has received approval from the insurance regulator. Further, an acquisition of control of our insurance operating subsidiaries generally would be presumed if any person or entity acquires 10% or more of our outstanding common stock, unless the applicable insurance regulator determines otherwise. These provisions apply even if the offer may be considered beneficial by some of our stockholders. If a change in management or a change of control is delayed or prevented, the market price of our common stock could decline.

Potential voting control by management and employees could make a takeover attempt more difficult to achieve

        The shares of common stock that our directors and officers intend to purchase in the conversion, when combined with the shares that are already owned by such persons and which may be awarded to participants under our employee stock ownership plan, stock award plan, and stock option plan, could result in management and employees controlling a significant percentage of our common stock. Following completion of the conversion and offering, it is expected that the executive officers and directors as a group will own 506,346 shares of common stock representing 9.0% of the shares to be issued and outstanding, assuming the conversion is completed at the midpoint of the offering range. When combined with our employee stock ownership plan and our other stock benefit plans, assuming they are implemented as proposed, our directors, officers and employees could control up to 23% of the outstanding shares of our common stock on a fully diluted basis. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage takeover attempts that other stockholders may desire.

We believe that subscription rights have no value for tax purposes, but the internal revenue service may disagree

        Our Federal tax counsel, Luse Gorman Pomerenk & Schick, P.C., believes that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. However, this opinion is not binding on the Internal Revenue Service. If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed for an amount equal to the value of those rights. Additionally, we could recognize a gain for tax purposes.

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

        .       statements of our goals, intentions and expectations;

        . statements regarding our business plans, prospects, growth and operating strategies; and

        .       estimates of our risks and future costs and benefits.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

        . general economic conditions, either nationally or in our market area, that are worse than expected;

        .       price competition;

        . inflation and changes in the interest rate environment and performance of financial markets;

        .       adverse changes in the securities markets;

        . changes in laws or government regulations affecting medical professional liability insurance and practice management and financial services;

        .       NCRIC, Inc.'s concentration in a single line of business;

        .       our ability to successfully integrate acquired entities;

        .       changes to our ratings assigned by A.M. Best;

        .       impact of managed healthcare;

        . uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance;

        .       the cost and availability of reinsurance;

        . changes in accounting policies and practices, as may be adopted by our regulatory agencies and the Financial Accounting Standards Board; and

        .       changes in our organization, compensation and benefit plans.

        Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss some of these uncertainties and others in "Risk Factors" beginning on page 21.

                        USE OF PROCEEDS FROM THE OFFERING

        Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $26.6 million and $36.3 million, or $41.9 million if the offering range is increased by 15%. We estimate that we will invest in NCRIC, Inc. between $19.9 million and $27.2 million, or $31.4 million if the offering range is increased by 15%.

        A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and anticipated distribution of the net proceeds is as follows:

                                                                                         ADJUSTED
                                         MINIMUM        MIDPOINT         MAXIMUM         MAXIMUM
                                      ------------    ------------    ------------    ------------
Offering proceeds..................   $ 28,050,000    $ 33,000,000    $ 37,950,000    $ 43,642,500
Less offering expenses.............     (1,460,210)     (1,550,330)     (1,640,390)     (1,743,994)
                                      ------------    ------------    ------------    ------------
  Net offering proceeds............   $ 26,589,790    $ 31,449,700    $ 36,309,610    $ 41,898,506
                                      ============    ============    ============    ============

Distribution of net proceeds:
    To NCRIC, Inc..................   $ 19,942,343    $ 23,587,275    $ 27,232,208    $ 31,423,880
    Retained by NCRIC Group........   $  6,647,447    $  7,862,425    $  9,077,402    $ 10,474,626

        We intend to use the net proceeds of the offering as follows:

        . 75% of the net proceeds will be invested in NCRIC, Inc., which will increase its statutory capital and support further growth in premiums written. NCRIC, Inc. will invest such proceeds in its investment portfolio;

        . to provide a loan to the employee stock ownership plan to fund its purchase of shares of common stock in the offering (between $1.4 million and $2.2 million);

        . to provide a loan to the stock award plan to fund its purchase of shares of common stock in the offering (between $1.1 million and $1.7 million);

        . to finance mergers and acquisitions with other companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

        .       for other general corporate purposes.

        The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of our common stock not purchased in the subscription offering and community offering.

                               OUR DIVIDEND POLICY

        We do not currently pay cash dividends on our common stock and we do not intend to pay any cash dividends in the foreseeable future. We intend to retain earnings to support the future growth of our business.

        As a holding company with no direct operations, we will rely on cash dividends and other permitted payments from our insurance subsidiaries to pay any future dividends to our stockholders. State insurance laws and restrictions under our credit agreement limit the amounts that may be paid to us by our insurance subsidiaries. See "Business of NCRIC Group - Insurance Company Regulation - Regulation of dividends from insurance subsidiaries."

                           MARKET FOR THE COMMON STOCK

        Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol "NCRI." At May 6, 2003, we had five market makers, including Sandler O'Neill & Partners, L.P. Upon completion of the conversion, we anticipate that the new shares of common stock of NCRIC Group will replace existing shares and be traded on the Nasdaq National Market under the same trading symbol. Sandler O'Neill & Partners, L.P. intends to remain a market maker in the common stock following the conversion and also will assist us in obtaining other market makers after the conversion. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or, if developed, will be maintained. For a period of 20 trading days following completion of our offering, our symbol will be "NCRID," after which we anticipate that it will revert to "NCRI."

        The development and maintenance of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our shares of common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares of common stock at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

        The following table sets forth the high and low closing prices for shares of our common stock for the periods indicated. As of December 31, 2002, there were 1,488,399 publicly held shares of our common stock issued and outstanding. In connection with the conversion, each existing share of common stock of NCRIC Group will be converted into a number of new shares of common stock, based upon the exchange ratio that is described in other parts of this prospectus.

YEAR ENDED DECEMBER 31, 2002         HIGH        LOW
--------------------------------   --------   --------
Fourth quarter                     $ 11.000   $  9.870
Third quarter                        11.200      9.940
Second quarter                       11.625     10.350
First quarter                        12.980     10.430

YEAR ENDED DECEMBER 31, 2001         HIGH        LOW
--------------------------------   --------   --------
Fourth quarter                     $ 12.000   $  9.750
Third quarter                        12.120      9.900
Second quarter                       14.000      8.000
First quarter                         9.750      8.250

        On January 27, 2003, the business day immediately preceding the public announcement of the conversion, and on May 12, 2003, the last sale prices of NCRIC Group common stock as reported on the Nasdaq SmallCap Market were $11.25 per share and $15.31 per share, respectively. At May 6, 2003, NCRIC Group had approximately 337 stockholders of record. On the effective date of the conversion, all publicly held shares of NCRIC Group common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of NCRIC Group, Inc. common stock (our newly-formed Delaware corporation and successor to NCRIC Group) determined pursuant to the exchange ratio. See "The Conversion -- Share Exchange Ratio." Options to purchase shares of NCRIC Group common stock will be converted into options to purchase a number of shares of NCRIC Group common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See "Beneficial Ownership of Common Stock."

                                 CAPITALIZATION

        The following table presents the historical consolidated capitalization of NCRIC Group at December 31, 2002 and the pro forma consolidated capitalization of NCRIC Group after giving effect to the conversion, based upon the assumptions set forth in the "Pro Forma Data" section.

                                                                                                                      7,290,261
                                                                    4,685,612         5,512,485        6,339,357        SHARES
                                                                      SHARES           SHARES           SHARES       OUTSTANDING,
                                                    NCRIC GROUP    OUTSTANDING,     OUTSTANDING,     OUTSTANDING,      4,364,250
                                                   HISTORICAL AT     2,805,000        3,300,000        3,795,000    SHARES SOLD AT
                                                    DECEMBER 31,  SHARES SOLD AT   SHARES SOLD AT   SHARES SOLD AT     ADJUSTED
                                                        2002          MINIMUM         MIDPOINT          MAXIMUM       MAXIMUM (1)
                                                   -------------  --------------   --------------   --------------  --------------
                                                                                 (dollars in thousands)
Borrowed funds.................................... $         995  $          995   $          995   $          995  $          995
Trust preferred securities........................        15,000          15,000           15,000           15,000          15,000
                                                   -------------  --------------   --------------   --------------  --------------
    Total......................................... $      15,995  $       15,995   $       15,995   $       15,995  $       15,995
                                                   =============  ==============   ==============   ==============  ==============

STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value, 1,000,000
    shares authorized (post-conversion) (2).......            --              --               --               --              --
  Common stock $0.01 par value 12,000,000
   shares authorized (post-conversion); shares to
   be issued as reflected (2) (3).................            37              47               55               63              73
  Additional paid-in capital (2)..................         9,630          35,920           40,772           45,624          51,203
  Retained earnings...............................        36,518          36,518           36,518           36,518          36,518
  Accumulated other comprehensive income..........         2,806           2,806            2,806            2,806           2,806
LESS:
  Treasury stock (4)..............................          (290)             --               --               --              --
  Common stock acquired by employee stock
   ownership plan (5).............................          (682)         (2,085)          (2,332)          (2,580)         (2,864)
  Common stock acquired by stock award plan (6)...          (202)         (1,324)          (1,522)          (1,720)         (1,948)
                                                   -------------  --------------   --------------   --------------  --------------
  Total stockholders' equity...................... $      47,817  $       71,882   $       76,297   $       80,711  $       85,788
                                                   =============  ==============   ==============   ==============  ==============

----------
(1) As adjusted to give effect to an increase in the number of shares of common stock which could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market or general financial conditions following the commencement of the subscription and community offerings.
(2) NCRIC Group will have 1,000,000 authorized shares of preferred stock and 12,000,000 authorized shares of common stock, par value $0.01 per share, following the conversion. Pro forma NCRIC Group common stock and additional paid-in capital have been increased to reflect the number of shares of NCRIC Group common stock to be outstanding.
(3) No effect has been given to the issuance of additional shares of NCRIC Group common stock pursuant to an additional stock option plan. If this plan is implemented, an amount up to 10% of the shares of NCRIC Group common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. No effect has been given to the exercise of options currently outstanding. See "Management of NCRIC Group--Stock Benefit Plans."
(4) Pro forma data assumes the cancellation of treasury stock as a result of the conversion and exchange of shares.
(5) Relates to shares owned by the employee stock ownership plan prior to the conversion and shares to be acquired in the conversion by the employee stock ownership plan. Assumes that 5% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from NCRIC Group. The loan will be repaid from NCRIC Group and its subsidiaries' contributions to the employee stock ownership plan. Since NCRIC Group will finance the employee benefit plan debt, this debt will be eliminated through consolidation and no liability will be reflected on NCRIC Group's consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders' equity.
(6) Assumes a number of shares of common stock equal to 4% of the common stock to be sold in the offering will be purchased by the stock award plan financed by a loan from NCRIC Group. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. As NCRIC Group accrues compensation expense to reflect the vesting of shares pursuant to the stock award plan, the credit to capital will be offset by a charge to operations. Implementation of the stock award plan is subject to stockholder approval at the June 24, 2003 annual meeting of shareholders.

                                 PRO FORMA DATA

        The following table summarizes historical data of NCRIC Group and pro forma data of NCRIC Group at or for the year ended December 31, 2002, based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering. No effect has been given in the table to the possible issuance of additional shares of common stock pursuant to the current outstanding stock option plan or for the possible issuance of additional shares of common stock pursuant to the stock option plan that may be adopted by our stockholders in connection with the conversion.

        The net proceeds in the tables are based upon the following assumptions:

        (1) all shares of common stock will be sold in the subscription and community offerings;

        (2) 51,500 shares of common stock will be purchased by our executive officers and directors, and their associates;

        (3) our employee stock ownership plan will purchase 5% of the shares of common stock sold in the offering with a loan from NCRIC Group. The loan will be repaid in substantially equal principal payments over a period of 20 years;

        (4) our stock award plan will purchase 4% of the shares of common stock sold in the offering with a loan from NCRIC Group;

        (5) Sandler O'Neill & Partners, L.P. will receive a fee equal to 2% of the aggregate dollar amount of common stock sold in the offerings. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee benefit plans and by our officers, directors and employees, and their immediate families; and

        (6) total expenses of the offering, including the marketing fees to be paid to Sandler O'Neill & Partners, L.P., will be between $1.5 million at the minimum of the offering range and $1.7 million at the maximum of the offering range, as adjusted.

        No effect has been given in the pro forma data for the assumed earnings on the net proceeds. The actual net proceeds from the sale of common stock will not be determined until the conversion and offering are completed. However, we currently estimate the net proceeds to be between $26,589,790 and $36,309,610, or $41,898,506 if the offering range is increased by 15%.

        The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amounts of assets and liabilities of NCRIC Group. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock.

                                                                         AT OR FOR THE YEAR ENDED DECEMBER 31, 2002
                                                                      BASED UPON THE SALE PRICE OF $10.00 PER SHARE OF
                                                        ---------------------------------------------------------------------------
                                                           2,805,000          3,300,000          3,795,000           4,364,250
                                                            SHARES             SHARES             SHARES          SHARES 15% ABOVE
                                                          MINIMUM OF         MIDPOINT OF        MAXIMUM OF           MAXIMUM OF
                                                        OFFERING RANGE     OFFERING RANGE     OFFERING RANGE     OFFERING RANGE (1)
                                                        --------------     --------------     --------------     ------------------
                                                                      (dollars in thousands, except per share amounts)
Gross proceeds.......................................   $       28,050     $       33,000     $       37,950     $           43,643
Less expenses........................................            1,460              1,550              1,640                  1,744
                                                        --------------     --------------     --------------     ------------------
  Estimated net proceeds.............................           26,590             31,450             36,310                 41,899
Common stock acquired by employee stock ownership
 plan (7)............................................           (1,403)            (1,650)            (1,898)                (2,182)
Common stock acquired by stock award plan (2)........           (1,122)            (1,320)            (1,518)                (1,746)
                                                        --------------     --------------     --------------     ------------------
  Estimated net proceeds, as adjusted................   $       24,065     $       28,480     $       32,894     $           37,971
                                                        ==============     ==============     ==============     ==================

YEAR ENDED DECEMBER 31, 2002

Consolidated net income:
  Historical.........................................   $          742     $          742     $          742     $              742
Pro forma adjustments:
  Employee stock ownership plan (7)..................              (46)               (54)               (63)                   (72)
  Stock award plan (2)...............................             (148)              (174)              (200)                  (230)
                                                        --------------     --------------     --------------     ------------------
    Pro forma net income (3).........................   $          548     $          514     $          479     $              440
                                                        ==============     ==============     ==============     ==================

Per share net income (4):
  Historical.........................................   $         0.17     $         0.14     $         0.12     $             0.11
Pro forma adjustments:
  Income on adjusted net proceeds....................               --                 --                 --                     --
  Employee stock ownership plan (7)..................            (0.01)             (0.01)             (0.01)                 (0.01)
  Stock award plan (2)...............................            (0.03)             (0.03)             (0.03)                 (0.03)
                                                        --------------     --------------     --------------     ------------------
    Pro forma net income per share (3)(4)(5).........   $         0.13     $         0.10     $         0.08     $             0.07
                                                        ==============     ==============     ==============     ==================

Offering price to pro forma net earnings per
 share (3)...........................................           76.92x            100.00x            125.00x                142.86x
Number of shares used in earnings per share
 calculations........................................        4,295,374          5,053,382          5,811,388              6,683,097

AT DECEMBER 31, 2002
Stockholders' equity:
  Historical.........................................   $       47,817     $       47,817     $       47,817     $           47,817
  Estimated net proceeds.............................           26,590             31,450             36,310                 41,899
  Common stock acquired by employee stock
   ownership plan (7)................................           (1,403)            (1,650)            (1,898)                (2,182)
  Common stock acquired by stock award plan (2)......           (1,122)            (1,320)            (1,518)                (1,746)
                                                        --------------     --------------     --------------     ------------------
    Pro forma stockholders' equity...................           71,882             76,297             80,711                 85,788
    Intangible assets................................            7,291              7,291              7,291                  7,291
                                                        --------------     --------------     --------------     ------------------
    Pro forma tangible stockholders' equity..........   $       64,591     $       69,006     $       73,420     $           78,497
                                                        ==============     ==============     ==============     ==================

Stockholders' equity per share (6):
   Historical........................................   $        10.21     $         8.67     $         7.54     $             6.56
   Estimated net proceeds............................             5.67               5.71               5.73                   5.75
   Common stock acquired by employee stock
    ownership plan (7)...............................            (0.30)             (0.30)             (0.30)                 (0.30)
   Common stock acquired by stock award plan (2).....            (0.24)             (0.24)             (0.24)                 (0.24)
                                                        --------------     --------------     --------------     ------------------
    Pro forma stockholders' equity per share (5)(6)..   $        15.34     $        13.84     $        12.73     $            11.77
                                                        ==============     ==============     ==============     ==================
    Pro forma tangible stockholders' equity
     per share.......................................   $        13.79     $        12.52     $        11.58     $            10.77
                                                        ==============     ==============     ==============     ==================

Number of shares used in book value per share
 calculations........................................        4,685,612          5,512,485          6,339,357              7,290,261

Offering price as percentage of pro forma
 stockholders' equity per share......................            65.19%             72.25%             78.55%                 84.96%
Offering price as percentage of pro forma tangible
 stockholders' equity per share......................            72.52%             79.87%             86.36%                 92.85%

                                                   (footnotes on following page)

----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market and financial conditions following the commencement of the offering.
(2) If approved by NCRIC Group's stockholders, the stock award plan will purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. The funds used to acquire these shares will be borrowed from NCRIC Group. The table assumes that (i) 20% of the amount contributed to the stock award plan is amortized as an expense during the year ended December 31, 2002 and (ii) the stock award plan expense reflects an effective combined federal and state tax rate of 34%. The pro forma net income further assumes (i) that 22,440, 26,400, 30,360 and 34,914 shares were committed to be released during the period at the minimum, mid-point, maximum, and adjusted maximum of the offering range, respectively, and (ii) in accordance with Statement of Position 93-6, only the employee benefit plans shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(3) No effect has been given in the pro forma net income to earnings on the net proceeds. If we were to assume that the net proceeds had been invested at a rate of 4.5%, which is consistent with the current return available as of May 2003 based on the near term use of proceeds, pro forma net income per share would be $0.29, $0.27, $0.25 and $0.23, and offering price to pro forma net income per share would be 34.48x, 37.04x, 40.00x and 43.48x, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.
(4) Per share figures include publicly held shares of NCRIC Group common stock that will be exchanged for new shares of NCRIC Group common stock in the conversion. See "The Conversion -- Share Exchange Ratio." Pro forma net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the stock award plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See note 7. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(5) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which has been adopted by NCRIC Group and is being presented to stockholders for approval in connection with the conversion. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership interest by approximately 5.65%.
(6) Per share figures include publicly held shares of NCRIC Group common stock that will be exchanged for new shares of NCRIC Group common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares of common stock assumed to be sold in the offering and (ii) new shares of common stock to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.2635, 1.4865, 1.7095 and 1.9659, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(7) Assumes that 5% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from NCRIC Group. NCRIC Group intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal of the debt. NCRIC Group's total annual payments on the employee benefit plans debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by NCRIC Group, the fair value of the common stock remains the subscription price and the employee benefit plans expense reflects an effective combined federal and state tax rate of 34%. The unallocated employee benefit plans shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes (i) that 7,012, 8,250, 9,487 and 10,911 shares were committed to be released during the period at the minimum, mid-point, maximum, and adjusted maximum of the offering range, respectively, and (ii) in accordance with Statement of Position 93-6, only the employee benefit plans shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

        The following analysis of the consolidated results of operations and financial condition of NCRIC Group should be read in conjunction with the selected consolidated financial and operating data and consolidated financial statements and related notes included elsewhere in this prospectus and the information under the caption "Risk Factors." This discussion contains forward-looking information that involves risks and uncertainties. Actual results could differ significantly from these forward-looking statements. See "Forward-Looking Statements."

GENERAL

        The financial statements and data presented herein have been prepared in accordance with generally accepted accounting principles (GAAP) unless otherwise noted. GAAP differs from statutory accounting practices used by regulatory authorities in their oversight responsibilities of insurance companies. See Note 11 to the consolidated financial statements for a reconciliation of our net income and equity between GAAP and statutory accounting bases.

CRITICAL ACCOUNTING POLICIES

        Following is a discussion of key financial concepts and of those accounting policies which we believe to be the most critical. That is, these are most important to the portrayal of our financial condition and results of operations and they require management's most complex judgments, including the need to make estimates about the effect of insurance losses and other matters that are inherently uncertain.

        Premium income. Gross premiums written represent the amounts billed to policyholders. Gross premiums written are reduced by premiums ceded to reinsurers and renewal credits in determining net premiums written. Premiums ceded to reinsurers represent the cost to us of reducing our exposure to medical professional liability losses by transferring agreed upon insurance risks to reinsurers through a reinsurance contract or treaty. Renewal credits are reductions in premium billings to renewing policyholders. Net premiums written are adjusted by any amount which has been billed but not yet earned during the period in arriving at earned premiums. For several large groups of policyholders, we have insurance programs where the premiums are retrospectively determined based on losses during the period. Under all of the current programs, the full premium level is determined and billed at the inception of the policy term. The premium level could potentially be reduced and a premium refund made if the program loss experience is favorable. Premiums billed under retrospective programs are recorded as premiums written, while premium refunds accrued under retrospective programs are recorded as unearned premiums. Under retrospective programs, premiums earned are premiums written reduced by premium refunds accrued. Premium refunds are accrued to reflect the risk-sharing program results on a basis consistent with the underlying loss experience. The program loss experience is that which is included in the determination of our losses and loss adjustment expenses (LAE). As described more fully below, one component of the expense for losses and LAE is the estimate of future payments for claims and related expenses of adjudicating claims.

        Unearned premiums represent premiums billed but not yet fully earned at the end of the reporting period. Premiums receivable represent annual billed and unbilled premiums which have not yet been collected.

        Reserves for losses and loss adjustment expenses. We write one line of business, medical professional liability. Losses and LAE reserves are estimates of future payments for reported claims and related expenses of adjudicating claims with respect to insured events that have occurred in the past. The change in these reserves from year to year is reflected as an increase or decrease to our losses and LAE.

        Medical professional liability losses and LAE reserves are established based on an estimate of these future payments as reflected in our past experience with similar cases and historical trends involving claim payment patterns. Other factors that modify past experience are also considered in setting reserves, including court decisions; economic conditions; current trends in losses; and inflation. Reserving for medical professional liability claims is a complex and uncertain process, requiring the use of informed estimates and judgments. Although we intend to estimate conservatively our future payments relating to losses incurred, there can be no assurance that currently established reserves will prove adequate in light of subsequent actual experience.

        The estimation process is an extensive effort. It begins in our claims department with the initial report of a claim. For each claim reported, a case reserve is established by the claims department based on analysis of the facts of the particular case and the judgment of claims management. This estimation process is not by formula but is driven by the investigation of facts combined with the experience and insight of claims management applied to each individual case. The timing of establishing case reserves follows established protocols based on the underlying facts and circumstances on a case by case basis. Specific factors considered include: the claimants assertion of loss; the amount of documented damages asserted; an expert medical assessment; the jurisdiction where the incident occurred; our experience with any similar cases in the past; as well as any other factors pertinent to the specific case.

         Each quarter, the aggregate of case reserves by report year is compiled and subjected to extensive analysis. Semiannually, our independent actuary performs an actuarial valuation of reserves based on the data comprising our detailed claims experience since inception.

        The actuarial valuation entails application of various statistically based actuarial formulae, an analysis of trends, and a series of judgments to produce an aggregate estimate of our liability at the balance sheet date. Specific factors included in the estimation process include: the level of case reserves by jurisdiction by report year; the change in case reserves between each evaluation date; historical trends in the development of our initial case reserves to final conclusion; expected losses and LAE levels based on past experience relative to the level of premium earned; reinsurance treaty terms; and any other pertinent factors that may arise.

        In consultation with our independent actuary, we utilize several methods in order to estimate losses and LAE reserves by projecting ultimate losses. By utilizing and comparing the results of these methods, we are better able to analyze loss data and establish an appropriate reserve. Our independent actuary provides a point estimate for loss reserves rather than a range. The actuarial valuation of reserves is a critical component of the financial reporting process and provides the foundation for the determination of reserve levels. In addition to reporting under GAAP, we file financial statements with state regulatory authorities based on statutory accounting requirements. These requirements include a certification of reserves by an appointed actuary. The reserves in our statutory filings have been certified by an independent medical professional liability insurance actuary.

        Our ultimate liability will be known after all claims are closed, which is likely to be several years into the future. For example, as of December 31, 2002, the oldest report date of an open claim is 1993. Incurred losses for each report year will develop with a change in estimate in each subsequent calendar year until all claims are closed for that report year. Loss development could potentially have a significant impact on our results of operations. Developments changing the ultimate liability as little as 1% could have a material impact on our reported operating results.

        The inherent uncertainty in establishing reserves is relatively greater for companies writing long-tail medical professional liability business. Each claim reported has the potential to be significant in amount. For the three-year period ended December 31, 2002, the average indemnity payment per paid claim was $360,000 with total indemnity payments of $12.9 million, $14.0 million and $14.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. The cost of individual indemnity payments over this three-year period ranged from $1,000 to $3 million. Due to the extended nature of the claim resolution process and the wide range of potential outcomes of professional liability claims, established reserve estimates may be adversely impacted by: judicial expansion of liability standards; unfavorable legislative actions; expansive interpretations of contracts; inflation associated with medical claims; lack of a legislated cap on non-economic damages; and the propensity of individuals to file claims. These risk factors are amplified given the increase in new business written in new markets because there is limited historical data available which can be used to estimate current loss levels. We refine reserve estimates as experience develops and additional claims are reported or existing claims are closed; adjustments to losses reserved in prior periods are reflected in the results of the periods in which the adjustments are made.

        Losses and LAE reserve liabilities as stated on the balance sheet are reported gross before recovery from reinsurers for the portion of the claims covered under the reinsurance program. Losses and LAE expenses as stated on the income statement are reported net of reinsurance recoveries.

        Reinsurance. We manage our exposure to individual claim losses, annual aggregate losses, and LAE through our reinsurance program. Reinsurance is a customary practice in the industry. It allows us to obtain indemnification against a specified portion of losses associated with insurance policies we have underwritten by entering into a reinsurance agreement with other insurance enterprises or reinsurers. We pay or cede part of our policyholder premium to reinsurers. The reinsurers in return agree to reimburse us for a specified portion of any claims covered under the reinsurance contract. While reinsurance arrangements are designed to limit losses from large exposures and to permit recovery of a portion of direct losses, reinsurance does not relieve us of liability to our insureds.

        Under our current primary reinsurance contract, the premium ceded to the reinsurers is based on a fixed rate applied to policy premium for that coverage layer. During the year, estimated payments are made to the reinsurers, and a final adjustment is made at the end of the year to reflect actual premium earned in accordance with the treaty. For the years through 2002, we retained risk exposure up to $500,000 for each and every claim. Beginning January 1, 2003, the retention level has been increased to $1,000,000 for each and every claim.

        For 1999 and prior years, in accordance with one of our primary reinsurance contracts, the portion of the policyholder premium ceded to the reinsurers was swing-rated or experience-rated on a retrospective basis. This swing-rated cession program is subject to a minimum and maximum premium range to be paid to the reinsurers in the future, depending upon the extent of losses actually paid by the reinsurers. A deposit premium was paid by us during the initial policy year. An additional liability, "retrospective premiums accrued under reinsurance treaties" is recorded by us to represent an estimate of net additional payments to be made to the reinsurers under the program, based on the level of loss and LAE reserves recorded. Like loss and LAE reserves, adjustments to prior year ceded premiums payable to the reinsurers are reflected in the results of the periods in which the adjustments are made. The swing-rated reinsurance premiums are estimated in a manner consistent with the estimation of our loss reserves, and therefore contain uncertainties like those inherent in the loss reserve estimate.

        Our practice of accounting for the liability for retrospective premiums accrued under reinsurance treaties was to record the current year swing-rated reinsurance premium at management's best estimate of the ultimate liability, which was generally the maximum rate payable under terms of the treaty. Due to the long tail nature of the medical professional liability insurance business, it takes several years for the losses for any given report year to fully develop. Since the ultimate liability for reinsurance premiums depends on the ultimate losses, among other things, it is several years after the initial reinsurance premium accrual before the amount becomes known. During the intervening periods, reevaluations are made and adjustments to the accrued retrospective premiums are made as considered appropriate by management.

        Exposure to individual losses in excess of $1 million is known as excess layer coverage. Excess layer premiums are recorded as current year reinsurance ceded costs. Under the excess layer treaties, prior to 2000 we ceded to our reinsurers over 90% of our exposure. Effective since January 1, 2000, we cede 100% of our risks and premiums related to these coverage layers.

        Investment portfolio. Our investment portfolio is composed principally of fixed maturity securities classified as available-for-sale. All securities with gross unrealized losses at the balance sheet date are evaluated for evidence of other-than-temporary impairment, on a quarterly basis. We write down to fair value any security with an impairment that is deemed to be other-than-temporary in the period the determination is made. The assessment of whether such impairment has occurred is based on management's case-by-case evaluation of the underlying reasons for the decline in fair value. Management considers a wide range of factors and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Factors considered in the evaluation include but are not limited to: (1) interest rates; (2) market-related factors other than interest rates; and (3) financial conditions, business prospects and other fundamental factors specific to the securities issuer. Declines attributable to issuer fundamentals are reviewed in further detail. We have a security monitoring process which includes quarterly review by an investment committee comprised of members of our Board of Directors and representatives of policyholders. Our CEO and CFO also participate in the committee meetings in which our professional investment advisors review with the committee and management the analysis prepared by our investment manager of each security that has certain characteristics including, but not limited to: deterioration of the financial condition of the issuer; the magnitude and duration of unrealized losses; and the credit rating and industry of the issuer. The primary factors considered in evaluating whether a decline in value is other-than-temporary include: the length of time and the extent to which the fair value has been less than cost; the financial condition and near-term prospects of the issuer; whether the issuer is current on contractually obligated interest and principal payments; and our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery.

        The evaluation for other-than-temporary impairments is a quantitative and qualitative process involving judgments which is subject to risks and uncertainties. The risks and uncertainties include changes in general economic conditions, the issuer's financial condition and the effects of changes in interest rates.

        Goodwill. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill ceased upon adoption of SFAS 142 on January 1, 2002.

        Our goodwill asset, $7.3 million as of December 31, 2002, resulted from the 1999 acquisition of three businesses which now operate as divisions of the Practice Management Services Segment. We completed our initial goodwill impairment testing under SFAS 142 and concluded that the goodwill asset was not impaired as of the date of implementation of SFAS 142, nor was it impaired as of December 31, 2002.

        The basic steps involved in the goodwill impairment test are (1) identification of the reporting unit to be tested; and (2) calculation of the current fair value of the reporting unit and comparing it to the carrying value. If the current fair value of the reporting unit exceeds the carrying value, goodwill is not impaired. Because the acquired divisions are not publicly traded, a discounted cash value calculation is used to determine the current fair value of the unit.

        Estimates as to future performance of the divisions along with current market value indicators provide the basis for determination of the current fair value of the unit. There is no guarantee of either the accuracy of the estimate of future performance of the divisions or of the accuracy of current market value indicators, since the real test of market value is what a potential acquirer is willing to pay.

RECENT INDUSTRY PERFORMANCE

        Our results of operations have historically been influenced by factors affecting the medical professional liability industry in general. The operating results of the U.S. medical professional liability industry have been subject to significant variations over time due to competition, general economic conditions, judicial trends and fluctuations in interest rates. We actively monitor industry trends and consider them in relation to our circumstances when setting rates or establishing reserves.

        According to the January 2003 Best's Review, published by A.M. Best Company, Inc. (A.M. Best), in 2002, physicians across the country were faced with higher medical professional liability insurance premiums and fewer companies offering the coverage. The escalation in premium rates in recent years is a reflection of rising frequency and severity of claims at a time when premium rates were depressed thereby exacerbating insurers' poor operating performance. The medical professional liability insurance marketplace is adjusting to the departure of The St. Paul Companies, the largest medical professional liability insurer at that time, from the sector, while other companies have scaled back their market share or left some states entirely. Of the 12 states identified by A.M. Best as having a crisis in medical care stemming from the lack of availability of medical professional liability insurance, only one - West Virginia - falls into our market territory. Two of our other market jurisdictions, Virginia and Delaware, have been significantly impacted by the changes in market profile described by Best's Review. In the January 2001 issue of Best's Review, A.M. Best predicted trends to include sustained price increases and worsening claims severity. The realization of this prediction throughout 2001 and 2002 ultimately resulted in the change in the entire medical professional liability insurance market as a number of the insurance providers experienced adverse financial results and subsequently withdrew from the market.

        Medical professional liability lawsuits have been identified as a key factor in the rising cost of the U.S. tort system according to an article in the February 17, 2003, issue of BestWeek, a publication of A.M. Best. The article further states that since 1975, medical professional liability tort costs rose an average of 11.6% a year, outpacing the average overall growth in tort costs of 9.4% over the same period. The February 2003 issue of Best's Review reports that between 1999 and 2000, median professional liability jury awards increased 43%, causing a rise in medical professional liability insurance rates. Several of the jurisdictions in which we operate have not adopted tort reform, most notably the District of Columbia which had the highest cumulative mean medical professional liability indemnity payment level for the ten year period ending December 31, 2001, according to the latest data available from the National Practitioner Data Bank.

CONSOLIDATED NET INCOME Years ended December 31, 2002, 2001 and 2000

Year ended December 31, 2002 compared to year ended December 31, 2001

        Net income totaled $742,000 for the year ended December 31, 2002 compared to $1.6 million for the year ended December 31, 2001. Year-to-date 2002 results were negatively impacted by the increase in allowance for uncollectible premium receivable and unfavorable development of losses on claims reported in prior years. Net realized investment losses, after tax, for the year ended December 31, 2002 totaled $86,000 compared to net realized investment losses of $183,000 for the year ended December 31, 2001.

        The operating results of our insurance segment for the year ended December 31, 2002 were primarily driven by the following factors. We continued to experience a significant increase in new business written in 2002. For the year, new business written (excluding the 100% ceded HCA program) was $12.7 million, up $0.5 million or 4%, from $12.2 million for 2001. The rise in new business written coupled with the increased premium rates resulted in a 46% increase in net premiums earned. The strain on current period earnings as a result of the large increase in new business written, combined with investment yield declines, resulted in pressure on short-term profitability. While the cost for claims reported in 2002 increased due to the rise in exposure, the development of losses for claims originally reported in 2000 and 2001 reduced pre-tax earnings for 2002.

        Our practice management segment earnings in 2002 decreased compared to 2001 primarily as a result of a decrease in client revenue combined with an increase in expenses. Client revenue decreases stem from a reduction in non-recurring consulting assignments; as medical practice income comes under increasing pressure due to reductions in the payer system, physicians have less discretionary funds available for consultant engagements. Expense decreases are due to the cessation of goodwill amortization due to the implementation of SFAS 142 beginning January 1, 2002, offset by expenses associated with the transition of client service for two of the former owners as they moved towards the expiration of their employment contracts at the end of 2002 and other transitional costs associated with the continued integration of the purchased companies.

Three months ended December 31, 2002 compared to three months ended December 31, 2001

        Net income for the fourth quarter of 2002 was $801,000 compared to a net loss of $312,000 in the fourth quarter of 2001. The 2002 fourth quarter result includes realized investment gains, net of tax, of $312,000 compared to realized investment losses, net of tax, of $312,000 in the fourth quarter of 2001. The pre-tax operating result for the insurance segment was income of $677,000 in 2002 compared to $228,000 in 2001, respectively. For the practice management services segment, the fourth quarter result for 2002 was pre-tax income of $37,000 compared to a pre-tax loss of $159,000 for the fourth quarter of 2001.

Year ended December 31, 2001 compared to year ended December 31, 2000

        Net income totaled $1.6 million for the year ended December 31, 2001 compared to $3.5 million for the year ended December 31, 2000. Excluding net realized investment losses, operating earnings for the year 2001 were $1.8 million compared to $3.5 million for the year 2000. Total revenue in 2001 increased 24% over the 2000 level. The higher revenue was offset by an increase in loss and loss adjustment expenses, in underwriting expenses, and in practice management expenses.

        Our insurance segment experienced a substantial increase in new business written in the year ended December 31, 2001, which resulted in a rise in net premiums earned. The profitability of a medical professional liability insurance policy is designed to emerge over a period of years rather than in the year the policy is written; profits are designed to accrue through investment income on the invested premiums and through successful resolution of claims. Therefore, the large increase in new business written in the current period causes a strain on current period earnings. In addition, earnings were impacted by reduced net investment income because of lower market yields and by increased incurred losses reflecting increased frequency and severity trends.

        Our practice management segment produced a significant increase in revenue primarily as a result of its focused efforts on new business development. Higher revenue was offset by expenses related to the ongoing servicing of new business, the allocation of additional resources to new business development and additional expenses associated with the execution of the contingent purchase payouts. Similar to the insurance segment, in the start-up of new client relationships, we incur costs not covered by initial client revenue; the design of the revenue stream is to recover the initial costs through the on-going client relationship.

Three months ended December 31, 2001 compared to three months ended December 31, 2000

        Results for the fourth quarter of 2001 were a net loss of $312,000 compared to net income of $924,000 in the fourth quarter of 2000. The 2001 fourth quarter result includes net realized investment losses, net of tax, of $312,000. The insurance segment experienced a significant increase in new business written, with the associated impact on net earnings as described above, producing pre-tax earnings of $228,000 before realized investment losses, compared to 2000 fourth quarter pre-tax earnings of $1.6 million. Practice management segment revenues increased 25% in the fourth quarter of 2001 over 2000; the segment produced quarterly pre-tax results of a loss of $159,000 compared to pre-tax earnings of $41,000 in the fourth quarter of 2000.

NET PREMIUMS EARNED

        The following table is a summary of our net premiums earned:

                                                                           YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------------
                                                                    2002             2001           2000
                                                                 -----------     -----------     -----------
                                                                                (in thousands)
        Gross premiums written.................................  $    51,799     $    34,459     $    22,727
        Change in unearned premiums............................       (7,686)         (6,267)         (2,762)
                                                                 -----------     -----------     -----------
        Gross premiums earned before renewal credits...........       44,113          28,192          19,965
        Reinsurance premiums ceded related to:
           Current year........................................      (14,429)         (8,992)         (5,982)
           Prior years.........................................          406           1,696           1,872
                                                                 -----------     -----------     -----------
             Total reinsurance premiums ceded..................      (14,023)         (7,296)         (4,110)
                                                                 -----------     -----------     -----------
        Net premiums earned before renewal credits.............       30,090          20,896          15,855
        Renewal credits........................................            8            (293)         (1,244)
                                                                 -----------     -----------     -----------
        Net premiums earned....................................  $    30,098     $    20,603     $    14,611
                                                                 ===========     ===========     ===========

Year ended December 31, 2002 compared to year ended December 31, 2001

        Gross premiums written increased by $17.3 million, or 50%, to $51.8 million for the year ended December 31, 2002 from $34.5 million for the year ended December 31, 2001 due to net new business written combined with the premium rate increases, which averaged 14%. The gross premiums written include premiums for retrospectively rated programs of $2.2 million for the year ended December 31, 2002 and $1.4 million for the year ended December 31, 2001. Written premium in 2002 included $0.4 million for the billing of previously accrued premium for one of the retrospectively rated risk sharing programs discussed in the "Premium collection litigation" section below. Gross premiums written on excess layer coverage increased $2.1 million to $6.6 million for the year ended December 31, 2002 from $4.5 million for the year ended December 31, 2001.

        The change in unearned premiums for the period increased by $1.4 million to $7.7 million for the year ended December 31, 2002 from $6.3 million for the year ended December 31, 2001. This increase resulted from net new business written throughout the year combined with premium rate increases.

        Gross premiums earned before renewal credits increased $15.9 million, or 56%, to $44.1 million for the year ended December 31, 2002 from $28.2 million for the year ended December 31, 2001. The increase was primarily due to $13.2 million of additional premiums earned under basic medical professional liability insurance and $2.0 million of additional gross premiums earned for excess limits coverage.

        Reinsurance premiums ceded increased by $6.7 million to $14.0 million for the year ended December 31, 2002 from $7.3 million for the year ended December 31, 2001. The increase was primarily the result of the increase in gross premiums earned. Reinsurance premiums are affected by current year premiums payable to the reinsurers, as well as the retrospective adjustments to accruals for prior year premiums.

        Current year reinsurance premiums ceded increased by $5.4 million, or 60%, to $14.4 million for the year ended December 31, 2002 from $9.0 million for the year ended December 31, 2001. This increase was due to the increased gross premium reinsured, including an increase of $2.0 million for excess limit coverage which was 100% ceded to unaffiliated reinsurers. The reinsurance premium rates in 2002 were unchanged from the 2001 level.

        Reinsurance premiums related to prior years under the swing-rated treaty were reduced by $0.4 million in 2002 and $1.7 million in 2001 due to favorable loss development of reinsured losses compared to our prior estimates. Generally, losses covered by the swing-rated treaty are in the range excess of $500,000 to $1 million. Loss development results from the re-estimation and settlement of individual losses. The 2002 change is primarily reflective of the favorable loss development in the 1995, 1997 and 1998 coverage years. The 2001 change is primarily reflective of the favorable loss development in the 1992 and 1996 coverage years. As claims are brought to conclusion, each year there are fewer outstanding claims in the years covered by this reinsurance treaty. The potential for loss development impacting this reinsurance coverage is reduced each year as the inventory of open claims is reduced. While loss development on an aggregate basis has been favorable, there is no guarantee that development for the remainder of the unresolved claims will follow the same pattern. The liability "retrospective premiums accrued under reinsurance treaties" decreased to $0.6 million at December 31, 2002 from $2.4 million at December 31, 2001.

        Renewal credits for the year ended December 31, 2002, reflect our decision to not provide a renewal premium credit for 2003 renewals.

        Net premiums earned increased by $9.5 million, or 46%, to $30.1 million for the year ended December 31, 2002 from $20.6 million for the year ended December 31, 2001. The increase reflects the $15.9 million growth in gross earned premiums and the lower renewal credits partially offset by the $6.7 million higher reinsurance premiums in 2002 compared to 2001.

        In 2002 we initiated a program to provide insurance coverage to physicians at four HCA hospitals in West Virginia. Under this arrangement, we cede 100% of the insurance exposure to a captive insurance company affiliated with the sponsoring hospitals. We receive a ceding commission for providing complete policy underwriting, claims and administrative services for these policies. While accounting standards require the premium written to be included as a part of our direct written premium, we have no net written nor net earned premium from this program.

        American Captive Corporation (ACC), our subsidiary, developed its first protected-cell captive, the Princeton Community Hospital Cell (West Virginia), in 2002. In anticipation of the initiation of the Princeton Cell within ACC, some insurance was underwritten by us during the first nine months of 2002 for policies that will be 100% reinsured by the Princeton Cell when it becomes active. The premium amounts for these policies are separately identified in the following table to aid comparisons.

        The mix of business produced directly by us versus by agents has changed between years as shown on the following chart of new gross written premium:

                                                  YEAR ENDED DECEMBER 31,
                                            -------------------------------
                                                2002              2001
                                            -------------     -------------
                                                     (in thousands)

                     Direct...............  $       2,309     $       1,206
                     Agent................          9,988            10,964
                     HCA..................            793                --
                     Princeton Cell.......            403                --
                                            -------------     -------------
                                            $      13,493     $      12,170
                                            =============     =============

        The distribution of premium written shows notable growth in our market areas outside of the District of Columbia. We continue to maintain strict underwriting standards as we expand our business.

        The following chart illustrates the components of gross premium written by state as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                         2002                       2001
                                                 ---------------------      --------------------
                                                    AMOUNT        %           AMOUNT        %
                                                 -----------   -------      ----------   -------
                                                              (dollars in thousands)
        District of Columbia................     $    21,796        42%     $   17,486        51%
        Virginia............................          14,863        29           7,853        23
        Maryland............................           5,663        11           5,236        15
        West Virginia.......................           6,292        13           2,886         8
        West Virginia, HCA..................             993         1              --        --
        West Virginia, Princeton Cell.......             403         1              --        --
        Delaware............................           1,789         3             998         3
                                                 -----------   -------      ----------   -------
             Total..........................     $    51,799       100%     $   34,459       100%
                                                 ===========   =======      ==========   =======

        Premium collection litigation. During 2000, it was determined that one of our hospital-sponsored retrospective programs would not be renewed. This is the only retrospective program in which the full policy premium was not billed at the beginning of the policy period. Rather, and in accordance with the terms of the contract, in 2000 we billed the hospital sponsor $1.3 million, and an additional $700,000 was billed during 2002 based on the actual accumulated loss experience of the terminated program. As a result of the amount billed in 2002, written premium for the year 2002 increased by a net amount of $372,000 over the same period in 2001 while net earned premium was unaffected by the billing.

        Because the original 2000 bill was not paid when due, we initiated legal proceedings to collect. We have filed a motion for summary judgment, which has not yet been decided. The hospital sponsor stopped admitting patients in May 2002 and sold its principal assets during the third quarter of 2002.

        Although we continue to pursue the claim, based on information received during the third quarter of 2002 and consultation with legal counsel, it appeared that the hospital assets may not be sufficient to cover its liabilities, including our claim. Accordingly, we increased our allowance for uncollectibility by $1.2 million to cover 100% of the amount receivable. The charge for the allowance is included in underwriting expense. Since the amount due to us is significant, we will continue to pursue collection of the amount due. Legal fees incurred through the year ended December 31, 2002 for this action were approximately $180,000 higher than in 2001.

Year ended December 31, 2001 compared to year ended December 31, 2000

        Gross premiums written increased by $11.8 million, or 52%, to $34.5 million for the year ended December 31, 2001 from $22.7 million for the year ended December 31, 2000 due to net new business written combined with the premium rate increases, which averaged 7.5%. The gross premiums written include premiums for retrospectively rated programs of $1.4 million for the year ended December 31, 2001 and $2.5 million for the year ended December 31, 2000. Written premium in 2000 included $1.3 million for the billing of previously accrued premium for one of the retrospectively rated risk sharing programs further discussed below. Gross premiums written on excess layer coverage increased $1.8 million to $4.5 million for the year ended December 31, 2001 from $2.7 million for the year ended December 31, 2000.

        During 2000, it was determined that one of our retrospective programs would not be renewed at the September 1, 2000 renewal date. Under this type of risk sharing program, physicians are underwritten directly by us and pay lower individual premiums than if not part of the risk-sharing program. At the end of the policy year covered by the premium, a review of the actual loss experience of the physician group is completed. Should the group's loss experience be unfavorable, we require additional premium payments from the sponsoring hospital to offset the unfavorable losses.

        Under terms of the contract based on the actual accumulated loss experience of the terminated program, we billed the hospital sponsor $1.3 million in 2000 and an additional $700,000 in 2002. Based on the continuing development of loss experience, during the year ended December 31, 2001, $500,000 of gross premium earned has been accrued related to additional amounts due to us from the hospital sponsor.

        Because the September 2000 bill was not paid when due, we initiated legal proceedings to collect. We will use all means legally available to collect the amount due. Although we believe that we will prevail, since the premium amount is disputed, an allowance for uncollectibility has been established and is included in underwriting expenses. Pursuit of this litigation requires an expense for legal fees, which is reported as an underwriting expense, and reduces our net earnings.

        The change in unearned premiums for the period increased by $3.5 million to $6.3 million for the year ended December 31, 2001 from $2.8 million for the year ended December 31, 2000. This increase resulted from net new business written throughout the year.

        Gross premiums earned before renewal credits increased $8.2 million, or 41%, to $28.2 million for the year ended December 31, 2001 from $20.0 million for the year ended December 31, 2000. The increase was primarily due to $6.8 million of additional premiums earned under basic medical professional liability insurance and $1.6 million of additional gross premiums earned for excess limits coverage.

        Reinsurance premiums ceded increased by $3.2 million to $7.3 million for the year ended December 31, 2001 from $4.1 million for the year ended December 31, 2000. The increase was primarily the result of the increase in gross premiums earned. Reinsurance premiums are affected by current year premiums payable to the reinsurers, as well as the retrospective adjustments to accruals for prior year premiums.

        Current year reinsurance premiums ceded increased by $3.0 million, or 50%, to $9.0 million for the year ended December 31, 2001 from $6.0 million for the year ended December 31, 2000. This increase is due to the increased gross premium reinsured. The reinsurance premium rates in 2001 were unchanged from the 2000 level.

        Reinsurance premiums related to prior years under the swing-rated treaty were reduced by $1.7 million in 2001 and $1.9 million in 2000 due to favorable loss development of reinsured losses compared to prior estimates by us. Generally, losses covered by the swing-rated treaty are in the range excess of $500,000 to $1 million. The 2001 change is primarily reflective of the favorable loss development in the 1992 and 1996 coverage years. The 2000 change is primarily reflective of the favorable loss development in the 1993 through 1996 years. The liability "retrospective premiums accrued under reinsurance treaties" decreased to $2.4 million at December 31, 2001 from $5.5 million at December 31, 2000.

        Renewal credits decreased to $293,000 for the year ended December 31, 2001 from $1.2 million for the year ended December 31, 2000, reflecting our decision to not provide a renewal premium credit for 2002 renewals. In general, renewal credits apply to policies written in the District of Columbia. A growing proportion of our business is written in other jurisdictions where renewal credits are not issued.

        Net premiums earned before renewal credits increased $5.0 million, or 31%, to $20.9 million for the year ended December 31, 2001 from $15.9 million for the year ended December 31, 2000. Net premiums earned after renewal credits increased by $6.0 million, or 41%, to $20.6 million for the year ended December 31, 2001 from $14.6 million for the year ended December 31, 2000. The increase reflects the $8.2 million growth in gross earned premiums and the lower renewal credits, partially offset by the $3.2 million higher reinsurance premiums in 2001 compared to 2000.

        The mix of business produced directly by us versus by agents has changed between years as shown on the following chart of new gross written premium. The proportion of business produced by our independent agency force has increased to 90% of total new business written in 2001 from 59% during in 2000.

                                   YEAR ENDED DECEMBER 31,
                                   -----------------------
                                     2001          2000
                                   ---------     ---------
                                        (in millions)

                  Direct.........  $     1.2     $     1.8
                  Agent..........  $    11.0     $     2.6

        While insurance in force continues to follow the historic pattern of insuring risks concentrated in the District of Columbia, there has been notable growth in premium written in our other market areas. Of the increase in written premium in 2001 over 2000, 26% comes from business written in Maryland, 39% from Virginia, 24% from West Virginia, and 8% from Delaware.

        In 2001, premium written to clients of the Practice Management Services Segment totaled $854,000 compared to $540,000 in 2000.

Three months ended December 31, 2001 compared to three months ended December 31, 2000

        Gross premiums written increased to $5.6 million for the quarter ended December 31, 2001 from $943,000 for the quarter ended December 31, 2000. In addition to the premium rate increase effective for 2001 renewal dates, new business written in the fourth quarter of 2001 significantly exceeded the prior fourth quarter, as shown in the following chart:

                                   THREE MONTHS ENDED DECEMBER 31,
                                   -------------------------------
                                     2001                   2000
                                   ---------             ---------
                                            (in millions)

                  Direct.........  $     0.2             $     0.5
                  Agent..........  $     3.9             $     0.3

        Gross premiums earned increased $3.3 million to $8.1 million for the three months ended December 31, 2001 compared to $4.8 million for the 2000 fourth quarter. Reinsurance premiums ceded increased by $1.3 million to $2.2 million for the fourth quarter of 2001. Current year reinsurance ceded premiums increased by $1.0 million to $2.5 million for the fourth quarter of 2001 compared to the fourth quarter of 2000 corresponding to the increase in gross premiums earned. Reinsurance premiums related to prior years under the swing-rated treaty decreased by $279,000 to $301,000 for the fourth quarter of 2001 compared to $580,000 for the fourth quarter of 2000. Favorable development of losses under the swing-rated treaty results in the reduction of premiums due related to prior report years. The 2001 fourth quarter development was less favorable than the 2000 fourth quarter development.

        Net premiums earned for the three months ended December 31, 2001 increased $2.3 million to $5.9 million from $3.6 million for the three months ended December 31, 2000, reflecting the increase in gross earned premiums partially offset by the lower favorable development of prior years under the swing-rated reinsurance treaty.

NET INVESTMENT INCOME

Year ended December 31, 2002 compared to year ended December 31, 2001

        Net investment income decreased by $221,000, or 4%, for the year ended December 31, 2002 compared to the prior year reflecting a decrease in yields partially offset by a higher base of average invested assets. Net investment income for the year ended December 31, 2002 was $5.9 million compared to $6.1 million for the year ended December 31, 2001. Average invested assets, which include cash equivalents, increased by $5.7 million, or 4%, to $111.4 million for the year ended December 31, 2002. New investments were primarily directed to corporate bonds, and tax-exempt securities with the strategy of maximizing after-tax returns with investment grade securities. The average effective yield was approximately 5.33% for the year ended December 31, 2002 and 5.80% for the year ended December 31, 2001. The tax equivalent yield was approximately 5.94% at December 31, 2002 and 6.30% at December 31, 2001. The change in investment yields is reflective of the market change in interest rates in 2002 compared to 2001.

Year ended December 31, 2001 compared to year ended December 31, 2000

        Net investment income decreased by $271,000, or 4%, for the year ended December 31, 2001 compared to the prior year reflecting a decrease in yields partially offset by a higher base of average invested assets. Net investment income for the year ended December 31, 2001 was $6.1 million compared to $6.4 million for the year ended December 31, 2000. Average invested assets, which include cash equivalents, increased by $4.1 million, or 4%, to $105.7 million at December 31, 2001. New investments were primarily directed to corporate bonds and tax-exempt securities with the strategy of maximizing after-tax returns with investment grade securities. The average effective yield was approximately 5.80% for the year ended December 31, 2001 and 6.31% for the year ended December 31, 2000. The tax equivalent yield was approximately 6.30% at December 31, 2001 and 6.72% at December 31, 2000. The change in investment yields is reflective of the market change in interest rates in 2001 compared to 2000.

NET REALIZED INVESTMENT LOSSES

Year ended December 31, 2002 compared to year ended December 31, 2001

        Net realized investment losses were $131,000 for the year ended December 31, 2002 compared to $278,000 for the year ended December 31, 2001. During the fourth quarter of 2002, we repositioned our portfolio to replace weak credits with stronger rated bonds, realizing a net gain of $473,000. This partially offset the losses realized in prior quarters of 2002. In 2002, we determined that one fixed maturity security, issued by WorldCom, had experienced an other-than-temporary impairment, and recorded a pre-tax investment loss of $557,000, reducing the carrying value to fair value during the second quarter when the determination was made. Additionally, in 2001, we determined that an equity security consisting of common stock experienced an other-than-temporary impairment. Accordingly, we recorded a pre-tax impairment loss of $300,000 in 2001 relating to that investment.

        For securities sold during 2002 at a loss, the following is a summary of facts and circumstances related to the securities: Five securities, all corporate fixed maturities, were sold for consideration totaling $2.5 million resulting in realized pre-tax losses totaling $1.0 million. In 2002, prior to the sale, these securities experienced a decline in fair value of $1.1 million from December 31, 2001. Three additional securities, all corporate fixed maturities, were sold for consideration totaling $1 million, resulting in pre-tax realized losses of approximately $430,000. The fair value of these securities had not changed significantly in 2002 compared to December 31, 2001. All of these securities were sold upon the recommendation of the outside investment manager, based upon the desire to maintain the overall credit quality of the portfolio or in response to the underlying business fundamentals relating to the securities. Finally, upon exercise of an issuer call option, one preferred stock produced consideration of $1.1 million and a pre-tax realized loss of $113,000.

Year ended December 31, 2001 compared to year ended December 31, 2000

        Net realized investment losses were $278,000 for the year ended December 31, 2001 compared to $5,000 for the year ended December 31, 2000. Through September 30, 2001, the net realized investment gains were comprised of gains on sales of equity securities and corporate and agency bonds. The net realized losses in the fourth quarter of 2001 were comprised of:

                  Osprey bond                        $    (738,000)
                  E-Health Solutions Group                (300,000)
                  Treasury securities                      536,000
                  Miscellaneous gains                       30,000
                                                     -------------
                           Total                     $    (472,000)
                                                     =============

        The loss realized on the Osprey bond (an Enron partnership) represents our entire exposure to Enron securities. In addition, we realized a loss from a start-up equity investment in E-Health Solutions Group, a medical information technology company that is developing software products to be used by healthcare companies. While the investment in E-Health Solutions Group may produce value in future periods, an evaluation conducted during the fourth quarter concluded that under GAAP, we needed to write off the carrying value of the investment.

        The realized investment losses in 2000 were from the sale of U.S. government and agencies securities partially offset by realized gains from the sale of asset and mortgage-backed securities.

PRACTICE MANAGEMENT AND RELATED INCOME

        Revenue for practice management and related services is comprised of fees for the following categories of services provided in 2002: practice management (38%); accounting (31%); tax and personal financial planning (12%); retirement plan accounting and administration (13%); and all other services (6%).

Year ended December 31, 2002 compared to year ended December 31, 2001

        Practice management and related revenues decreased by $356,000, or 6%, to $5.8 million for the year ended December 31, 2002, from $6.2 million for the year ended December 31, 2001. This revenue consists of fees generated by NCRIC MSO through its HealthCare Consulting and Employee Benefits Services divisions. The decreased revenue was a result of a reduced level of non-recurring consulting assignments in the HealthCare Consulting division compared to 2001.

Year ended December 31, 2001 compared to year ended December 31, 2000

        Practice management and related revenues increased by $839,000, or 16%, to $6.2 million for the year ended December 31, 2001, from $5.3 million for the year ended December 31, 2000. This revenue consists of fees generated by NCRIC MSO through HealthCare Consulting and Employee Benefits Services. The increased revenue is a result of the focused efforts on new business development through the addition of new clients in both recurring business and one-time consulting assignments and the 2001 increase in consulting rates.

OTHER INCOME

        Other income includes revenues from insurance brokerage, insurance agency and physician services, as well as service charge income from installment payments for our insurance premium billings.

Year ended December 31, 2002 compared to year ended December 31, 2001

        Other income increased $411,000, or 68%, to $1,013,000 for the year ended December 31, 2002 from $602,000 for the year ended December 31, 2001. The increased revenue resulted primarily from increased brokerage reinsurance treaty commission income generated by the increased current year reinsurance ceded premiums and from service fees generated by premium installment payments. In late 2001 we began offering an installment payment option to our insureds. As a result, the revenue generated by service fees on installment payments grew throughout 2002 compared to 2001.

Year ended December 31, 2001 compared to year ended December 31, 2000

        Other income increased $132,000, or 28%, to $602,000 for the year ended December 31, 2001 from $470,000 for the year ended December 31, 2000. The increased revenue resulted primarily from increased brokerage reinsurance treaty commission income generated by the increased current year reinsurance ceded premiums.

LOSSES AND LOSS ADJUSTMENT EXPENSES INCURRED AND COMBINED RATIO RESULTS

        The expense for incurred losses and LAE for each year is summarized as follows. All loss expense amounts incurred are reported net of reinsurance amounts recoverable.

                                                                   YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                              2002          2001          2000
                                                            ---------    ---------     ---------
                                                                        (in thousands)
              Incurred losses and LAE related to:
                Current year losses......................   $  24,063    $  23,056     $  17,829
                Prior years loss development.............       2,766       (4,198)       (5,883)
                                                            ---------    ---------     ---------
                 Total incurred for the year ............   $  26,829    $  18,858     $  11,946
                                                            =========    =========     =========

        Traditionally, property and casualty insurer results are judged using ratios of losses and underwriting expenses compared to net premiums earned. Following is a summary of these ratios for each period.

                                                               YEAR ENDED DECEMBER 31,
                                                        -----------------------------------
                                                           2002         2001         2000
                                                        ----------   ----------   ---------
              Losses and LAE ratio:
               Current year losses....................        79.9%       111.9%      122.0%
               Prior years loss development...........         9.2        (20.4)      (40.3)
                                                        ----------   ----------   ---------
              Total losses and LAE ratio .............        89.1         91.5        81.7
              Underwriting expense ratio..............        27.2         23.7        24.6
                                                        ----------   ----------   ---------
              Combined ratio..........................       116.3%       115.2%      106.3%
                                                        ==========   ==========   =========

        The combined ratio and its component loss and underwriting expense ratios are profitability measures used throughout the insurance industry as a relative measure of underwriting performance. Insurance premium rates are designed to cover the costs of providing insurance coverage. These costs include loss expenses arising from indemnity claims, costs required to adjudicate claims, and costs to issue and service insurance policies. The calculations show the cost of each expense component as a percentage of earned premium income. A general guide for interpreting the combined ratio is a lower ratio indicates greater profitability than does a higher ratio.

        The resolution of many of the claims reported to us is determined through a trial. Following is a summary of the trial results for each period.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                        2002     2001      2000
                                                        ----     ----      ----
              Plaintiff verdicts...................        8        5         5
              Defense verdicts.....................       14       13         7
              Mistrials or hung juries.............        5        2         2
                                                        ----     ----      ----
              Total trials.........................       27       20        14
                                                        ====     ====      ====

        Of the eight plaintiff verdicts in 2002, three verdicts were awarded in excess of our $500,000 retention. Of the five plaintiff verdicts in 2001, one verdict was awarded in excess of our $500,000 retention. No verdicts exceeded our $500,000 retention in 2000.

Year ended December 31, 2002 compared to year ended December 31, 2001

        Total incurred losses and LAE expense of $26.8 million for year ended December 31, 2002 represented an increase of $8.0 million, or 42%, compared to $18.9 million incurred for the year ended December 31, 2001.

        The total incurred losses are broken into two components - incurred losses related to the current coverage year and development on prior coverage year losses. Current year incurred losses increased by $1.0 million, or 4%, to $24.1 million for the year ended December 31, 2002 from $23.1 million for the year ended December 31, 2001, reflecting the rise in the level of liability exposure as a result of expanding business, combined with a moderation of claims frequency.

        Prior year development results from the re-estimation and resolution of individual losses not covered by reinsurance, which are generally losses under $500,000. In 2002 we experienced unfavorable development of $2.8 million on estimated losses for prior years' claims. The re-estimation of loss cost takes into consideration a variety of factors including recent claims settlement experience, new information on open claims, and changes in the judicial environment. The primary factors driving our 2002 development, which is comprised of favorable development in the 1999 report year offset by adverse development in the 1998, 2000 and 2001 report years, include additional information on claims originally reported in prior years and interpretation of emerging settlement trends in our expansion market areas.

        An increase in severity was first noted in 1996 and continued through 2002 for claims reported in the District of Columbia. The increase in severity reflects the growing size of plaintiff verdicts and settlements. Our escalation in this adverse claims trend is similar to the conditions faced by many medical professional liability insurance carriers across the nation. While an increase in severity would tend to cause loss ratios to deteriorate, our reinsurance program for losses in excess of $500,000 provides a layer of protection against the increase in severity of losses.

        In the market territories outside of the District of Columbia, or our expansion market areas, our experience covers a time-period insufficient to make a determination on severity trends. In these new market areas, we carefully evaluate developing data to identify and recognize emerging trends as soon as possible.

        The total losses and LAE ratio was increased by 9 points for the year ended December 31, 2002 and was decreased by 20 points for the year ended December 31, 2001 as a result of prior years loss development. The 2002 change is primarily reflective of favorable loss development for the 1996 and 1999 loss years, more than offset by adverse development in the 1998, 2000 and 2001 loss years; whereas, the 2001 change is primarily reflective of the favorable loss development for the 1992, 1996, 1997 and 1998 loss years, partially offset by adverse development in the 1995 loss year.

        The underwriting expense ratio increased to 27.2% for the year ended December 31, 2002 from 23.7% for the year ended December 31, 2001. This increase is reflective of the reserve against the hospital-sponsored program receivable of $1.2 million, as previously discussed. Underwriting expenses increased $3.3 million to $8.2 million for the year ended December 31, 2002 from $4.9 million for the year ended December 31, 2001. Of the 67% increase in underwriting expenses, 25% was attributed to the receivable allowance; this translates into an addition of 4.1% to the underwriting expense ratio. See "Underwriting Expenses."

        The combined ratio increased to 116.3% for the year ended December 31, 2002 from 115.2% for the year ended December 31, 2001. The primary factor driving the increased combined ratio was the increase in underwriting expenses offset by a lower incurred loss ratio.

        The statutory combined ratio was 111.8% for the year ended December 31, 2002, and the same for the year ended December 31, 2001. This includes a slight decrease in the loss ratio offset by a slight increase in the expense ratio, reflecting the same premium, loss and expense factors noted previously.

Year ended December 31, 2001 compared to year ended December 31, 2000

        Total incurred losses and LAE expense of $18.9 million for year ended December 31, 2001 represented an increase of $7.0 million, or 59%, compared to $11.9 million incurred for the year ended December 31, 2000.

        The total incurred losses are broken into two components; incurred losses related to the current coverage year and development on prior coverage year losses. Current year incurred losses increased by

$5.3 million, or 30%, to $23.1 million for the year ended December 31, 2001 from $17.8 million for the year ended December 31, 2000 reflecting the rise in the level of liability exposure as a result of expanding business, an increase in the frequency of reported claims, and a rise in the cost of adjudicating and settling claims. An increase in severity was first noted in 1996 and continued through 2001. The increase in severity reflects the growing size of plaintiff verdicts and settlements. Our escalation in this adverse claims trend is similar to the conditions faced by many medical professional liability insurance carriers across the nation. While an increase in severity would tend to cause loss ratios to deteriorate, our reinsurance program for losses in excess of $500,000 provided protection against the increase in severity of losses.

        We experienced favorable development on estimated losses for prior year's claims for both years. Prior year development results from the re-estimation and settlement of individual losses not covered by reinsurance, which are generally losses under $500,000. The favorable loss development related to prior years' claims was $4.2 million for the year ended December 31, 2001, and $5.9 million for the year ended December 31, 2000. The total loss and LAE ratio was reduced by 20 points for the year ended December 31, 2001 and 40 points for the year ended December 31, 2000, as a result of this favorable development. The 2001 change is primarily reflective of the favorable loss development for the 1992, 1996, 1997 and 1998 loss years, partially offset by adverse development in the 1995 loss year; whereas, the 2000 change is primarily reflective of the favorable loss development for the 1994, 1996, 1998 and 1999 loss years, partially offset by adverse development in the 1995 loss year. The reduced level of favorable development in 2001 compared to 2000 reflects claims closed as well as the continuing upward pressure of severity of losses noted above.

        The underwriting expense ratio decreased to 23.7% for the year ended December 31, 2001 from 24.6% for the year ended December 31, 2000. This decrease is reflective of the 31% increase in net earned premiums partially offset by the 36% increase in underwriting expenses. Underwriting expenses increased $1.3 million to $4.9 million for the year ended December 31, 2001 from $3.6 million for the year ended December 31, 2000. Of the 36% increase in underwriting expenses, 19% was attributed to a guaranty fund assessment of $243,000; this translates into an addition of 1.2% to the underwriting expense ratio. See "Underwriting Expenses."

        The combined ratio increased to 115.2% for the year ended December 31, 2001 from 106.3% for the year ended December 31, 2000. The primary factor driving the increased combined ratio was the increase in incurred losses stemming from the lower favorable prior year loss development.

        The statutory combined ratio was 111.8% for the year ended December 31, 2001 compared to 95.0% for the year ended December 31, 2000. This increase reflects the same premium and loss level factors noted previously.

Three months ended December 31, 2001 compared to three months ended December 31, 2000

        The fourth quarter expense for incurred losses and LAE net of reinsurance is summarized as follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                                       -------------------------
                                                                         2001             2000
                                                                       ---------       ---------
                                                                             (in thousands)
                  Incurred losses and LAE related to:
                   Current year-losses..............................   $   6,358       $   4,541
                   Prior years-development..........................        (405)         (1,520)
                                                                       ---------       ---------
                  Total incurred for the quarter....................   $   5,953       $   3,021
                                                                       =========       =========

        Total incurred loss and LAE expense of $6.0 million for the fourth quarter of 2001 increased by $3.0 million over the fourth quarter of 2000. The increase in current year losses to $6.4 million for the fourth quarter of 2001 reflects the increase in the level of liability exposure as a result of our expanding business and a rise in the cost of settling claims. The lower level of favorable development of losses reported in prior years reflects the experience on the claims closed during the quarter as well as the continuing upward pressure of severity of losses as reported previously.

LOSSES AND LOSS ADJUSTMENT EXPENSES LIABILITY

        The losses and LAE reserve liabilities for unpaid claims as of each period are as follows:

                                                                          AT DECEMBER 31,
                                                                  -----------------------------
                                                                      2002             2001
                                                                  ------------     ------------
                                                                     (dollars in thousands)
                  Liability for:
                   Loss.........................................  $     70,314     $     56,802
                   Loss adjustment expense......................        33,708           27,758
                                                                  ------------     ------------
                  Total liability...............................  $    104,022     $     84,560
                                                                  ============     ============

                  Reinsurance recoverable on losses.............  $     43,231     $     30,077
                                                                  ============     ============

                  Number of cases pending.......................           517              430

        Each case represents claims against one or more policyholders relating to a single incident. Losses in the medical professional liability industry can take up to eight to ten years, or occasionally more, to fully resolve. Amounts are not due from the reinsurers until we pay a claim. We believe that all of our reinsurance recoverables are collectible. "See Business of NCRIC Group - Reinsurance" for a discussion on our reinsurance program.

UNDERWRITING EXPENSES

        For 2002, salaries and benefits accounted for approximately 24% of other underwriting expenses, bad debt expense 16%, with professional fees, including legal, auditing and director's fees, accounting for approximately another 14% of the underwriting expenditures. The amortization of premium taxes and commissions related to the change in unearned premiums reflects the balance. Guaranty fund assessments are based on industry loss experience in the jurisdictions where we do business, which loss experience is not predictable.

Year ended December 31, 2002 compared to year ended December 31, 2001

        Underwriting expenses increased $3.3 million, or 67%, to $8.2 million for the year ended December 31, 2002 from $4.9 million for the year ended December 31, 2001. The increase in expenses primarily stems from the increase in new business, particularly agent produced business, through increases in commissions, travel, and other underwriting costs. These expenses were partially offset by an increase in ceding allowances as a result of the increase in premiums earned. Underwriting expenses also increased due to legal fees incurred for the collection litigation initiated by us and for the $1.2 million addition to the allowance for uncollectible premiums, as more fully discussed in the section "Net Premiums Earned." In addition, we received guaranty fund assessments totaling $355,000 stemming from the insolvency of PHICO Insurance Company. There is the possibility we could be assessed additional amounts in the future. However, since the amount of any potential future assessment is not reasonably estimable at this time, no additional expense accrual has been recorded.

Year ended December 31, 2001 compared to year ended December 31, 2000

        Underwriting expenses increased $1.3 million, or 36%, to $4.9 million for the year ended December 31, 2001 from $3.6 million for the year ended December 31, 2000. The increase in expenses primarily stems from the increase in new business, particularly agent produced business, through increases in commissions, travel, and other underwriting costs. These expenses were partially offset by an increase in ceding allowances as a result of the increase in premiums earned. Underwriting expenses also increased due to legal fees incurred for the collect+ion litigation initiated by us, as discussed in "Net Premiums Earned," and for the allowance for potential uncollectible premiums. In addition, we received a guaranty fund assessment from the D.C. Guaranty Fund of $243,000 stemming from the insolvency of Reliance Insurance Company. There is the possibility we could be assessed additional amounts in the future. However, since the amount of any potential future assessment is not reasonably estimable at this time, no additional expense accrual has been recorded. No similar assessment was received in 2000.

PRACTICE MANAGEMENT AND RELATED EXPENSES

        Practice management and related expenses consist primarily of expenses, such as salaries, general office expenses and interest on debt, related to NCRIC MSO operations of the businesses acquired January 4, 1999. The management services organization was established in 1997 to provide physicians with a variety of administrative support and other services but did not have substantive operations until 1998.

Year ended December 31, 2002 compared to year ended December 31, 2001

        Practice management and related expenses decreased $252,000 million, or 4%, to $5.8 million for the year ended December 31, 2002 compared to $6.1 million for the year ended December 31, 2001. Expense decreased due to the cessation of goodwill amortization with the implementation of SFAS 142 effective January 1, 2002 partially offset by additional expenses associated with the transition of client service for two of the former owners as they moved towards the expiration of their employment contracts at the end of 2002 and other transitional costs associated with the continued integration of the purchased companies.

Year ended December 31, 2001 compared to year ended December 31, 2000

        Practice management and related expenses increased $1.1 million, or 22%, to $6.1 million for the year ended December 31, 2001 compared to $5.0 million for the year ended December 31, 2000. Expenses increased as a result of the growth in new business and business development efforts during 2001. In addition, goodwill amortization increased by $131,000, interest expense increased $75,000, and compensation expense increased by $70,000 as a result of the contingent purchase payments made in 2001 to the prior owners of HealthCare Consulting, Inc., HCI Ventures, LLC, and Employee Benefits Services, Inc.

Three months ended December 31, 2001 compared to three months ended December 31, 2000

        Practice management and related expenses of $1.7 million in the fourth quarter of 2001 increased over the $1.2 million incurred in the fourth quarter of 2000 due to the same factors influencing the growth of expenses throughout the year 2001, that is, expenses associated with the growth of new business and with the contingent purchase payments made in 2001. Additional fourth quarter expense included increases for bad debts and employee compensation.

OTHER EXPENSES

        Other expenses include expenditures for holding company and subsidiary operations which are not directly related to the issuance of medical professional liability insurance or practice management and related operations, including insurance brokerage, insurance agency, and captive development.

        In April 2001, we announced the formation of ACC, a wholly owned subsidiary and the first captive insurance company to be licensed in the District of Columbia under the Captive Insurance Act of 2000. As a captive insurance company, ACC was established to provide an alternative risk-financing vehicle for affinity groups. The captive program is marketed to organizations and groups wishing to finance and manage their own risk. During 2002, ACC incurred $247,000 in expenses. While one sponsored-cell contract has been signed, the captive cell has not yet begun operations due to delays in regulatory approval in West Virginia.

Year ended December 31, 2002 compared to year ended December 31, 2001

        Other expenses of $1.5 million for the year ended December 31, 2002 increased $222,000, or 18% compared to the year ended December 31, 2001. Expense increases are for captive business development costs and holding company operations.

Year ended December 31, 2001 compared to year ended December 31, 2000

        Other expenses of $1.2 million for the year ended December 31, 2001 are unchanged from the expense level for the year ended December 31, 2000. Other expenses include amounts incurred to meet the various requirements associated with having common stock traded in the public market; the expense of the stock grants made in September, 2000 under the Stock Award Plan; and, in 2001, $184,000 of start-up expenses for the new captive insurance company subsidiary.

INCOME TAXES

        Our effective tax rate is lower than the federal statutory rate principally due to nontaxable investment income.

                                                                 YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              2002        2001        2000
                                                             ------      ------      ------
              Federal income tax at statutory rates........      34%         34%         34%
              Tax exempt income............................     (89)        (12)         (4)
              Dividends received...........................     (21)         (4)         (1)
              Goodwill amortization........................       0           5           1
              Other, net...................................      (1)          4           1
                                                             ------      ------      ------
              Income tax at effective rates................     (77)%        27%         31%
                                                             ======      ======      ======

        Our net deferred tax assets are created by temporary differences that will result in tax benefits in future years due to the differing treatment of items for tax and financial statement purposes. The primary difference is the requirement to discount or reduce loss reserves for tax purposes because of their long-term nature.

                                                         AT DECEMBER 31,
                                                  ----------------------------
                                                      2002           2001
                                                  -------------  -------------
              Deferred income tax asset.........  $   3,789,000  $   2,482,000

Year ended December 31, 2002 compared to year ended December 31, 2001

        The tax benefit for the year ended December 31, 2002 was $322,000 compared to tax expense of $597,000 for the year ended December 31, 2001. The Federal corporate income tax rate of 34% was adjusted to an effective tax rate of (77%) for the year ended December 31, 2002 due to tax-exempt income and nontaxable dividends.

        The increase in the deferred income tax asset to a balance of $3.8 million as of December 31, 2002 resulted primarily from the growth of the insurance business, particularly in unearned premiums and loss reserves where the timing of recognition for financial statement and tax return reporting differ, in addition to completion of the amortization of the deferred tax liability that had arisen from a change in tax accounting method four years ago. The increase in the deferred income tax asset was partially reduced by the deferred tax liability on unrealized investment gains.

Year ended December 31, 2001 compared to year ended December 31, 2000

        Tax expense for the year ended December 31, 2001 was $597,000 compared to $1.6 million for the year ended December 31, 2000. The Federal corporate income tax rate of 34% was reduced to an effective tax rate of 27% for the year ended December 31, 2001 due to tax-exempt income and nontaxable dividends received, partially offset by non-deductible goodwill amortization and other, principally state income taxes. The effective rate of 31% for the year ended December 31, 2000 was higher than the 2001 effective rate primarily due to a lower level of tax-exempt income in 2000. The decrease in the provision for income tax is reflective of the decreased income before tax combined with the decrease in the effective tax rate.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

        NCRIC GROUP, PARENT COMPANY

        Financial condition and capital resources. We are a stock holding company whose operations and assets primarily consist of our ownership of NCRIC, Inc. and NCRIC MSO, Inc. We assist our subsidiaries in their efforts to compete effectively and create long-term growth. As a part of this strategy, we may seek to take advantage of acquisition opportunities and alternative financing.

        In December 2002, we completed the private placement sale of $15 million of 30-year floating rate trust preferred securities. The securities are callable at par five years from the date of issuance. The interest rate on the securities is floating at the 3-month London Interbank Offered Rate (LIBOR) plus 400 basis points. The initial rate is 5.42%. We contributed $13.5 million of the funds raised to the statutory surplus of our insurance subsidiaries.

        Liquidity. Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs. Our cash flow from operations consists of dividends from our subsidiaries, if declared and paid, and other permissible payments from our subsidiaries, offset by holding company expenses, which consist of costs for corporate management and interest on the trust preferred securities. The amount of the future cash flow available to us may be influenced by a variety of factors, including NCRIC, Inc.'s financial results and regulation by the District of Columbia Department of Insurance and Securities Regulation.

        The payment of dividends to us by NCRIC, Inc. is subject to limitations imposed by the District of Columbia Holding Company System Act of 1993. Under the DC Holding Company Act, NCRIC, Inc. must seek prior approval from the Commissioner to pay any dividend which, combined with other dividends made within the preceding 12 months, exceeds the lesser of (A) 10% of the surplus at the end of the prior year or (B) the prior year's net income excluding realized capital gains. Net income, excluding realized capital gains, for the 2 years preceding the current year is carried forward for purposes of the calculation to the extent not paid in dividends. The law also requires that an insurer's statutory surplus following a dividend or other distribution be reasonable in relation to the insurer's outstanding liabilities and adequate to meet its financial needs. The District of Columbia permits the payment of dividends only out of unassigned statutory surplus. Using these criteria, as of December 31, 2002, NCRIC, Inc. had approximately $1.2 million of unassigned statutory surplus available for dividends.

        NCRIC GROUP AND SUBSIDIARIES, CONSOLIDATED

        Liquidity. The primary sources of our liquidity are insurance premiums, net investment income, practice management and financial services fees, recoveries from reinsurers and proceeds from the maturity or sale of invested assets. Funds are used to pay losses and LAE, operating expenses, reinsurance premiums, taxes, and to purchase investments.

        We had cash flows provided by (used in) operations for the years ended December 31, as follows:

                           2002...........  $   3.4 million
                           2001...........  $   8.3 million
                           2000...........  $  (0.8) million

        The $4.9 million of decreased cash flow provided by operations in 2002 compared to 2001 results primarily from an increase in net claims and claims settlement cost payments and a change in the timing of the receipt of premiums. Prior to 2002, a majority of insureds financed their annual premium through an outside financing company, which then remitted the full annual premium to us at the beginning of the policy year. For policies with 2002 effective dates, we provide the option to policyholders to pay their premiums in installments throughout the policy year. This has the impact of spreading the cash receipts from premiums over the policy year. Because of the long-term nature of both the payments of claims and the settlement of swing-rated reinsurance premiums due to reinsurers, cash from operations for a medical professional liability insurer like us can vary substantially from year to year.

        Comprehensive income was a gain of $3.1 million for the year ended December 31, 2002 compared to $2.8 million for the year ended December 31, 2001. The increase in comprehensive income results from the $1.1 million increase in net unrealized investment gains, combined with the $0.8 million lower net income.

        Financial condition and capital resources. We invest our positive cash flow from operations primarily in investment grade, fixed maturity securities. As of December 31, 2002, the carrying value of the securities portfolio was $120.1 million, compared to a carrying value of $103.1 million at December 31, 2001. The portfolios were invested as follows:

                                                                         AT DECEMBER 31,
                                                                  -----------------------
                                                                   2002            2001
                                                                  -------         -------
                U.S. Government and agencies....................       23%              4%
                Asset and mortgage-backed securities............       28              29
                Tax exempt securities ..........................       27              19
                Corporate bonds.................................       17              42
                Equity securities...............................        5               6
                                                                  -------         -------
                                                                      100%            100%
                                                                  =======         =======

        Over 64% of the bond portfolio at December 31, 2002 was invested in U.S. Government and agency securities or has a rating of AAA or AA. Over 99% of the bond portfolio as of December 31, 2002 was held in investment grade (BBB or better) securities as rated by Standard & Poor's. For regulatory purposes, as of December 31, 2002, 94% of the portfolio is rated Class 1, which is the highest quality rated group as classified by the NAIC. The accumulated other comprehensive income totaled $2.8 million at December 31, 2002 compared to $474,000 at December 31, 2001. This improvement in asset values resulted primarily from the reduction in market interest rates.

        At December 31, 2002, our portfolio included total gross unrealized gains of $5.2 million, or 4.3% of the $120.1 million carrying value of the portfolio, and total unrealized losses of $950,000, or less than 1% of the carrying value of the portfolio. The total unrealized losses are comprised of seventeen different securities, including eight Treasury Note issues, six corporate debt fixed maturity securities (five of which are investment grade), with lengths of time to maturity ranging from nine to twenty-eight years, two preferred stock issues, and one equity issue. All of the fixed maturity securities are meeting and are expected to continue to meet all contractual obligations for interest payments.

        At December 31, 2002, the aggregate fair value of the securities with unrealized losses was $12.6 million, or 93% of the aggregate carrying value of those securities of $13.6 million. The largest single security with an unrealized loss at December 31, 2002 relates to a bond issued by Xerox Capital Trust, which matures in 2027 and carries a coupon rate of 8%. The unrealized pre-tax loss relating to this security is approximately $241,000 based on the fair value of $280,000 at December 31, 2002. We will continue to actively monitor the financial position and outlook for this investment and take any action determined to be appropriate. Unrealized losses related to other securities are not individually significant, nor is there any concentration of unrealized losses with respect to the type of security or industry.

        The following table displays characteristics of the securities with an unrealized loss in value as of December 31, 2002. No concentrations of industries exist in these securities.

                                                                            BELOW INVESTMENT GRADE
                                    TOTAL SECURITIES                        AND EQUITY SECURITIES
                          -----------------------------------     -----------------------------------------
LENGTH OF TIME IN
UNREALIZED LOSS           AMORTIZED      FAIR     UNREALIZED        AMORTIZED        FAIR        UNREALIZED
POSITION                    COST        VALUE        LOSS             COST          VALUE          LOSS
----------------------    ----------  ----------  -----------     ------------    ----------    -----------
                                                         (in thousands)
Less than 1 year......    $    4,060  $    3,957  $       103     $        135    $       90    $        46
Over 1 year...........         9,539       8,692          847            3,947         3,464            483
                          ----------  ----------  -----------     ------------    ----------    -----------
Total.................    $   13,599  $   12,649  $       950     $      4,082    $    3,554    $       529
                          ==========  ==========  ===========     ============    ==========    ===========

        The following table displays the maturity distribution of those fixed maturity securities with an unrealized loss in value as of December 31, 2002:

                                                                   FIXED MATURITY SECURITIES
                                                         -------------------------------------------
                                                          AMORTIZED                      UNREALIZED
                                                             COST         FAIR VALUE        LOSS
                                                         ------------    ------------    -----------
                                                                        (in thousands)
          During one year or less....................    $        153    $        152    $         1
          Due after one year through five years......           1,347           1,345              2
          Due after five years through ten years.....           1,000             967             33
          Due after twenty years.....................           7,538           6,911            627
                                                         ------------    ------------    -----------
                   Total.............................    $     10,038    $      9,375    $       663
                                                         ============    ============    ===========

        We believe that all of our fixed maturity securities are readily marketable. Investment duration is closely monitored to provide adequate cash flow to meet operational and maturing liability needs. Asset and liability modeling, including sensitivity analyses and cash flow testing, are performed on a regular basis.

        We are required to pay aggregate annual salaries in the amount of $945,000 to four persons under employment agreements.

        Under terms of the purchase agreement between the previous owners of HealthCare Consulting, Inc., HCI Ventures, LLC, Employee Benefits Services, Inc. and us, contingency payments totaling $3.1 million could be paid in cash if the acquired companies achieved earnings targets in 2000, 2001, and 2002. During 2000, the earnings target was met and we paid the prior owners $1.55 million on March 31, 2001. After analyzing the acquired companies' operations since the acquisition, terms were negotiated and agreed upon for an early payment of the second contingent payment originally scheduled to be paid in 2002. As a result, on June 23, 2001, we paid $1.46 million, the present value of the remaining payments to the prior owners. During June 2001, NCRIC MSO, Inc. borrowed $1,971,000 from SunTrust Bank to finance these payments. The term of the loan is 3 years at a floating rate of LIBOR plus one and one-half percent. The interest rate was 2.93% and 4.83% at December 31, 2002 and December 31, 2001, respectively. Principal and interest payments are due on a monthly basis.

        Our stockholders' equity totaled $47.8 million at December 31, 2002 and $44.5 million at December 31, 2001. The $3.3 million increase for the year ended December 31, 2002 was due primarily to $742,000 of net income plus $2.3 million of net unrealized investment gains. The $3.0 million increase for the year ended December 31, 2001 was primarily due to $1.6 million of net income plus $1.2 million of net unrealized investment gains.

EFFECTS OF INFLATION AND INTEREST RATE CHANGES

        The primary effect of inflation on us is in estimating reserves for unpaid losses and LAE for medical professional liability claims in which there is a long period between reporting and settlement. The rate of inflation for malpractice claim settlements can substantially exceed the general rate of inflation. The actual effect of inflation on our results cannot be conclusively known until claims are ultimately settled. Based on actual results to date, we believe that losses and LAE reserve levels and our ratemaking process adequately incorporate the effects of inflation.

        Interest rate changes expose us to market risk on our investment portfolio. This market risk is the potential for financial losses due to the decrease in the value or price of an asset resulting from broad movements in prices, such as interest rates. In general, the market value of our fixed maturity portfolio increases or decreases in an inverse relationship with fluctuation in interest rates. In addition, our net investment income increases or decreases in a direct relationship with interest rate changes on monies re-invested from maturing securities and investments of positive cash flow from operating activities.

FEDERAL INCOME TAX MATTERS

        For tax years prior to the stock offering, we filed a consolidated United States Federal income tax return with our parent and subsidiaries. For tax years after the stock offering, we do not file as part of a consolidated United States Federal income tax return with NCRIC, A Mutual Holding Company or NCRIC Holdings because NCRIC, A Mutual Holding Company and NCRIC Holdings own directly and indirectly less than 80% of the outstanding shares of NCRIC Group. Tax years 1999, 2000 and 2001 are open but not currently under audit. In 2000 the Internal Revenue Service approved a change in accounting method for us relative to the timing of revenue recognition for tax purposes.

REGULATORY MATTERS

        NAIC statutory accounting codification. The National Association of Insurance Commissioners (NAIC) is an association of the insurance regulators of all 50 states and the District of Columbia. The NAIC has codified the statutory accounting practices, which are the accounting rules and guidelines prescribed by the state insurance regulators. The project was intended to re-examine current statutory accounting practices and to ensure uniform accounting treatment from a regulatory standpoint. Many of the changes to statutory accounting are based on GAAP with modifications that emphasize the concept of conservatism and solvency inherent in statutory accounting. The accounting mandated by the codification applied commencing January 1, 2001. Statutory accounting changes resulting from this codification do not have an effect on the financial statements prepared in accordance with GAAP, which have been included in this document and filed with the Securities and Exchange Commission. The effect on our statutory surplus on January 1, 2001 was an increase of $1.6 million. This increase is mainly due to the effect of accounting changes related to the implementation of deferred taxes and the removal of the excess of statutory reserves over statement reserves penalty, offset by charges to surplus for overdue receivables.

        NAIC IRIS ratios. The NAIC Insurance Regulatory Information System
(IRIS) is an early warning system that is primarily intended to be utilized by state and District of Columbia insurance department regulators to assist in their review and oversight of the financial condition and results of operations of insurance companies operating in their respective jurisdictions. IRIS is a ratio analysis system that is administered by the NAIC. The NAIC provides state and District of Columbia insurance department regulators with ratio reports for each insurer within their jurisdiction based on standardized annual financial statements submitted by the insurers. IRIS identifies 12 ratios to be analyzed for a property-casualty insurer, and specifies a range of values for each of these ratios. The ratios address various aspects of each insurer's financial condition and stability including profitability, liquidity, reserve adequacy and overall analytical ratios. Departure from the usual range of a ratio may require the submission of an explanation to the state or District of Columbia insurance regulator. Departure from the usual range on four or more ratios may lead to increased regulatory oversight.

        For 2002 and 2001, our subsidiary CML was outside the usual range on three ratios. The ratio results were impacted by two primary factors: the rapid increase in new premium written in CML and the increase in severity of losses, particularly the adverse development in losses of one prior year. In the opinion of management, because of the reasons for the ratio results for the current year, the ratio results are not indicative of operational problems in this subsidiary. For 2002 and 2001, another subsidiary,

NCRIC, Inc., was outside the usual range for two ratios as the result of the rapid increase in premiums and the increase in severity of losses, particularly the adverse development of prior year losses.

        NAIC Risk-Based Capital. The NAIC has established a methodology for assessing the adequacy of each insurer's capital position based on the level of statutory surplus and an evaluation of the risks in the insurer's product mix and investment portfolio profile. This risk-based capital (RBC) formula is designed to allow state and District of Columbia insurance regulators to identify potentially under-capitalized companies. For property-casualty insurers, the formula takes into account risks related to the insurer's assets including risks related to its investment portfolio, and the insurer's liabilities, including risks related to the adverse development of coverages underwritten. The RBC rules provide for different levels of regulatory attention depending on the ratio of the insurer's total adjusted capital to the authorized control level of RBC. The first level of regulatory action, a review by the domiciliary insurance commissioner of a company prepared RBC plan, is instituted at the point a company's total adjusted capital is at a level equal to or less than two times greater than the authorized control level risk-based capital. For all periods presented, the total adjusted capital levels for NCRIC, Inc. and CML were significantly in excess of the authorized control level of RBC. As a result, the RBC requirements are not expected to have an impact on our operations. Following is a presentation of the total adjusted capital for NCRIC, Inc. and CML compared to the authorized control level of RBC:

                                                         AUTHORIZED CONTROL
                                                               LEVEL             TOTAL ADJUSTED
                                                         RISK-BASED CAPITAL          CAPITAL
                                                         ------------------      ---------------
                                                         NCRIC,                  NCRIC,
                                                          INC.       CML          INC.      CML
                                                         ------    --------      ------    -----
                                                                       (in millions)
          December 31, 2002.........................     $  6.7    $   0.49      $ 44.3    $ 4.7
          December 31, 2001.........................     $  4.7    $   0.17      $ 32.8    $ 4.3
          December 31, 2000.........................     $  3.7    $   0.19      $ 29.8    $ 4.5

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Our investment portfolio is exposed to various market risks, including interest rate and equity price risk. Market risk is the potential for financial losses due to the decrease in the value or price of an asset resulting from broad movements in prices. At December 31, 2002, fixed maturity securities comprised 95% of total investments at fair value. U.S. government and tax-exempt bonds represent 50% of the fixed maturity securities. Equity securities, consisting primarily preferred stock, account for the remainder of the investment portfolio. We have classified our investments as available for sale.

        Because of the high percentage of fixed maturity securities, interest rate risk represents the greatest exposure we have on our investment portfolio. In general, the market value of our fixed maturity portfolio increases or decreases in an inverse relationship with fluctuation in interest rates. During periods of rising interest rates, the fair value of our investment portfolio will generally decline resulting in decreases in our stockholders' equity. Conversely, during periods of falling interest rates, the fair value of our investment portfolio will generally increase resulting in increases in our stockholders' equity. In addition, our net investment income increases or decreases in a direct relationship with interest rate changes on monies reinvested from maturing securities and investments of positive cash flow from operating activities.

        Generally, the longer the duration of the security, the more sensitive the asset is to market interest rate fluctuations. To control the adverse effects of the changes in interest rates, our investment portfolio of fixed maturity securities consists primarily of intermediate-term, investment-grade securities. Our fixed income portfolio at December 31, 2002 reflected an average effective maturity of 4.4 years and an average modified duration of 4.7 years. Our investment policy also provides that all security purchases be limited to rated securities or unrated securities approved by management on the recommendation of our investment advisor. Over 99% of our bond portfolio as of December 31, 2002 was held in investment grade securities.

        During the early part of 2002, there was a change in the allocation of our portfolio which increased the proportion of tax-exempt securities in the portfolio for the purpose of maximizing after-tax yields while minimizing portfolio credit risk. In December 2002, the funds provided through issuance of the Trust Preferred Securities were invested in U.S. Treasury securities, decreasing the percentage of tax-exempt and corporate bonds to 58% of the total fixed maturity securities compared to 65% at December 31, 2001.

        One common measure of the interest sensitivity of fixed maturity securities is effective duration. Effective duration utilizes maturities, yields, and call terms to calculate an average age of expected cash flows. The following table shows the estimated fair value of our fixed maturity portfolio based on fluctuations in the market interest rates.

                                                             PROJECTED MARKET
                                                                  VALUE
                  YIELD CHANGE (bp)       MARKET YIELD        (in millions)
                  -----------------       ------------       ----------------
                         -300                 0.86%               $ 136.0
                         -200                 1.86                  130.7
                         -100                 2.86                  125.4
                   Current Yield**            3.86                  120.1
                         +100                 4.86                  114.8
                         +200                 5.86                  109.5
                         +300                 6.86                  104.2

                  ----------
                  **Current yield is as of December 31, 2002.

        The actual impact of the market interest rate changes on the securities may differ from those shown in the sensitivity analysis above.

                             BUSINESS OF NCRIC GROUP

OVERVIEW

        We are a healthcare financial services organization that provides individual physicians and groups of physicians and other healthcare providers with economical, high-quality medical professional liability insurance and the practice management and financial services necessary for them to succeed in the current healthcare environment. We own NCRIC, Inc., a medical professional liability insurance company and NCRIC MSO, Inc., a physician practice management and financial services company.

        We offer medical professional liability insurance and practice management services to physicians and other health care providers in Delaware, the District of Columbia, Maryland, Virginia and West Virginia. We currently provide our insurance products and practice management services to approximately 5,000 physicians throughout this market area as of December 31, 2002. This compares to approximately 4,000 physicians in 2001 and 3,000 physicians in 2000. This increase is primarily driven by growth in our insurance segment. The number of our practice management clients has remained stable at approximately 1,000 over this same period. The following table shows our insurance segment policy count and gross premiums written over the last ten years.

                                                GROSS PREMIUMS
                                                   WRITTEN
                              POLICY COUNT      (in thousands)
                              ------------      --------------
                    1992          1,229          $  23,541
                    1993          1,215             22,801
                    1994          1,226             21,509
                    1995          1,223             19,506
                    1996          1,231             19,017
                    1997          1,250             17,869
                    1998          1,328             19,214
                    1999          1,532             21,353
                    2000          2,010             22,727
                    2001          2,953             34,459
                    2002          3,785             51,799

        As reflected in the table above, we have experienced significant growth since 1999, and not during the soft-market pricing environment of the mid-to-late 1990s. We have maintained a disciplined approach towards underwriting, product pricing and loss reserves, and we have remained focused on selective expansion in our core markets as pricing conditions have improved.

        According to data provided by A.M. Best, in 2001, we had 53.3% of the District of Columbia medical professional liability market share. We believe that we have one of the highest retention rates of policyholders in the industry at more than 95% for 2002, and our market presence has expanded significantly as competing medical professional liability insurers have been forced to either restrict their premium writings or exit the market completely due to financial difficulties.

        We have a strong management team with many years of industry experience.
R. Ray Pate, President and Chief Executive Officer, has 7 years with us and 18 years of experience in the medical professional liability insurance business. William E. Burgess, Senior Vice President, has been with us for 22 years and has been responsible for our risk management and claims processing functions. Stephen S.Fargis,

Senior Vice President and Chief Operating Officer, joined us in 1995 and has 19 years of experience in the healthcare industry. Mr. Fargis has been responsible for implementing our growth strategy in our existing and new geographic markets. Rebecca B. Crunk, Senior Vice President and Chief Financial Officer, has been with us since 1998 and is responsible for our financial reporting functions. Ms. Crunk is a certified public accountant with 25 years experience in insurance industry accounting.

        Given the long-tail nature of our professional liability insurance business, we focus on our operating ratio, which combines the ratio of underwriting income or loss to net premiums earned, referred to as the combined ratio, offset by the benefit of investment income generated from our cash and invested assets, also expressed as a percentage of premiums earned. Our average statutory operating ratio for the five-year period ended December 31, 2001 was 77.0%. This compares favorably to an average statutory operating ratio of 94.4% for the property and casualty industry over the same period, according to data published by A.M. Best. The long-tail nature of our business also results in a higher level of invested assets and investment income as compared to other property and casualty lines of business. At December 31, 2001 our ratio of cash and invested assets, which totaled $108.6 million, to statutory surplus was 3.3x as compared to 2.7x for the property and casualty industry according to information reported by A.M. Best. For the five years ended December 31, 2001, our net investment income averaged 34.4% of net premiums earned compared to 14.0% for the property and casualty industry over the same period according to information reported by A.M. Best, in each case determined on a statutory basis.

        For the year ended December 31, 2002, we generated $51.8 million of gross premiums written, $30.1 million of net premiums earned and $42.7 million of total revenues. At December 31, 2002, we had consolidated assets of $202.7 million, liabilities of $154.9 million, and stockholders' equity of $47.8 million. Our insurance subsidiaries are rated "A-" (Excellent) by A.M. Best.

BUSINESS STRATEGY

        Our business strategy is designed to enhance our profitability and strengthen our position as a leading provider of medical professional liability insurance, alternative risk financing services, and financial and practice management services in the Mid-Atlantic region. The major elements of our business strategy are:

STRENGTHEN AND EXPAND OUR MEDICAL PROFESSIONAL LIABILITY INSURANCE BUSINESS BY:

        Adhering to strict underwriting criteria and disciplined pricing practices. We consistently have followed strict underwriting procedures with respect to the issuance of all of our insurance policies and do not manage our business to achieve a certain level of premium growth or market share. In addition, we solicit the input of physicians from a cross section of medical specialties to assess accurately the underwriting risks in each of our market territories. We seek to achieve our principal objective of attracting and retaining high quality business by focusing on independent physicians who practice individually or in small groups who we believe are more receptive to our service-intensive approach and more likely to remain with us in times of price based competition. We continually monitor market conditions to identify potentially negative trends that may require corrective actions in our prices and underwriting criteria.

        Aggressively managing policyholder claims. In addition to prudent risk selection, we seek to control our underwriting results through effective claims management. Our claims department focuses on the early evaluation and aggressive management of medical professional liability claims. We investigate each claim and vigorously litigate claims that we consider unwarranted or claims where settlement resolution cannot be achieved. We have established an understanding of the legal climates in our core market area and we retain locally based attorneys who specialize in medical professional liability defense. We believe this approach contributes to lower overall costs, and results in greater customer loyalty.

        Maintaining our financial strength. We are rated "A-" (Excellent) by A.M. Best. An "A-" rating is assigned to companies that have, on balance, excellent balance sheet strength, operating performance and business profile. These companies, in A.M. Best's opinion, have a strong ability to meet their ongoing obligations to policyholders. We have sustained our financial strength and stability during difficult market conditions through adhering to strict underwriting, pricing and loss reserving practices. We are committed to abiding to these practices. We recognize the importance of our A.M. Best rating to our customers and agents and intend to manage our business to protect our financial security.

        Expanding our distribution channels and pursuing strategic acquisitions. In addition to our leading position in the District of Columbia, we are a significant insurer in Delaware, Maryland, Virginia and West Virginia. Historically, direct sales in the District of Columbia were our primary source of written premiums. In recent years, growth in states outside of the District of Columbia has largely come through our independent agents. In 2002, 17% of all new business was written through direct distribution and 83% through independent agents. We believe we can further increase new business through the continued use of independent agents. We also believe that consolidation will continue in the medical professional liability insurance industry. This may give rise to opportunities for us to make strategic acquisitions to expand our business.

        Maintaining close relationships with area medical communities. National Capital Reciprocal Insurance Company was founded in 1980 with the strong support of the Medical Society of the District of Columbia (MSDC) and the District of Columbia's physicians. We maintain the exclusive endorsement of the MSDC, as well as that of the Virginia-based Arlington County Medical Society. We also maintain strong working relationships with the Medical Society of Virginia and the Delaware Medical Society.

        Enhancing our product offerings. We have developed other insurance products in addition to our core medical professional liability insurance offerings. These products include comprehensive premises liability coverage for medical offices and PracticeGard Plus. PracticeGard Plus is designed to protect physicians from costly civil fees and penalties related to the government's regulations regarding billing coding and compliance.

UTILIZE OUR EXPERTISE IN MEDICAL PROFESSIONAL LIABILITY INSURANCE TO OFFER ALTERNATIVE RISK TRANSFER PRODUCTS TO HEALTHCARE PROVIDERS.

        As a result of significant premium rate increases, healthcare providers are seeking alternative methods to secure medical professional liability coverage. We established ACC under District of Columbia Law in 2001 to form independent protected captive cells to accommodate affinity groups seeking to manage their own risk through an alternative risk transfer structure. Alternative risk transfer is broadly defined as the use of alternative insurance mechanisms as a substitute for traditional risk-transfer products offered by insurers. ACC is well positioned to meet current professional liability insurance market needs due to our ability to manage risk and provide access to increasingly unavailable reinsurance markets. We believe this venture is strategically placed to capitalize on the emerging opportunities as demand for these specialized services increases. Our first protected-cell captive is expected to commence operations upon final regulatory approval, which is anticipated in 2003. We are competing with established national brokerage and specialty companies to provide both the risk transfer vehicle and services to support and manage captives. We also compete on a regulatory level with other jurisdictions and varying regulatory requirements in such domiciles as Hawaii, Bermuda, the Caribbean and Europe.

PROVIDE PRACTICE MANAGEMENT SERVICES TO ASSIST PHYSICIANS IN THE PRACTICE OF MEDICINE.

        We offer practice management and financial services to physicians in the District of Columbia, North Carolina and Virginia. These services are heavily concentrated in North Carolina and Virginia and are utilized by more than 1,000 physicians. Most of our clients are small and solo practitioners. We compete most often with single source providers of individual services who target small business. In our accounting, tax and financial services we also compete with local and regional certified public accounting firms. In our retirement plan administration we compete with large brokerage firms; while with respect to our payroll services we compete with national companies.

GROWTH OPPORTUNITIES

        Financial pressure on medical professional liability companies and market contraction in the industry has occurred as companies that expanded nationally or outside of their traditional market areas have sought to reduce or in some cases eliminate their medical professional liability insurance business on a going forward basis in order to regain financial stability. For several years in the 1990s, many of these carriers engaged in soft-market pricing tactics that generally resulted in lower premiums rates. Reduced profitability, reductions in surplus and capacity constraints have led many medical professional liability carriers to withdraw from, or limit new business in, one or more markets.

        We have maintained strict underwriting criteria and a disciplined approach with respect to pricing our product and establishing reserves. We have remained focused on growth in our existing markets as pricing conditions have improved. Further industry contraction and a hard insurance market characterized by increasing premium rates, lesser competition and a shortage of capital may create additional opportunities for growth within our market area. We are raising additional capital through this offering to better position ourselves to pursue further growth and market opportunities that arise.

        In our market areas, The St. Paul Companies, a national writer and the country's largest medical professional liability insurance carrier in 2001, exited the market leaving behind an approximately 9% industry-wide market share. This had a significant impact on our Delaware and Virginia markets as The St. Paul Companies had 2001 market shares of 22% and 15%, respectively. In addition, Fireman's Fund, another leading carrier also withdrew from the market. Princeton Insurance Company and MIIX Group, Inc. also have restricted writing premium policies to their domiciled states leaving former policyholders seeking coverage in our key markets of Delaware, Maryland and Virginia. Furthermore, financial difficulties have led to the insolvency of Doctors' Insurance Reciprocal (a subsidiary of The Reciprocal Group of America), leaving more than 1,000 physicians needing coverage in Virginia.

        Further industry contraction and a continued hard insurance market may create additional opportunities for expansion within our market area. The additional capital raised in this offering will better position us to pursue continued growth and market opportunities that arise.

COMPETITION

        The competitive environment in the medical professional liability industry has changed significantly over the past several years. We do not expect competition from the national companies, such as The St. Paul Companies and CNA Insurance Companies, which have historically been our largest competitors. The largest writers of medical professional liability insurance have recently decided to retrench or exit the marketplace. As a result, the market now is composed of smaller companies that offer only medical professional liability insurance.

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

        We expect to face competition from those companies that are focused on narrow geographic markets. In addition, our competitors may have existing relationships with insurance brokers or other distribution channels, which we may be unable to supplant.

        The following is a brief summary of our primary competitors in the jurisdictions in which we operate.

        District of Columbia. We are one of a few remaining carriers currently writing insurance policies in Washington, D.C. According to A.M. Best 2001 data, the most recent available, we have 53% of the District of Columbia medical professional liability market share. The Doctors Company Insurance Group holds a 9% market share in the District of Columbia. Professionals Advocate, a member of The Medical Mutual Group, holds an 8% market share in the District of Columbia.

        Delaware. As a result of the withdrawal of The St. Paul Companies and Fireman's Fund from the Delaware market and the downgrade of Princeton Insurance Company, we are expanding our market share among Delaware physicians. Companies licensed to do business in the state include MLMIC Group and SCPIE Holdings, Inc. which hold market shares of 13% and 7%, respectively.

        Maryland. We also have been writing insurance policies in Maryland since 1980. The departure of Princeton Insurance Company and MIIX Group, Inc. from Maryland and the insolvency of PHICO Insurance Company has created opportunities for growth in the state. Our primary competitor in Maryland is Medical Mutual of Maryland, a physician-governed carrier that has approximately 49% of the market share.

        Virginia. Our primary competitors in the Virginia marketplace include State Volunteer Mutual Insurance Company, Medical Mutual of North Carolina, The Doctors Company Insurance Group, MAG Mutual Insurance Company, Professionals Advocate, and ProAssurance Corporation. We have experienced significant growth in the Virginia market in the last two years. In 2002, The St. Paul Companies, Princeton Insurance Company and MIIX Group, Inc. exited this market creating additional growth opportunities. In addition, in January 2003 the largest underwriter of medical professional liability insurance in Virginia, Doctors Insurance Reciprocal, entered into receivership, which we believe will present additional growth opportunities. It is estimated that as a result of these developments, approximately 30% of the physicians in Virginia will be seeking alternative coverage.

        West Virginia. We currently do not expect to expand our business and we intend to maintain a limited exposure in West Virginia. Although few carriers are currently writing new business in West Virginia, ProAssurance Corporation has emerged as one of the state's primary markets for physicians.

INSURANCE ACTIVITIES

        General. We provide medical professional liability insurance for independent physicians who practice individually or in small groups. We generally sell an insurance product with $1 million of coverage for any one incident with a $3 million limit for incidents reported within the policy year. Our policies are written on a claims made basis and include coverage for the entire defense cost of the claim. These policies provide coverage for claims arising from incidents that both occur and are reported to us while the policy is in force. A claims-made policy is in force from the starting date of the initial policy period and continues in force from that date through each subsequent renewal. Policyholders can purchase up to $10 million dollars of excess coverage that provides coverage for losses up to $11 million with an annual limit of $13 million.

        Underwriting. Our policyholder services department is responsible for the evaluation of applicants for medical professional liability coverage, the issuance of policies and the establishment and implementation of underwriting standards. In addition, this department provides information to the D.C. Underwriting Committee and Virginia, West Virginia and Delaware Physician Advisory Boards. These boards are comprised of physicians who represent a cross discipline of medical specialties and provide valued input on local standards of care as they relate to understanding medical risk and underwriting in each area. We believe this combination of medical and insurance industry professionals provides a competitive advantage in underwriting services when compared to our competitors.

        We adhere to consistent and strict underwriting procedures with respect to the issuance of all physician medical professional liability policies. Each applicant or member of an applicant medical group is required to complete and sign a detailed application that provides a personal and professional history, the type and nature of the applicant's professional practice, information relating to specific practice procedures, hospital and professional affiliations and a complete history of any prior claims and incidents.

        We also perform a continuous process of underwriting policyholders at renewal. Information concerning physicians with large losses, a high frequency of claims or changing or unusual practice characteristics is developed through renewal applications, claims history and risk management reports.

        Claims. Our claims department is responsible for claims investigation, establishment of appropriate case reserves for losses and LAE, defense planning and coordination, monitoring of attorneys engaged by us to defend an insured against a claim and negotiation of the settlement or other disposition of a claim.

        We emphasize early evaluation and aggressive management of claims. When a claim is reported, our claims professionals complete a preliminary evaluation and set the initial reserve. After a full evaluation of the claim has been completed, which generally occurs within seven months, the initial reserve may be adjusted.

        As of December 31, 2002, we had approximately 517 open cases with an average of 65 cases being handled by each claims representative. Our claims department consists of nine claims professionals and the level of education ranges from certified paralegal to juris doctor. The current professional claims staff has an average of 12 years of experience handling medical professional liability cases. We limit the number of claims handled by each representative to fewer than 90 cases. We believe this number is lower than other companies in the medical professional liability insurance industry.

        Our focus is to maintain a local presence in the jurisdictions where we write coverage. We have obtained an understanding of the local medical and legal climates where we write policies through on-site visits, interviews with local law firms, discussions with policyholders and ongoing communications with local law firms. We retain locally-based attorneys who specialize in medical professional liability defense and share our philosophy to represent our policyholders. We also retain the services of medical experts who are leaders in their specialties and who bring credibility and expertise to the litigation process.

        Our D.C. claims committee is composed of 9 physicians from various specialties and meets monthly to provide evaluation and guidance on claims. The multi-specialty approach of these physicians adds a unique perspective to the claims handling process as it provides an opportunity to obtain the opinions of several different specialists meeting to share their knowledge in the area of liability evaluation and general peer review.

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

        Our objective of local physician claims guidance is carried out in Delaware, Virginia and West Virginia through advisory boards which serve as our preliminary risk screening mechanism. These boards meet to review medical incidents, assess claims and practice characteristics of current and prospective policyholders, and bring to our attention all matters of special interest to healthcare providers in their state.

        Risk management. The goal of our risk management staff is to assist our policyholders in identifying potential areas of exposure to loss and to develop strategies to reduce or eliminate such risk. Our risk management committee, a group of nine physicians comprising various specialties, lend their individual expertise in the development of risk management services tailored to the needs of the individual policyholders to aid in this endeavor.

        Our risk management staff presents educational seminars throughout the year in locations convenient to our policyholders. Programs designed to address the needs and interests of physicians are held throughout the District of Columbia, Delaware, Maryland, Virginia and West Virginia, and cover a wide variety of topics. Our staff is also available to present customized programs, on an as requested basis, to individual physician groups and/or office staff.

        Physicians unable to attend a live seminar are given the opportunity to access our risk management services in other ways. Currently, three home study courses are available and accessible either on-line or in booklet format. Those physicians wanting a more involved approach to dealing with their risk management concerns may participate in an office assessment conducted by one of our risk management staff members.

        CME accreditation through the MSDC, allows us to award Category 1 CME credit to those physicians who attend a live seminar, successfully complete a home study course, or undergo an office assessment. Participation in one of these activities also entitles policyholders to a 5% policy premium discount.

        Marketing. Within the District of Columbia, we market directly to individual physicians and other prospective policyholders through our sponsored relationship with the MSDC, referrals by existing policyholders, advertisements in medical journals, and direct solicitation to licensed physicians. We attract new physicians by targeting medical residents and physicians just entering medical practice. In addition, we participate as a sponsor and participant in various medical group and hospital administrators' programs, medical association and specialty society conventions and similar events. We believe that our comprehensive approach, market knowledge and insurance expertise all play key roles in the successful direct marketing of our medical professional liability insurance in this jurisdiction.

        Our primary marketing channel in Delaware, Maryland, Virginia and West Virginia is our independent agent network. In 2002, our agent network totaled 32 agencies. These agents produced 83% of new premiums and 50% of renewing premiums in 2002. Healthcare providers frequently utilize agents when they purchase medical professional liability insurance. Therefore, we believe that developing our broker relationships in these states is important to grow our market share. We select agents who have demonstrated experience and stability in the medical professional liability insurance industry. Brokers and agents receive market rate commissions and other incentives averaging 9% based on the business they produce and maintain. We strive to foster relationships with those brokers and agents who are committed to promoting our products and are successful in producing business for us. In 2002, we created the President's Gold Circle to recognize agencies that contribute growth in excess of $1 million in premiums.

        Account information is communicated to all policyholders and agents through our Policyholder Services Department. This department strives to maintain a close relationship with the medical groups

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

and individual practitioners insured by us as well as the agents who make up our agency network. To best serve clients and agents, we deploy client service representatives who can answer most inquiries and, in other instances, provide immediate access to an appropriate individual who has the expertise to provide a response. For hospital-based programs and large and mid-size medical groups, we have an account manager assigned to each group who leads a team comprised of underwriting, risk management and claims management representatives, each of whom may be contacted directly by the policyholder for prompt response. Over the years, we believe this approach has resulted in our high customer retention and satisfaction rate.

        Risk Sharing Arrangements. We have entered into agreements for risk sharing programs for groups of physicians practicing at some hospitals in the Washington, D.C. metropolitan area. The type of risk sharing arrangement offered involves the initial funding of a portion of a premium being held to pay losses. In this type of arrangement, we receive full gross premium, less applicable credits otherwise granted. After quota share losses are determined, if loss development is favorable, any premium in excess of the losses is returned.

        Risk sharing arrangements help lower our risk associated with medical care provided by the hospital's attending physicians. The arrangements also establish a cost-effective source of professional liability coverage for physicians participating in the program.

        We reduced the level of risk share discount offered in our risk sharing programs in 2003, and established an administrative management program for intensive risk management services specific to these programs. This new administrative program is provided on a fee basis and generates additional non-risk bearing revenue.

        Rates. We establish rates and rating classifications for physician and medical group policyholders in the District of Columbia based on the losses and LAE experience we have developed over the past 21 years. For our other market areas, we rely on losses and LAE experience data from the medical professional liability industry. We have various rating classifications based on practice location, medical specialty and other factors. We utilize premium discounts, including discounts for part-time practice, physicians just entering medical practice, claim-free physicians and risk management participation. Generally, total discounts granted to a policyholder do not exceed 25% of the base premium. In addition, surcharges generally do not exceed 25% of the base premium. Effective rates equal our base rate, less any discounts, plus any surcharges to the policyholder.

        Our rates are established based on previous loss experience, loss adjustment expenses, anticipated policyholder discounts or surcharges, and fixed and variable operating expenses. In recognition of the increase in the severity of losses, the weighted average rate increase for our base premiums was 29% effective January 1, 2003, and 16% effective January 1, 2002.

        Reserves for Losses and LAE. The determination of loss and LAE reserves involves projection of ultimate losses through an actuarial analysis of our claims history and other medical professional liability insurers, subject to adjustments deemed appropriate by us due to changing circumstances. Included in our claims history are losses and LAE paid by us in prior periods, and case reserves for losses and LAE developed by our claims department as claims are reported and investigated. Actuaries rely primarily on historical loss experience in determining reserve levels on the assumption that historical loss experience provides a good indication of future loss experience despite the uncertainties in loss trends and the delays in reporting and settling claims. As additional information becomes available, the estimates reflected in earlier loss reserves might be revised. Any increase or decrease in the amount of reserves, including reserves for insured events of prior years, would have a corresponding adverse or beneficial effect on our results of operations for the period in which the adjustments are made.

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

        Our estimates of the ultimate cost of resolving the claims are based on numerous factors including, but not limited to:

        .       information then known;

        .       predictions of future events;

        .       estimates of future trends in claims frequency and severity;

        .       predictions of future inflation rates;

        .       judicial theories of liability;

        .       judicial interpretations of insurance contracts; and

        .       legislative activity.

        The inherent uncertainty of establishing reserves is greater for medical professional liability insurance because lengthy periods may elapse before notice of a claim or a determination of liability. Medical professional liability insurance policies are long tail policies, which means that claims and expenses may be paid over a period of 10 or more years. This is longer than most property and casualty claims. As a result of these long payment periods, trends in medical professional liability policies may be slow to emerge, and we may not promptly modify our underwriting practices and change our premium rates to reflect underlying loss trends. Finally, changes in the practice of medicine and healthcare delivery, like the emergence of new, larger medical groups that do not have an established claims history, and additional claims resulting from restrictions on treatment by managed care organizations, may not be fully reflected in our underwriting and reserving practices.

        Our independent actuary reviews our reserves for losses and LAE periodically and prepare semi-annual reports that include a recommended level of reserves. We consider this recommendation as well as other factors, like loss retention levels and anticipated or estimated changes in frequency and severity of claims, in establishing the amount of our reserves for losses and LAE. We continually refine reserve estimates as experience develops and claims are resolved. Medical professional liability insurance is a line of business for which the initial losses and LAE estimates may change significantly as a result of events occurring long after the reporting of the claim. For example, losses and LAE estimates may prove to be inadequate because of sudden severe inflation or adverse judicial or legislative decisions.

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

        Activity in the liability for unpaid losses and LAE is summarized as follows:

                                                                             YEAR ENDED DECEMBER 31,
                                                                    ----------------------------------------
                                                                        2002           2001          2000
                                                                    -----------    -----------   -----------
                                                                                 (in thousands)
        Balance, beginning of year..............................    $    84,560    $    81,134   $    84,282
          Less reinsurance recoverable on unpaid claims.........         29,624         27,312        25,815
                                                                    -----------    -----------   -----------
        Net balance.............................................         54,936         53,822        58,467
                                                                    -----------    -----------   -----------
        Incurred related to:
          Current year..........................................         24,063         23,056        17,829
          Prior years...........................................          2,766         (4,198)       (5,883)
                                                                    -----------    -----------   -----------
             Total incurred.....................................         26,829         18,858        11,946
                                                                    -----------    -----------   -----------
        Paid related to:
          Current year..........................................          1,491          1,599           917
          Prior years...........................................         18,664         16,145        15,674
                                                                    -----------    -----------   -----------
             Total paid.........................................         20,155         17,744        16,591
                                                                    -----------    -----------   -----------
        Net balance.............................................         61,610         54,936        53,822
          Plus reinsurance recoverable on unpaid claims.........         42,412         29,624        27,312
                                                                    -----------    -----------   -----------
        Balance, end of year....................................    $   104,022    $    84,560   $    81,134
                                                                    ===========    ===========   ===========

        The amounts shown above and the reserve for unpaid losses and LAE on the chart located on the next page are presented in conformity with GAAP.

        The following table reflects the development of reserves for unpaid losses and LAE for the years indicated, at the end of that year and each subsequent year. The first line shows the reserves, as originally reported at the end of the stated year. Each calendar year-end reserve includes the estimated unpaid liabilities for that coverage year and for all prior coverage years. The section under the caption "Cumulative Liability Paid Through End of Year" shows the cumulative amounts paid through each subsequent year on those claims for which reserves were carried as of each specific year-end. The section under the caption "Re-estimated Liability" shows the original recorded reserve as adjusted as of the end of each subsequent year to reflect the cumulative amounts paid and any other facts and circumstances discovered during each year. The line "Redundancy (deficiency)" sets forth the difference between the latest re-estimated liability and the liability as originally established.

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

        The table reflects the effects of all changes in amounts of prior periods. For example, if a loss determined in 1996 to be $100,000 was first reserved in 1992 at $150,000, the $50,000 favorable loss development, being the original estimate minus the actual loss, would be included in the cumulative redundancy in each of the years 1992 through 1996 shown below. This table presents development data by calendar year and does not relate the data to the year in which the claim was reported or the incident actually occurred. Conditions and trends that have affected the development of these reserves in the past will not necessarily recur in the future.

                           1992      1993      1994      1995      1996      1997      1998      1999       2000      2001
                         --------  --------  --------  --------  --------  --------  --------  --------   --------  --------
                                                                   (in thousands)
 Reserve for Unpaid
 Losses and LAE......    $ 86,727  $ 88,891  $ 77,647  $ 68,928  $ 68,101  $ 72,031  $ 84,595  $ 84,282   $ 81,134  $ 84,560

CUMULATIVE LIABILITY
PAID THROUGH END OF
YEAR:
   One year later....      18,103    19,786    21,667    16,084    14,916     9,667    13,865    20,813     20,828    21,995
   Two years later...      35,861    39,293    34,829    27,634    22,237    21,810    32,778    38,078     34,253
   Three years later.      51,163    47,348    43,237    32,409    29,135    36,310    42,381    44,696
   Four years later..      56,648    51,845    45,219    34,657    39,938    42,553    44,352
   Five years later..      59,473    52,984    45,682    41,578    44,297    43,581
   Six years later...      60,335    53,208    51,450    43,753    44,724
   Seven years later.      60,440    58,246    52,551    43,962
   Eight years later.      63,395    59,086    52,737
   Nine years later..      64,113    59,108
   Ten years later...      64,115

RE-ESTIMATED LIABILITY:
   One year later....    $ 79,174  $ 70,640  $ 68,891  $ 62,028  $ 61,121  $ 71,419  $ 72,575  $ 77,373   $ 73,582  $ 86,534
   Two years later...      65,174    63,248    66,439    53,429    62,097    64,980    66,733    71,489     73,654
   Three years later.      62,521    65,422    60,858    55,883    58,169    61,336    60,752    68,439
   Four years later..      65,225    64,460    62,625    53,400    54,324    54,996    59,069
   Five years later..      67,681    66,275    61,077    50,744    50,977    53,952
   Six years later...      69,765    64,877    58,220    47,946    50,666
   Seven years later.      68,415    63,514    55,739    47,099
   Eight years later.      67,740    61,262    55,156
   Nine years later..      65,671    60,160
   Ten years later...      64,213

Redundancy
 (deficiency)........    $ 22,514  $ 28,731  $ 22,491  $ 21,829  $ 17,435  $ 18,079  $ 25,526  $ 15,843   $  7,480  $ (1,974)

        General office premises liability incurred losses have been less than 1% of medical professional liability incurred losses in the last five years. We do not have reserves for pollution claims as our policies exclude liability for pollution. We have never been presented with a pollution claim brought against us or our insureds.

        Reinsurance. We follow customary industry practice by reinsuring a portion of our risks and paying a reinsurance premium based upon the premiums received on all policies subject to reinsurance. By reducing our potential liability on individual risks, reinsurance protects us against large losses. We have full underwriting authority for medical professional liability policies including premises liability policies issued to physicians, surgeons, dentists and professional corporations and partnerships. The 2003 reinsurance program cedes to the reinsurers up to the maximum reinsurance policy limit those risks insured by us in excess of our $1 million retention.

        Although reinsurance does not discharge us from our primary liability for the full amount of our insurance policies, it contractually obligates the reinsurer to pay successful claims against us to the extent of risk ceded. Our current reinsurance program is designed to provide coverage through separate reinsurance treaties for two layers of risk.

        Losses in excess of $1,000,000 per claim up to $2,000,000. Effective January 1, 2003 to January 1, 2006, the treaty, which reinsures us for losses in excess of $1,000,000 per claim up to $2,000,000, is a fixed rate treaty. The reinsurance premium is agreed upon as a fixed percentage of gross net earned premium income. Gross net earned premium income is our gross premium earned net of discounts for coverage limits up to $2,000,000.

        Effective January 1, 2000 to January 1, 2003 our primary treaty reinsures losses in excess of $500,000 per claim up to $1,000,000 and is a fixed rate treaty. Our first excess cession treaty covers losses up to $1,000,000 in excess of $1,000,000 per claim. For risks related to claims submitted January 1, 2000 to January 1, 2003, under this first excess cession treaty, we cede 100% of our risks and premium.

        For claims submitted for 1999 and prior years, we have a swing-rated treaty which reinsures us for losses in excess of $500,000 per claim up to $1,000,000, subject to an inner aggregate deductible of 5% of gross net earned premium income. The ultimate reinsurance premium is subject to incurred losses and ranges between a minimum premium of 4% of gross net earned premium income and a maximum premium of 22.5% of gross net earned premium income. The inner aggregate deductible means that we must pay losses within the reinsurance layer until the inner aggregate deductible is satisfied. We paid a deposit premium equal to 14% of gross net earned premium income that is ultimately increased or decreased based on actual losses, subject to the minimum and maximum premium. Following are the reinsurance premium terms for the swing-rated treaty for calendar years 1999, 1998, 1997 and 1996.

                                                PERCENTAGE OF GROSS NET EARNED
                                                        PREMIUM INCOME
                                                ------------------------------
                                                1999    1998    1997     1996
                                                ----    ----    ----     -----
            Deposit premium................     14.0%   14.0%   14.0%     14.0%
            Maximum premium................     22.5    22.5    22.5      30.0
            Minimum premium................      4.0     4.0     4.0       4.0
            Inner aggregate deductible.....      5.0     5.0     5.0      10.0

        We have recorded, based on actuarial analysis, management's best estimate of premium expense under the terms of the swing-rated treaty. In the initial year of development for each coverage year, the premium was capped at the maximum rate. We then adjust the liability and expense as losses develop in subsequent years.

        For claims related to 1999 and earlier years, we ceded between 91% and 95% of our risks and premium to the $1 million excess layer treaty program and retained 5% to 9% of the risks and premium. We receive a ceding commission from the reinsurers to cover the costs associated with issuing this coverage.

        Losses up to $9,000,000 in excess of $2,000,000 per claim. An excess cession layer treaty covers losses up to $9,000,000 in excess of $2,000,000 per claim. We cede 100% of our risks to the $2,000,000 excess layer treaty program and retain none of the risks. The premium for the $2,000,000 excess layer treaty is 100% of the premium collected from insureds for this coverage. We receive a ceding commission from the reinsurers to cover the costs associated with issuing this coverage.

        Ceding commissions, which are 15% of gross ceded reinsurance premiums in the excess layer and other treaties are deducted from other underwriting expenses. Ceding commissions were $1.1 million, $644,000 and $357,000 in 2002, 2001 and 2000, respectively.

        Additionally, our reinsurance program protects us from paying multiple retentions for claims arising out of one event. In most situations we will only pay one $1,000,000 retention regardless of the number of original policies or claimants involved. We also have protection against losses in excess of its existing reinsurance. We may provide higher policy limits reinsured through facultative reinsurance programs. Facultative reinsurance programs are reinsurance programs which are specifically designed for a particular risk not covered by our existing reinsurance arrangements.

        We determine the amount and scope of reinsurance coverage to purchase each year based upon evaluation of the risks accepted, consultations with reinsurance consultants and a review of market conditions, including the availability and pricing of reinsurance. Our primary reinsurance treaty is placed with non-affiliated reinsurers for a three-year term with annual renegotiations. Our current three-year treaty expires January 1, 2006.

        The reinsurance program is placed with a number of individual reinsurance companies and Lloyds' syndicates to mitigate the concentrations of reinsurance credit risk. Most of the reinsurers are European companies or Lloyds' syndicates; there is a small percentage placed with a domestic reinsurer. As of December 31, 2002, the amounts recoverable from reinsurers attributable to Lloyds of London represents a total of 42 syndicates. We rely on our wholly owned brokerage firm, National Capital Insurance Brokerage, Ltd., Willis Re, Inc. and a London-based intermediary to assist in the analysis of the credit quality of reinsurers. We also require reinsurers that are not authorized to do business in the District of Columbia to post a letter of credit to secure reinsurance recoverable on paid losses.

        The following table reflects reinsurance recoverable on paid and unpaid losses at December 31, 2002 by reinsurer:

                                                                          REINSURANCE           A.M. BEST
        REINSURER                                                         RECOVERABLE            RATING
        -----------                                                      --------------         ---------
                                                                         (in thousands)
        Lloyd's of London syndicates.................................    $       25,846             A-
        Hanover Rueckversicherungs - AG..............................             4,091             A+
        CNA Reinsurance LTD..........................................             3,102            NR3
        Unionamerica Insurance.......................................             1,948            C++
        Transatlantic Reinsurance Company............................             3,491            A++
        AXA Reassurance..............................................             2,622             A
        Terra Nova Insurance Company LTD.............................             1,208            B++
        Other reinsurers.............................................               923            A/A-
                                                                         --------------

            Total....................................................    $       43,231
                                                                         ==============

        The effect of reinsurance on premiums written and earned for the years ended December 31, 2002, 2001 and 2000 is as follows:

                                                       YEAR ENDED DECEMBER 31,
                            -----------------------------------------------------------------------------
                                      2002                      2001                       2000
                            ------------------------  -------------------------  ------------------------
                              WRITTEN      EARNED       WRITTEN       EARNED       WRITTEN      EARNED
                            -----------  -----------  -----------   -----------  -----------  -----------
                                                           (in thousands)
        Direct...........   $    51,799  $    44,113  $    34,459   $    28,192  $    22,727  $    19,965
        Ceded............       (18,003)     (14,023)     (10,542)       (7,296)      (5,874)      (4,110)
                            -----------  -----------  -----------   -----------  -----------  -----------
        Net..............   $    33,796  $    30,090  $    23,917   $    20,896  $    16,853  $    15,855
                            ===========  ===========  ===========   ===========  ===========  ===========

        In late 1999, we introduced PracticeGard Plus, which provides errors and omissions coverage on Medicare/Medicaid billing to health care providers. This coverage provides up to $1 million in indemnity and expense protection and only pays indemnity on civil fines and penalties. We reinsure 100% of this risk and receive a ceding commission. We intend to evaluate our level of risk acceptance based on how losses develop in the future. Since this coverage protects a new risk based on recently passed national legislation, current loss development is uncertain.

        Investment Portfolio. Investment income is an important component in support of our operating results. We utilize external investment managers who adhere to policies established and supervised by our investment committee. Our current investment policy has placed primary emphasis on investment grade, fixed income securities and seeks to maximize after-tax yields while minimizing portfolio credit risk. Toward achieving this goal, our investment guidelines, which set the parameters for our investment policy, permit investments in tax-advantaged securities such as municipal bonds and preferred stock. Our investment guidelines document is reviewed and updated as needed but at least annually.

        Deutsche Asset Management (DeAM), previously Zurich Scudder Insurance Asset Management, was the external investment manager for our fixed income securities including tax advantaged preferred stocks for the three years ended December 31, 2002. Effective January 1, 2003, Standish Mellon Asset Management became the external investment manager for our portfolio.

        Each year we, along with our investment manager, have conducted extensive financial analyses of the investment portfolio using stochastic models to develop a risk appropriate investment portfolio given the business environment and risks relevant to us. DeAM supplemented stochastic modeling with the output from their independent investment research and strategy group to develop a tailored investment approach for us. Analysis of our capital structure and risk-bearing ability, valuation, peer comparisons, as well as proprietary and third party modeling, determine the optimal level of tax advantaged investments and provide strategy input.

        DeAM used Dynamic Financial Analysis (DFA), a total company tool, to test our capital structure and business plan under numerous potential future economic scenarios. The results of DFA, in the form of probability distributions on key financial statistics, allow us to make risk informed decisions on the structure of our investment portfolio as it relates to our business profile. DFA output has been especially useful in setting portfolio policy regarding average duration and optimizing potential equity exposure.

        We have classified our investments as available for sale and report them at fair value, with unrealized gains and losses excluded from net income and reported, net of deferred taxes, as a component of stockholders' equity. During periods of rising interest rates, as experienced during 1999, the fair value of our investment portfolio will generally decline resulting in decreases in our stockholders' equity. Conversely, during periods of falling interest rates, as experienced during 2002, the fair value of our investment portfolio will generally increase resulting in increases in our stockholders' equity.

        The following table sets forth the fair value and the amortized cost of our investment portfolio at the dates indicated.

                                                                        GROSS          GROSS
                                                        AMORTIZED     UNREALIZED     UNREALIZED
                                                          COST          GAINS          LOSSES       FAIR VALUE
                                                      ------------   ------------   ------------   ------------
                                                                            (in thousands)
AT DECEMBER 31, 2002
U.S. Government and agencies.......................   $     27,664   $        292   $         (4)  $     27,952
Corporate..........................................         32,680          1,567           (488)        33,759
Tax-exempt obligations.............................         30,416          2,309            (21)        32,704
Asset and mortgage-backed securities...............         19,549            882           (150)        20,281
                                                      ------------   ------------   ------------   ------------
                                                           110,309          5,050           (663)       114,696
Equity securities..................................          5,561            150           (287)         5,424
                                                      ------------   ------------   ------------   ------------
  Total............................................   $    115,870   $      5,200   $       (950)  $    120,120
                                                      ============   ============   ============   ============
AT DECEMBER 31, 2001
U.S. Government and agencies.......................   $      4,600   $        161   $         --   $      4,761
Corporate..........................................         43,739            977         (1,311)        43,405
Tax-exempt obligations.............................         19,304            634           (134)        19,804
Asset and mortgage-backed securities...............         28,073            695            (15)        28,753
                                                      ------------   ------------   ------------   ------------
                                                            95,716          2,467         (1,460)        96,723
Equity securities..................................          6,691            118           (407)         6,402
                                                      ------------   ------------   ------------   ------------
  Total............................................   $    102,407   $      2,585   $     (1,867)  $    103,125
                                                      ============   ============   ============   ============
AT DECEMBER 31, 2000
U.S. Government and agencies.......................   $     13,037   $        490   $        (14)  $     13,513
Corporate..........................................         32,301            181         (1,763)        30,719
Tax-exempt obligations.............................         15,379            631             --         16,010
Asset and mortgage-backed securities...............         31,335            208           (303)        31,240
                                                      ------------   ------------   ------------   ------------
                                                            92,052          1,510         (2,080)        91,482
Equity securities..................................          7,121             45           (603)         6,563
                                                      ------------   ------------   ------------   ------------
  Total............................................   $     99,173   $      1,555   $     (2,683)  $     98,045
                                                      ============   ============   ============   ============

        Our investment portfolio of fixed maturity securities consists primarily of intermediate-term, investment-grade securities. Our investment policy provides that all security purchases be limited to rated securities or unrated securities approved by management on the recommendation of our investment advisor. At December 31, 2002, we held 58 asset and mortgage-related securities, most of which had a quality of Agency/AAA. Collectively, our mortgage-related securities had an average yield to maturity of approximately 3.42%. Approximately 53.4% of the mortgage-related securities are pass-through securities. We do not have any interest only or principal only pass-through securities.

        The following table contains the investment quality distribution of our fixed maturity investments at December 31, 2002.

      TYPE/RATINGS OF INVESTMENT                  PERCENTAGE
      -----------------------------------------   ----------
      Treasury/Agency..........................         34.4%
      AAA......................................         29.8
      AA.......................................          9.8
      A........................................         19.7
      BBB......................................          6.1
      B........................................          0.2
                                                  ----------
                                                       100.0%
                                                  ==========

        The ratings set forth in the table are based on ratings assigned by Standard & Poor's Corporation and Moody's Investors Service, Inc.

        The following table sets forth information concerning the maturities of fixed maturity securities in our investment portfolio as of December 31, 2002, by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                            AT DECEMBER 31, 2002
                                                ------------------------------------------
                                                                                PERCENTAGE
                                                 AMORTIZED         FAIR           OF FAIR
                                                    COST           VALUE           VALUE
                                                ------------    ------------    ----------
                                                               (in thousands)
Due in one year or less......................   $        742    $        750             1%
Due after one year through five years........         40,685          42,283            35
Due after five years through ten years.......         36,707          38,825            32
Due after ten years..........................         12,626          12,557            10
                                                ------------    ------------    ----------
                                                      90,760          94,415            78%
Equity securities............................          5,561           5,424             5
Asset and mortgage-backed securities.........         19,549          20,281            17
                                                ------------    ------------    ----------
   Total.....................................   $    115,870    $    120,120           100%
                                                ============    ============    ==========

        Proceeds from bond maturities, sales and redemptions of available for sale investments during the years 2002, 2001, and 2000 were $39.0 million, $22.0 million and $10.5 million, respectively. Gross gains of $1,437,000, $787,000 and $16,000 and gross losses of $1,568,000, $1,065,000 and $21,000 were realized on available for sale investment redemptions during 2002, 2001, and 2000, respectively.

        The average effective maturity and the average modified duration of the securities in our fixed maturity portfolio as of December 31, 2002 and 2001, was
4.4 years and 4.7 years, respectively.

A.M. BEST COMPANY RATINGS

        A.M. Best, which rates insurance companies based on factors of concern to policyholders, rated NCRIC, Inc. and CML "A-"(Excellent). This is the fourth highest rating of the 15 ratings that A.M. Best assigns. NCRIC, Inc. received its initial rating of "B" in 1988, was upgraded to "B+" in 1989, to "B++" in 1996 and was upgraded to "A-" in 1997. A.M. Best reaffirmed the "A-" ratings of NCRIC, Inc. and CML in 2002. A.M. Best reviews its ratings periodically.

        A.M. Best's "A-" rating is assigned to those companies that in A.M. Best's opinion have a strong ability to meet their obligations to policyholders over a long period of time. In evaluating a company's financial and operating performance, A.M. Best reviews:

        .       the company's profitability, leverage and liquidity;

        .       its book of business;

        .       the adequacy and soundness of its reinsurance;

        .       the quality and estimated market value of its assets;

        .       the adequacy of its reserves and surplus;

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

        .       its capital structure;

        .       the experience and competence of its management; and

        .       its market presence.

INSURANCE COMPANY REGULATION

        General. NCRIC, Inc. is subject to supervision and regulation by the District of Columbia Department of Insurance and Securities Regulation and insurance authorities in Maryland. CML is subject to supervision and regulation by the District of Columbia Department of Insurance and Securities Regulation and insurance authorities in Delaware, Maryland, Virginia and West Virginia. This regulation is concerned primarily with the protection of policyholders' interests rather than stockholders' interests. Accordingly, decisions of insurance authorities made with a view to protecting the interests of policyholders may reduce our profitability. The extent of regulation varies by jurisdiction, but this regulation usually includes:

        .       regulating premium rates and policy forms;

        .       setting minimum capital and surplus requirements;

        .       regulating guaranty fund assessments;

        .       licensing of insurers and agents;

        . approving accounting methods and methods of setting statutory loss and expense reserves;

        .       underwriting limitations;

        . the terms upon which a full demutualization transaction can occur;

        .       restrictions on transactions with affiliates;

        . setting requirements for and limiting the types and amounts of investments;

        . establishing requirements for the filing of annual statements and other financial reports;

        . conducting periodic statutory examinations of the affairs of insurance companies;

        .       approving proposed changes of control; and

        . limiting the amounts of dividends that may be paid without prior regulatory approval.

        Without the approval of the District of Columbia Commissioner of Insurance and Securities, neither NCRIC, Inc. nor CML may diversify out of the healthcare and insurance fields through an acquisition or otherwise.

        NAIC Codification. The Codification of Statutory Accounting Principles was developed by the NAIC as a comprehensive guide to statutory accounting intended to provide analysts and other users with more comparable financial statements. Much of statutory accounting is based on GAAP with modifications that emphasize the concepts of conservatism and solvency inherent in statutory accounting. The Codification was mandated by the NAIC to be effective as of January 1, 2001. Statutory accounting changes resulting from this guidance do not have an effect on the financial statements prepared in accordance with GAAP, which have been included with this document and filed with the Securities and Exchange Commission.

        Guaranty fund laws. Each of the jurisdictions in which we do business has guaranty fund laws under which insurers doing business in those jurisdictions can be assessed on the basis of premiums written by the insurer in that jurisdiction in order to fund policyholder liabilities of insolvent insurance companies. Under these laws in general, an insurer is subject to assessment, depending upon its market share of a given line of business, to assist in the payment of policyholder claims against insolvent insurers. In the District of Columbia, insurance companies are assessed in three categories: (i) automobile; (ii) workers' compensation; and (iii) all other. An insurance company licensed to do business in the District of Columbia is only liable to pay an assessment if another insurance company within its category becomes insolvent. We are in the "all other" category.

        Significant assessments could have a material adverse effect on our financial condition or results of operations. While we will not necessarily be liable to pay assessments each year, the insolvency of another insurance company within our category of insurance could result in the maximum assessment being imposed on us over several years. We cannot predict the amount of future assessments. During 2001 we received an assessment due to the insolvency of Reliance Insurance Company. Recently PHICO Insurance Company went into receivership; this resulted in guaranty fund assessments to us of $355,000 in 2002. In each of the jurisdictions in which we conduct business, the amount of the assessment cannot exceed 2% of our direct premiums written per year in that jurisdiction.

        Examination of insurance companies. Every insurance company is subject to a periodic financial examination under the authority of the insurance commissioner of its jurisdiction of domicile. Any other jurisdiction interested in participating in a periodic examination may do so. The last completed periodic financial examination of NCRIC, Inc., based on December 31, 1999 financial statements, was completed and a final report was issued on February 20, 2001. The final report positively assessed our financial stability and operating procedures. The last periodic financial examination report of CML, based on December 31, 2001 financial statements, was issued on August 30, 2002. The periodic financial examination positively assessed CML's financial stability and operating procedures.

        Approval of rates and policies. The District of Columbia, Virginia and Delaware require us to submit rates to regulators on a file and use basis. Under a file and use system, an insurer is permitted to bring new rates and policies into effect on filing them with the appropriate regulator, subject to the right of the regulator to object within a fixed period of days. In each of the District of Columbia, Delaware and Virginia, rating plans, policies and endorsements must be submitted to the regulators 30 days prior to their effectiveness. Maryland and West Virginia are prior approval jurisdictions. The possibility exists that we may be unable to implement desired rates, policies, endorsements, forms or manuals if these items are not approved by an insurance commissioner.

        Medical professional liability reports. We principally write medical professional liability insurance, as such, requirements are placed upon us to report detailed information with regard to settlements or judgments against our insureds. In addition, we are required to report to the D.C. Department of Insurance and Securities Regulation or state regulatory agencies or the National Practitioners Data Bank payments, claims closed without payments and actions like terminations or premiums surcharges with respect to our insureds. Penalties may attach if we fail to report to either the Department of Insurance and Securities Regulation or an applicable state insurance regulator or the National Practitioners Data Bank.

        Changes in government regulation of the healthcare system. Federal and state governments recently have considered reforming the healthcare system. While some of the proposals could be beneficial to our business the adoption of others could adversely affect us. Public discussion of a broad range of healthcare reform measures will likely continue in the future. These measures that would affect our medical professional liability insurance business and our practice management products and services include, but are not limited to:

        .       spending limits;

        .       price controls;

        .       limits on increases in insurance premiums;

        . limits on the liability of doctors and hospitals for tort claims; and

        .       changes in the healthcare insurance system.

        Insurance Holding Company Regulation. The Commissioner of Insurance and Securities of the District of Columbia has jurisdiction over NCRIC Group as an insurance holding company. We are required to file information periodically with the Department of Insurance and Securities Regulation, including information relating to its capital structure, ownership, financial condition and general business operations. In the District of Columbia, transactions by an insurance company with affiliates involving loans, sales, purchases, exchanges, extensions of credit, investments, guarantees or other contingent obligations, which within any 12-month period aggregate at least 3% of the insurance company's admitted assets or 25% of its surplus, whichever is greater, require prior approval. Prior approval is also required for all management agreements, service contracts and cost-sharing arrangements between an insurance company and its affiliates. Some reinsurance agreements or modifications also require prior approval.

        District of Columbia insurance laws also provide that the acquisition or change of control of a domestic insurance company or of any person or entity that controls an insurance company cannot be consummated without prior regulatory approval. A change in control is generally defined as the acquisition of 10% or more of the issued and outstanding shares of an insurance holding company.

        Regulation of dividends from insurance subsidiaries. The District of Columbia insurance laws limit the ability of NCRIC, Inc. to pay dividends. Without prior notice to and approval of the Commissioner of Insurance and Securities, NCRIC, Inc. may not declare or pay an extraordinary dividend, which is defined as any dividend or distribution of cash or other property whose fair market value, together with other dividends or distributions made, within the preceding 12 months exceeds the lesser of (1) 10% of NCRIC, Inc.'s statutory surplus as of the preceding December 31, or (2) NCRIC, Inc.'s statutory net income excluding realized capital gains, for the 12-month period ending the preceding December 31, but does not include pro rata distributions of any class of our own securities. In calculating net income under the test, NCRIC, Inc. may carry forward net income, excluding realized capital gains, from the previous two calendar years that has not been paid out as dividends. District of Columbia law gives the Commissioner of Insurance and Securities broad discretion to disapprove dividends even if the dividends are within the above-described limits. The District of Columbia permits the payment of dividends only out of unassigned statutory surplus. Using these criteria, as of December 31, 2002, because of the statutory loss from operations in 2002, NCRIC, Inc. would be able to pay approximately $1.2 million in dividends without regulatory approval. CML's dividend restrictions are identical to NCRIC, Inc.'s. Based on its 2002 operating results, CML would be able to pay approximately $500,000 in dividends without prior approval of the Commissioner of Insurance and Securities.

FEDERAL SECURITIES LAWS

        General. We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of shares of common stock to be issued in connection with the conversion and the offering. Upon completion of the conversion and the offering, our common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will continue to be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

        The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of NCRIC Group may be resold without registration. Shares purchased by an affiliate of NCRIC Group will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If NCRIC Group meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of NCRIC Group that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of NCRIC Group, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, NCRIC Group may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

        Sarbanes-Oxley Act. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (SOA). The stated goals of the SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

        The SOA is the most far-reaching U.S. securities legislation enacted in many years. The SOA generally applies to all companies that file or are required to file periodic reports with the Securities and Exchange Commission, under the Securities Exchange Act of 1934.

        The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the Securities and Exchange Commission and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the Securities and Exchange Commission and the Comptroller General. The SOA represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

        The SOA addresses, among other matters:

        .       audit committees;

        . certification of financial statements by the chief executive officer and the chief financial officer;

        . the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

        . a prohibition on insider trading during pension plan black out periods;

        .       disclosure of off-balance sheet transactions;

        .       a prohibition on personal loans to directors and officers;

        .       expedited filing requirements for Forms 4;

        . disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;

        .       "real time" filing of periodic reports;

        .       the formation of a public accounting oversight board;

        .       auditor independence; and

        . various increased criminal penalties for violations of securities laws.

        The SOA contains provisions which became effective upon enactment and provisions which will become effective from within 30 days to one year from enactment. The Securities and Exchange Commission has been delegated the task of enacting rules to implement various provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Securities and Exchange Act.

OUR COMPANIES

        We were organized in December 1998 in connection with the reorganization of National Capital Reciprocal Insurance Company into a mutual holding company structure. NCRIC, A Mutual Holding Company owns all of the outstanding shares of NCRIC Holdings, Inc., which prior to July 29, 1999, owned all of the outstanding shares of NCRIC Group, Inc. Effective July 29, 1999, we completed an initial public offering and issued 2,220,000 shares of the common stock to NCRIC Holdings, Inc. and 1,480,000 shares of the common stock in a subscription and community offering at a price of $7.00 per share.

        NCRIC, Inc. NCRIC, Inc., a wholly owned subsidiary of NCRIC Group, Inc., is the former National Capital Reciprocal Insurance Company incorporated in 1980 and is a licensed property and casualty insurance company domiciled in the District of Columbia. NCRIC, Inc. provides professional liability insurance to physicians in the District of Columbia. Policyholders of NCRIC, Inc. are also members of NCRIC, A Mutual Holding Company.

        Commonwealth Medical Liability Insurance Company. Commonwealth Medical Liability Insurance Company, a wholly owned subsidiary of NCRIC, Inc. incorporated in 1989, is a licensed property and casualty insurance company domiciled in the District of Columbia. CML provides professional liability insurance to physicians in Delaware, Maryland, Virginia and West Virginia and is licensed to conduct business in Tennessee.

        National Capital Insurance Brokerage, Ltd. National Capital Insurance Brokerage, Ltd., a wholly owned subsidiary of NCRIC, Inc. incorporated in 1984, is a licensed insurance brokerage that provides reinsurance brokerage services to NCRIC, Inc., CML and protected cells within American Captive Corporation.

        American Captive Corporation. ACC, a wholly owned subsidiary of NCRIC, Inc. incorporated in 2001, is an organization that is authorized to form independent protected cells to accommodate affinity groups seeking to manage their own risk through an alternative risk transfer structure. In February 2002, NCRIC announced formation of a joint venture with Risk Services, LLC, to form National Capital Risk Services to offer a complete range of alternative risk transfer services to healthcare clients throughout the nation.

        NCRIC Insurance Agency, Inc. NCRIC Insurance Agency, Inc., a wholly owned subsidiary of NCRIC, Inc. incorporated in 1989, is a licensed insurance agency that has strategic partnerships with experienced brokers to provide life, health, disability, and long term care coverage to our clients. These products are not underwritten by us.

        NCRIC MSO, Inc. NCRIC MSO, Inc., a wholly owned subsidiary of NCRIC Group, Inc. incorporated in 1998, provides practice management services and employee benefits services to physicians and dentists in the District of Columbia, North Carolina and Virginia.

        NCRIC Physicians Organization, Inc. NCRIC Physicians Organization, Inc., a wholly owned subsidiary of NCRIC MSO, Inc., was organized in 1994 to provide a network for managed care contracting with third party payers. NCRIC PO no longer contracts as a network and effective October 1, 2004 will reach the end of a settlement agreement with a former health plan partner, American Medical Services. In this settlement, AMS currently pays $6,000 per month to NCRIC PO.

        NCRIC Statutory Trust I. NCRIC Statutory Trust I was formed in 2002 as a special purpose entity for the purpose of issuing trust preferred securities.

PERSONNEL

        As of December 31, 2002, we employed 108 full-time persons. None of our employees are represented by a collective bargaining unit and we consider our relationship with our employees to be good.

PROPERTIES

        Our principal business operations are conducted from our leased executive offices, which consist of approximately 18,156 square feet located at 1115 30th Street, N.W., Washington, D.C. 20007. The term of the lease is for 10 years, commencing April 15, 1998 and expiring April 30, 2008. Annual rental is $421,476 with 2% annual increases for the first five years of the term. In the sixth year of the term, the rent increases by $2.00 per rentable square foot and remains at that level for the balance of the term. We have the option to renew the lease for one additional term of five years. We also maintain office space in Lynchburg and Richmond, Virginia as well as in Greensboro, North Carolina.

        The following table sets forth the facilities leased by us at December 31, 2002, along with the applicable lease expiration date:

                                                            LEASE EXPIRATION
                   PROPERTY LOCATION                              DATE
-------------------------------------------------------   ------------------
1115 30th Street, N.W., Washington, D.C. 20007              April 30, 2008

424 Graves Mill Road, Lynchburg, Virginia 24502             October 31, 2007

4701 Cox Road, Richmond, Virginia 23060                     April 30, 2004

600 Green Valley Road, Greensboro, North Carolina 27408     March 31, 2008

LEGAL PROCEEDINGS

        We are from time to time named as a defendant in various lawsuits incidental to our insurance business. In many of these actions, plaintiffs assert claims for exemplary and punitive damages. We vigorously defend these actions, unless a reasonable settlement appears appropriate. We believe that these legal proceedings, in the aggregate, are not material to our consolidated financial condition.

                            MANAGEMENT OF NCRIC GROUP

DIRECTORS

        Our Board of Directors currently consists of 14 members. Approximately one-third of the directors are elected annually. Directors generally are elected to serve for three-year terms.

        The table below sets forth certain information regarding the composition of our Board of Directors as of December 31, 2002 including the terms of office of board members.

                                                                               CURRENT
         NAMES             AGE        POSITION        DIRECTOR SINCE (1)    TERM TO EXPIRE
-----------------------    ----    ----------------   ------------------    --------------
Vincent C. Burke, III       51         Director              1998                2005
Pamela W. Coleman           46         Director              1989                2005
Martin W. Dukes, Jr.        57         Director              1997                2004
Leonard M. Glassman         56         Director              1993                2003
Luther W. Gray, Jr.         62         Director              1984                2004
Prudence P. Kline           51         Director              1995                2005
Edward G. Koch              60         Director              1996                2004
Stuart A. McFarland (2)     56     Director Nominee             -                   -
J. Paul McNamara            53         Director              1998                2005
Leonard M. Parver           58         Director              1998                2004
R. Ray Pate, Jr.            42      Vice Chairman            1996                2003
Raymond Scalettar           73         Director              1980                2003
David M. Seitzman           73         Director              1980                2003
Robert L. Simmons           70         Director              1984                2003
Nelson P. Trujillo          64         Chairman              1980                2004

----------
(1) With respect to years prior to 1998, reflects the initial appointment as a governor of National Capital Reciprocal Insurance Company, or a director of its attorney-in-fact, or its subsidiary, NCRIC, Inc. or CML.
(2) The Board of Directors has nominated Mr. McFarland for election to the Board for a three-year term expiring in 2006. The shareholders will vote on this nomination at the 2003 Annual Meeting.

DIRECTORS

        The principal occupation during the past five years of each director and executive officer of NCRIC Group is set forth below. All directors have held their present positions for five years unless otherwise stated.

        Nelson P. Trujillo, M.D. is Chairman of the Board of Directors of NCRIC Group and its subsidiaries. He was a governor and Chairman of the Board of National Capital Reciprocal Insurance Company from 1980 until its mutual holding company reorganization on December 31, 1998. Dr. Trujillo is currently President of Metropolitan Gastroenterology Group where he is a physician.

        R. Ray Pate, Jr. is President and Chief Executive Officer of NCRIC Group and NCRIC, Inc. and Chief Executive Officer of NCRIC MSO, Inc. He was the Treasurer of National Capital Reciprocal Insurance Company and President, Chief Executive Officer and Director of National Capital Underwriters, Inc., attorney-in-fact for the National Capital Reciprocal Insurance Company, from 1996 until the mutual holding company reorganization in 1998. Since June 2000 he has served as Vice Chairman of the Board of Directors.

        Vincent C. Burke, III has been a director of NCRIC Group and subsidiaries since the mutual holding company reorganization in 1998. He is a partner with the firm of Furey, Doolan & Abell, LLP. From April 1992 to May 1998, he was counsel to the law firm of Reed Smith Shaw & McClay. Mr. Burke's law practice is focused in the areas of corporate, business, real estate and closely-held businesses. He practices in the District of Columbia and Maryland.

        Pamela W. Coleman, M.D. was a governor of National Capital Reciprocal Insurance Company from 1989 until the mutual holding company reorganization in 1998, and has been a Director of NCRIC Group and subsidiaries since the mutual holding company reorganization. Dr. Coleman is a urologist in private practice.

        Martin W. Dukes, Jr., M.D. was a Director of National Capital Underwriters, Inc. from 1997 until the mutual holding company reorganization in 1998, a Director of NCRIC, Inc. since the mutual holding company reorganization, and a Director of NCRIC Group and subsidiaries since May 2001. Dr. Dukes is a physician in private practice in the District of Columbia.

        Luther W. Gray, Jr., M.D. was a governor of National Capital Reciprocal Insurance Company from 1984 until the mutual holding company reorganization in 1998 and has been a Director of NCRIC Group and subsidiaries since the mutual holding company reorganization. He is currently the Chairman of the Underwriting Committee for NCRIC, Inc. Dr. Gray is a physician and general surgeon with Luther W. Gray, Jr., M.D., PC and is Chair of the Department of Surgery at Sibley Memorial Hospital.

        Leonard M. Glassman, M.D. was a Director of National Capital Underwriters, Inc. from 1993 until the mutual holding company reorganization in 1998 and has been a director of NCRIC Group and subsidiaries since the mutual holding company reorganization. He is currently the Chairman of the Investment Committee of NCRIC, Inc. and served as Chairman of the Board of NCRIC, Inc. from 1998 until 2000. Dr. Glassman is a physician with Washington Radiology Associates, P.C. He is a past member of the Finance Committee of the Medical Society of the District of Columbia and was Chief of Radiology of Columbia Hospital for Women Medical Center from 1984 to 1999.

        Prudence P. Kline, M.D. was a Director of National Capital Underwriters, Inc. from 1995 until the mutual holding company reorganization in 1998 and has been a director of NCRIC Group and subsidiaries since the mutual holding company reorganization. Dr. Kline has been a physician in private practice in the District of Columbia since 1986.

        Edward G. Koch, M.D. has served as a Director of Commonwealth Medical Liability Insurance Company since 1996 and a director of NCRIC Group and subsidiaries since the mutual holding company reorganization in 1998. Dr. Koch is a gynecological physician in private practice in Arlington, Virginia and the District of Columbia. Since 1997 he has been President of the Arlington County Medical Society Foundation. Sponsored by the Medical Society of Virginia, he is an alternate delegate to the AMA from Virginia.

        Stuart A. McFarland has been nominated to serve on the Board of Directors of NCRIC Group for a three-year term. Mr. McFarland is the co-founder and since 1997 the managing partner of Federal City Capital Advisors, a merchant banking and financial advisory business. From 1999 to 2001 he was president and chief executive officer of Pedestal, Inc., an internet-enabled mortgage and mortgage securities trading exchange. Mr. McFarland also serves as a director for the following companies: Newcastle Investment Corp., a real estate investment trust; the Brandywine Funds, a mutual fund; Sterling Eagle Investment Company, a specialty finance company; and Basis 100, a technology company.

        J. Paul McNamara has been a director of NCRIC Group and subsidiaries since the mutual holding company reorganization in 1998. He is President and Chief Operating Officer of SequoiaBank.

        Leonard M. Parver, M.D. has been a Director of NCRIC Group and subsidiaries since the mutual holding company reorganization in 1998. He was Chairman of the Board of Directors of NCRIC MSO, Inc. from 1998 until 2000. He has practiced medicine in the District of Columbia for the past 22 years.

        Raymond Scalettar, M.D., D.Sc., was Vice Chairman of the Board of Directors of National Capital Underwriters, Inc. from 1980 until the mutual holding company reorganization in 1998 and has been a director of NCRIC Group and subsidiaries since the reorganization. He is a founder of the Washington Internal Medicine Group, a health policy consultant, a past trustee and Chair of the Board of Trustees of the AMA, and a past Commissioner and Senior Consultant to the Joint Commission on Accreditation of HealthCare Organizations. As President of the Medical Society of the District of Columbia in 1977, he commissioned the study that led to the formation of NCRIC in 1980.

        David M. Seitzman, M.D. was a member of the Board of Directors of National Capital Underwriters, Inc. from 1980 until the mutual holding company reorganization in 1998 and has been a Director of NCRIC Group and subsidiaries since the mutual holding company reorganization. Dr. Seitzman is now retired from the practice of medicine. He served on the boards of Blue Cross and Blue Shield of the National Capital Area and the Medical Society of the District of Columbia and served as President and co-founder of the Center for Ambulatory Surgery, Inc. Since 1993, Dr. Seitzman was a trustee of portfolios of The 59 Wall Street Fund, Inc., which is advised by Brown Brothers Harriman & Co., one of NCRIC, Inc.'s investment advisors until January 1, 2000.

        Robert L. Simmons, M.D. was a member of the Board of Directors of National Capital Underwriters, Inc. from 1984 until the mutual holding company reorganization in 1998, a Director of NCRIC, Inc. since the reorganization, and a Director of NCRIC Group and subsidiaries since May 2001. Dr. Simmons is Vice President of Medical Affairs at Providence Hospital in the District of Columbia and is a thoracic and cardiovascular surgeon.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        Stephen S. Fargis was Senior Vice President - Business Development of National Capital Underwriters, Inc. from 1995 until the mutual holding company reorganization in 1998. Since the mutual holding company reorganization he has been Senior Vice President and Chief Operating Officer of NCRIC Group and NCRIC, Inc. and in 2001 was named President of NCRIC MSO, Inc.

        Rebecca B. Crunk was the Chief Financial Officer of National Capital Underwriters, Inc. from April 1998 until the mutual holding company reorganization in 1998. Since the mutual holding company reorganization she has been Senior Vice President, Chief Financial Officer and Treasurer of NCRIC Group and NCRIC, Inc. Ms. Crunk is a certified public accountant and is a member of the American Institute of Certified Public Accountants. From 1995 to 1998, she was Vice President, Treasurer and Controller of ReliaStar United Services Life Insurance Company.

        William E. Burgess was Senior Vice President - Claims and Risk Management of National Capital Underwriters, Inc. from August 1997 until the mutual holding company reorganization in 1998. From 1993 to August 1997, he was a Vice President of National Capital Underwriters, Inc. Since the mutual holding company reorganization he has been Senior Vice President and Secretary of NCRIC Group and NCRIC, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The business of NCRIC Group is conducted through regular and special meetings of the Board of Directors and its committees. The Board of Directors met 11 times during 2002. No director attended fewer than 75% of the total meetings held by the Board of Directors and the committees on which such director served, except Dr. Robert L. Simmons.

        The Board of Directors has established an Audit Committee, a Compensation Committee, a Governance Committee and a Nominating Committee.

        The Audit Committee is comprised of Directors Burke, Coleman, McNamara and Seitzman. The Audit Committee appoints independent accountants to audit the financial statements, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants NCRIC Group's year-end audit, and considers the adequacy of NCRIC Group's internal accounting controls. The Audit Committee met five times in 2002.

        The Compensation Committee is comprised of Directors Burke, Kline, Seitzman and Trujillo. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning compensation, benefit policies and stock ownership programs, as well as the compensation of the chief executive officer. The Compensation Committee administers the stock option plan and the stock award plan. The Compensation Committee met five times in 2002.

        The Governance Committee is comprised of Directors Pate, Burke, Glassman and Trujillo. The Governance Committee is responsible for reviewing the effectiveness of board meetings and board committees, and for reviewing and establishing board governance guidelines. The Governance Committee met one time in 2002.

        The Nominating Committee is comprised of Directors Pate, Burke, Glassman and Trujillo. The Nominating Committee was established for the purpose of identifying, evaluating and recommending potential candidates for election to the Board. While the Committee will consider nominees recommended by the shareholders, it has not actively solicited recommendations from shareholders. Nominations by shareholders must comply with certain procedural and informational requirements set forth in NCRIC Group's Bylaws. The Nominating Committee met one time in 2002.

COMPENSATION OF DIRECTORS

        Fees. Each non-employee Director of NCRIC Group (other than the Chairman) receives annual cash compensation of $45,000. The Chairman of the Board will receive annual cash compensation of $150,000 (prior to the completion of the conversion, the mutual holding company paid a proportionate share of this amount). Directors who are also our officers or employees do not receive any cash compensation for serving as directors. Directors serving on the audit committee receive a $600 per meeting fee ($750 for the Chairman). Directors serving on the nominating or the compensation committee receive a $300 per meeting fee ($350 for the Chairman). All directors are reimbursed for out-of-pocket expenses in connection with attendance at any meeting of the Board of Directors or any committee.

        Stock Benefit Plans. Our Directors are eligible to participate in certain stock benefit plans, and have received awards of stock options and restricted stock. Directors will be eligible to receive awards of restricted stock and stock options under the plans proposed for stockholder approval in connection with conversion.

EXECUTIVE COMPENSATION

        The following table sets forth information for the years ended December 31, 2002, 2001 and 2000 as to compensation paid to the President and Chief Executive Officer and the other executive officers (collectively referred to as "Named Executive Officers") who earned over $100,000 in salary and bonuses during 2002.

                                           ANNUAL COMPENSATION(1)                     LONG-TERM COMPENSATION
                               -----------------------------------------------   --------------------------------
                                                                                         AWARDS           PAYOUTS
                                                                                 ----------------------   -------
                                 YEAR                                            RESTRICTED
          NAME AND              ENDED                             OTHER ANNUAL      STOCK      OPTIONS/    LTIP       ALL OTHER
     PRINCIPAL POSITION         12/31      SALARY       BONUS     COMPENSATION    AWARDS (2)    SARS(#)   PAYOUTS   COMPENSATION
-----------------------------   -----    ----------   ---------   ------------   -----------   --------   -------   ------------
R. Ray Pate, Jr.                 2002    $  290,000   $       0         --       $        --      --         --     $     26,208
  President and                  2001       290,000           0         --                --      --         --           22,346
  Chief Executive Officer        2000       240,000      60,000         --           104,895      --         --           22,528

Stephen S. Fargis                2002    $  170,000   $       0         --       $        --      --         --     $     24,339
  Senior Vice President          2001       170,000           0         --                --      --         --           22,130
  and Chief Operating Officer    2000       151,667      30,308         --            69,930      --         --           22,312

Rebecca B. Crunk                 2002    $  170,000   $       0         --       $        --      --         --     $     26,500
  Senior Vice President          2001       170,000           0         --                --      --         --           22,453
  and Chief Financial Officer    2000       135,000      27,000         --            69,930      --         --           22,414

William E. Burgess               2002    $  128,398   $       0         --       $        --      --         --     $     18,739
  Senior Vice President          2001       120,000           0         --                --      --         --           20,690
  and Secretary                  2000       120,000      24,000         --            58,275      --         --           20,249

----------
(1)  For the fiscal years ended December 31.
(2) Equals the market value of the stock award on the date of the grant, which was $7.875 per share. The total number and dollar value of unvested shares of stock awarded to Mr. Pate, Mr. Fargis, Ms. Crunk and Mr. Burgess as of December 31, 2002, based on the market value of the common stock on December 31, 2002 ($11.00 per share), was 7,992, 5,328, 5,328 and 4,400 shares, and $87,912, $58,608, $58,608 and $48,400, respectively.

EMPLOYMENT AGREEMENTS

        R. Ray Pate, Jr. serves as the President and Chief Executive Officer of NCRIC Group under an employment agreement between NCRIC Group and Mr. Pate dated January 1, 2001. Under the terms of his employment agreement, Mr. Pate is entitled to basic compensation of $350,000 for 2003 and is reimbursed for all reasonable and proper business expenses incurred by him in the performance of his duties. The terms of the employment agreement also provide that Mr. Pate is entitled to participate in any retirement and/or pension plans or health and medical insurance plans offered to NCRIC Group's senior executives; receive use of an automobile; and be covered by both term life insurance and disability insurance.

        The term of the employment agreement is five years commencing January 1, 2001. NCRIC Group may terminate the employment agreement for cause or without cause, at any time. Any dispute as to whether NCRIC Group had cause will be determined by arbitration. If NCRIC Group terminates Mr. Pate's employment agreement without cause, Mr. Pate is entitled to receive, as severance pay, an amount equal to three years' base compensation at the level in effect on the date of the termination. Mr. Pate may voluntarily terminate his employment provided that he gives 60 days prior notice of his voluntary termination or pays liquidated damages equal to the amount of his base compensation for two months.

        NCRIC Group entered into an employment agreement commencing December 1, 2000, with Stephen S. Fargis on substantially similar terms to Mr. Pate's except that Mr. Fargis' employment agreement terminates November 30, 2003, and provides for base compensation of $200,000 for 2003.

        NCRIC Group entered into an employment agreement commencing January 1, 2001 with Rebecca B. Crunk on substantially similar terms to Mr. Pate's, except Ms. Crunk's agreement terminates December 31, 2003, and provides for base compensation of $220,000 for 2003.

        NCRIC Group entered into an employment agreement commencing January 1, 2002 with William E. Burgess on substantially similar terms to Mr. Pate's, except Mr. Burgess' employment agreement terminates December 31, 2004, and provides for base compensation of $175,000 for 2003.

EMPLOYEE STOCK OWNERSHIP PLAN

        NCRIC Group has an employee stock ownership plan for eligible employees. Pursuant to the employee stock ownership plan, employees age 21 or older who have worked for NCRIC, Inc. for a period of one year and have been credited with 1,000 or more hours of service during the year are eligible to participate. As part of the conversion and offering, the employee stock ownership plan intends to borrow funds from NCRIC Group and to use those funds to purchase a number of shares of common stock equal to 5% of the shares sold in the offerings. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

        Contributions to the employee stock ownership plan and shares of common stock released from the suspense account in an amount proportional to the repayment of the principal of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. For purposes of vesting and eligibility, participants in the employee stock ownership plan receive credit for service prior to the effective date of the employee stock ownership plan. A participant will vest in increments of 20% per year of credited service and will be fully vested in his or her account balance after five years of credited service. A participant who terminates employment for reasons other than death, retirement or disability prior to five years of credited service will forfeit the nonvested portion of his or her benefits under the employee stock ownership plan. Benefits will be payable in the form of common stock upon death, retirement, disability or separation from service. Contributions by NCRIC Group to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits, and, therefore, benefits payable under the employee stock ownership plan cannot be estimated.

        NCRIC Group established an administrative board to administer the employee stock ownership plan. The employee stock ownership plan trustees, Mr. Pate and Dr. Trujillo, must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of participating employees. Pursuant to the employee stock ownership plan, nondirected shares, and shares of common stock held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as the vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended.

STOCK BENEFIT PLANS

        The Board of Directors of NCRIC Group has established stock benefit plans that provide discretionary awards of stock options and restricted stock to its directors and officers. No options were granted to or exercised by the Named Executive Officers during 2002.

        Set forth below is certain information concerning options outstanding to the Named Executive Officers at December 31, 2002. No options were exercised by the named executive officers during 2002.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                      OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                                       YEAR-END                   YEAR-END (1)
                                                              -------------------------    -------------------------
                        SHARES ACQUIRED         VALUE         EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
        NAME             UPON EXERCISE         REALIZED                  (#)                           ($)
--------------------    --------------     ---------------    -------------------------    -------------------------
R. Ray Pate, Jr.              0                 $ --                  13,320/0                    $  53,280/0
--------------------    --------------     ---------------    -------------------------    -------------------------

Stephen S. Fargis             0                 $ --                   9,250/0                    $  37,000/0
--------------------    --------------     ---------------    -------------------------    -------------------------

William E. Burgess            0                 $ --                   7,400/0                    $  29,600/0
--------------------    --------------     ---------------    -------------------------    -------------------------

Rebecca B. Crunk              0                 $ --                   7,400/0                    $  29,600/0

----------
(1) Equals the difference between the aggregate exercise price of the options and the aggregate fair market value of the shares of common stock that would be received upon exercise, assuming such exercise occurred on December 31, 2002, at which date the closing price of the common stock as quoted on the Nasdaq SmallCap Market was at $11.00.

BENEFITS TO BE CONSIDERED IN CONNECTION WITH THE CONVERSION

        Stock Award Plan. NCRIC Group stockholders are being asked to approve a new stock award plan in connection with the conversion. If approved by stockholders, the new stock award plan would purchase 4% of the shares sold in the offering or 112,200 shares, 132,000 shares, 151,800 shares or 174,570 shares at the minimum, mid-point, maximum and adjusted maximum of the offering range, respectively. As a result, we must recognize expense for shares awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded shares of common stock under the stock award plan at no cost to them. No awards would be made under the stock award plan until the plan is approved by stockholders.

        If the stock award plan is approved by the stockholders of NCRIC Group, NCRIC Group will establish a trust for the purpose of purchasing shares of common stock in the offering. NCRIC Group will loan the trust the funds to purchase the number of shares of common stock equal to 4% of the shares sold in the offering. NCRIC Group anticipates that the loan to the trust will be repaid by periodic cash contributions to be made to the trust by NCRIC Group. The trust will award shares of common stock to participants in a manner designed to encourage participants' continued service.

        Awards granted under the stock award plan would be nontransferable and nonassignable. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death, disability, or following a change in control, and also would be 100% vested upon normal retirement. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service were to terminate for cause (as defined), shares not already delivered would be forfeited.

        The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense for tax purposes for NCRIC Group.

        Stock Option Plan. NCRIC Group stockholders are being asked to approve a new stock option plan in connection with the conversion. If approved by the stockholders, the new stock option plan would reserve a number of shares equal to 10% of the shares sold in the offering for issuance when options granted to recipients are exercised. Ten percent of the shares issued in the offering would amount to

280,500 shares, 330,000 shares, 379,500 shares or 436,425 shares at the minimum, mid-point, maximum and adjusted maximum of the offering range, respectively. No options would be granted under the new stock option plan until stockholder approval of the plan is received. Since the shares of common stock underlying the options will come from authorized but unissued shares of common stock, stockholders will experience dilution of approximately 5.65% in their ownership interest in NCRIC Group at the mid-point of the offering range.

        The exercise price of the options granted under the new stock option plan will be equal to the fair market value of NCRIC Group common stock on the date of grant of the stock options. Options granted under the stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Stock option grants will be 100% vested upon termination of employment due to death or disability or upon a change in control, and if the stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement.

        The stock option plan would be administered by a committee of non-employee members of the NCRIC Group's board of directors. Options granted under the stock option plan to employees may be "incentive" stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to NCRIC Group. Non-qualified stock options may also be granted to employees under the stock option plan, and may be granted to the non-employee directors who receive stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate during certain specified periods.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table provides the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group, as of February 28, 2003. The business address of each director and executive officer is 1115 30th Street, N.W., Washington, D.C. 20007.

                                                                 PERCENT OF ALL
                                      NUMBER OF SHARES OF            COMMON
                                          COMMON STOCK                STOCK
NAME OF BENEFICIAL OWNER           BENEFICIALLY OWNED (1) (2)    OUTSTANDING (3)
--------------------------------   --------------------------   ----------------
Vincent C. Burke, III                         4,370                       *
Pamela W. Coleman                            10,821                       *
Martin W. Dukes, Jr.                          2,620                       *
Leonard M. Glassman                          22,770                       *
Luther W. Gray, Jr.                           7,641                       *
Prudence P. Kline                             3,720                       *
Edward G. Koch                                3,020                       *
Stuart A. McFarland (4)                          -                       -
J. Paul McNamara                             20,095                       *
Leonard M. Parver                            14,912                       *
R. Ray Pate, Jr.                             60,365                    1.6%
Raymond Scalettar (5)                         7,642                       *
David M. Seitzman                             7,645                       *
Robert L. Simmons (5)                         9,220                       *
Nelson P. Trujillo                           46,330                    1.3%
Stephen S. Fargis                            34,640                       *
Rebecca B. Crunk                             31,943                       *
William E. Burgess                           18,235                       *

All directors and executive
officers as a group (17 persons)            305,989 (6)                8.2%

----------
* Less than 1%.
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) Includes shares that may be acquired pursuant to presently exercisable stock options. A total of 68,450 shares owned may be acquired pursuant to presently exercisable stock options.
(3) Calculated by dividing the number of shares outstanding plus the number of shares, individually and for the group, that may be acquired pursuant to presently exercisable stock options, by the total shares of common stock outstanding plus the number of shares that may be exercised pursuant to presently exercisable stock options, individually and for the group.
(4) The Board of Directors has nominated Mr. McFarland for election to the Board for a three-year term expiring in 2006. The shareholders will vote on this nomination at the 2003 Annual Meeting.
(5) The term of office of these directors will expire at the June 24, 2003 annual meeting of shareholders.
(6) Includes shares owned by the two persons whose term of office as directors will expire at the annual meeting of shareholders.

                SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

        The table below sets forth, for each of NCRIC Group's directors and executive officers and for all of the directors and executive officers as a group, the following information:

        (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of NCRIC Group common stock as of February 28, 2003;

        (2) the proposed purchases of subscription shares, assuming sufficient shares are available to satisfy their subscriptions; and

        (3) the total amount of NCRIC Group common stock to be held upon consummation of the conversion.

        In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See "The Conversion--Limitations on Common Stock Purchases."

                                                 PROPOSED PURCHASES OF
                                                  COMMON STOCK IN THE
                                                      OFFERING (1)           TOTAL COMMON STOCK TO BE HELD
                                 NUMBER OF     --------------------------    -----------------------------
                                 EXCHANGE                                                  PERCENTAGE OF
   NAME OF BENEFICIAL          SHARES TO BE     NUMBER OF                     NUMBER OF         TOTAL
         OWNER                    HELD (2)       SHARES         AMOUNT         SHARES      OUTSTANDING (3)
----------------------------   -------------   ----------    ------------    -----------   ---------------
Vincent C. Burke, III                  6,496        1,000    $     10,000          7,496            *
Pamela W. Coleman                     16,085          500           5,000         16,585            *
Martin W. Dukes, Jr.                   3,894          -0-             -0-          3,894            *
Leonard M. Glassman                   33,847       10,000         100,000         43,847            *
Luther W. Gray, Jr.                   11,358        1,000          10,000         12,358            *
Prudence P. Kline                      5,529        1,000          10,000          6,529            *
Edward G. Koch                         4,489        1,000          10,000          5,489            *
Stuart A. McFarland(4)                   -             -              -              -              *
J. Paul McNamara                      29,871        7,500          75,000         37,371            *
Leonard M. Parver                     22,166        3,500          35,000         25,666            *
R. Ray Pate, Jr.                      89,732        5,000          50,000         94,732         1.7%
Raymond Scalettar                     11,359          -0-             -0-         11,359            *
David M. Seitzman                     11,364        2,500          25,000         13,864            *
Robert L. Simmons                     13,705          -0-             -0-         13,705            *
Nelson P. Trujillo                    68,869       10,000         100,000         78,869         1.4%
                               -------------   ----------    ------------    -----------
                                     328,764       43,000         430,000        371,764
                               -------------   ----------    ------------    -----------

Stephen S. Fargis                     51,492        5,000          50,000         56,493         1.0%
Rebecca B. Crunk                      47,483        2,500          25,000         49,983            *
William E. Burgess                    27,106        1,000          10,000         28,106            *
                               -------------   ----------    ------------    -----------
                                     126,081        8,500          85,000        134,582
                               -------------   ----------    ------------    -----------
     Total for Directors and
      Executive Officers             454,845       51,500    $    515,000        506,346         9.0%
                               =============   ==========    ============    ===========   ===============

----------
* Less than 1%.
(1)  Includes proposed subscriptions, if any, by associates.
(2) Based on information presented in "Beneficial Ownership of Common Stock" and the exchange ratio at the midpoint of the offering range.
(3) Calculated based on the total shares of NCRIC Group common stock to be outstanding at the midpoint of the offering range plus the number of shares that may be acquired pursuant to presently exercisable stock options.
(4) The Board of Directors has nominated Mr. McFarland for election to the Board for a three-year term expiring in 2006. The shareholders will vote on this nomination at the 2003 Annual Meeting.

                                 THE CONVERSION

        The Boards of Directors of NCRIC Group and NCRIC, A Mutual Holding Company have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of NCRIC, A Mutual Holding Company (policyholders of NCRIC, Inc.) and the stockholders of NCRIC Group. A special meeting of members and an annual meeting of stockholders have been called for this purpose. The Commissioner of Insurance and Securities of the District of Columbia also has conditionally approved the plan of conversion and reorganization. However, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by the Commissioner.

GENERAL

        The respective Boards of Directors of NCRIC, A Mutual Holding Company and NCRIC Group adopted the plan of conversion and reorganization on January 28, 2003. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. NCRIC, A Mutual Holding Company and NCRIC Holdings, Inc. will be merged into NCRIC Group, and NCRIC, A Mutual Holding Company and NCRIC Holdings, Inc. will no longer exist and all membership rights will be cancelled and members will receive subscription rights in accordance with the plan of conversion and reorganization. Pursuant to the plan of conversion and reorganization, NCRIC Group will be succeeded by a new Delaware corporation with the same name. As part of the conversion, the ownership interest of NCRIC, A Mutual Holding Company in NCRIC Group, owned through NCRIC Holdings, Inc., will be offered for sale in the stock offering. When the conversion is completed, all of the common stock of NCRIC Group will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the summary of this prospectus.

        Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of NCRIC Group common stock owned by persons other than NCRIC, A Mutual Holding Company will be converted automatically into the right to receive new shares of NCRIC Group common stock determined pursuant to an exchange ratio which is based upon an independent appraisal. The exchange ratio will ensure that immediately after the exchange of existing shares of NCRIC Group for new shares, the public stockholders of NCRIC Group common stock will own the same aggregate percentage of new NCRIC Group common stock that they owned immediately prior to the conversion, excluding any shares they purchase in the offering.

        NCRIC Group intends to retain 25% of the net proceeds of the offering and to contribute the balance of the net proceeds to NCRIC, Inc. The conversion will be effected only upon completion of the issuance of at least the minimum number of shares of our common stock to be offered pursuant to the plan of conversion and reorganization.

        The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible members of NCRIC, A Mutual Holding Company, our employee benefit plans, including the employee stock ownership plan and stock award plan, and our directors, officers and employees. Subject to the prior rights of these holders of subscription rights, we will offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

        (1) persons who are policyholders of NCRIC, Inc. but not eligible members of NCRIC, A Mutual Holding Company;

        (2)     persons who are policyholders of CML; and

        (3)     existing stockholders of NCRIC Group as of May 6, 2003.

        We have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the community offering. The community offering may begin at the same time as the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended. See "--Community Offering."

        We determined the number of shares of common stock to be offered in the offering based upon an independent appraisal of the estimated pro forma market value of NCRIC Group. All shares of common stock to be sold in the offering will be sold at $10.00 per share. The independent valuation will be updated and the final number of the shares to be issued in the offering will be determined at the completion of the offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the common stock.

        The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at our executive office and at the office of the Department of Insurance and Securities Regulation. The plan of conversion and reorganization is also filed as an exhibit to our registration statement filed with the Securities and Exchange Commission of which this prospectus is a part. See "Additional Information."

REASONS FOR THE CONVERSION

        The primary reasons for the conversion are (i) to enhance NCRIC Group's strategic and financial flexibility by immediately increasing capital and furthering its future access to capital markets; (ii) to serve physicians needs by maintaining NCRIC, Inc. as an effective and competitive insurer in the future; (iii) to support the increased level of risk retention in our reinsurance programs; (iv) to support the growth in premiums written and further opportunities for such growth; and (v) to enhance stockholder returns through higher earnings and enhanced capital management strategies.

        As a fully converted stock holding company, we also will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer shares of our common stock as consideration in a merger or acquisition. We currently have no arrangements or understandings regarding any specific acquisition.

APPROVALS REQUIRED

        The affirmative vote of a majority of the total number of votes cast by the members of NCRIC, A Mutual Holding Company at the special meeting of members is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of NCRIC, A Mutual Holding Company will also be deemed to approve the merger of NCRIC, A Mutual Holding Company and NCRIC Holdings, Inc. into NCRIC Group. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of NCRIC Group and a majority of the votes cast by the public stockholders of NCRIC Group common stock also are required to approve the plan of conversion and reorganization. The plan of conversion and reorganization has received conditional approval from the Department of Insurance and Securities Regulation.

EFFECTS OF CONVERSION ON MEMBERS AND POLICYHOLDERS

        Continuity. While the conversion is being accomplished, the normal business of NCRIC Group and its subsidiaries will continue without interruption. After the conversion, NCRIC Group will continue to offer existing services to its customers. The directors serving NCRIC Group at the time of the conversion will serve as directors of NCRIC Group after the conversion.

        Effect on Voting Rights of Members. At present, policyholders of NCRIC, Inc. are members of, and have voting rights in, NCRIC, A Mutual Holding Company as to all matters requiring membership action. Upon completion of the conversion, policyholders of NCRIC, Inc. will cease to be members of NCRIC, A Mutual Holding Company and will no longer have voting rights. Upon completion of the conversion, all voting rights will be vested in NCRIC Group. The stockholders of NCRIC Group will possess exclusive voting rights with respect to NCRIC Group common stock.

        Tax Effects. NCRIC Group has received an opinion of counsel with regard to federal income taxation to the effect that the conversion will not be taxable for federal income tax purposes to NCRIC, A Mutual Holding Company, NCRIC Holdings, Inc, NCRIC Group, the public stockholders of NCRIC Group, members of NCRIC, A Mutual Holding Company, and the directors, officer and employees of NCRIC Group and its subsidiaries. See "--Tax Aspects."

        Effect on Liquidation Rights. Each member of NCRIC, A Mutual Holding Company has both a policy issued by NCRIC, Inc. and a pro rata ownership interest in the net worth of NCRIC, A Mutual Holding Company. This interest may only be realized in the event of a complete liquidation of NCRIC, A Mutual Holding Company and NCRIC, Inc. However, this ownership interest is tied to the policy issued by NCRIC, Inc. and has no tangible market value separate from the policy. Consequently, members of NCRIC, A Mutual Holding Company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that NCRIC, A Mutual Holding Company and NCRIC, Inc. are liquidated. If this occurs, the members of record at that time would share pro rata in any residual surplus and reserves of NCRIC, A Mutual Holding Company after other claims, including claims of creditors.

        The plan of conversion provides for the establishment by NCRIC Group, upon the completion of the conversion, of a "liquidation account" for the benefit of eligible members of NCRIC, A Mutual Holding Company. In the unlikely event of a complete liquidation of NCRIC Group (and only in such event), all claims of creditors (including, if applicable, any claims by a receivor for NCRIC, Inc. under Chapter 7 of the Insurance and Securities Laws of the District of Columbia) of NCRIC Group would be paid first. Thereafter, if there were any assets of NCRIC Group remaining, these assets would be distributed to eligible members of NCRIC, A Mutual Holding Company, to the extent of the balance in the liquidation account, before any distribution to any holders of the capital stock of NCRIC Group. No merger, consolidation, purchase or sale of bulk assets or similar transaction involving NCRIC Group, whether or not NCRIC Group is the surviving entity, would be considered a liquidation and for this purpose. In such transactions, the liquidation account would be assumed by the resulting entity.

SHARE EXCHANGE RATIO

        The plan of conversion and reorganization provides that in connection with the conversion of the mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the converted holding company. Each publicly held share of NCRIC Group common stock will, on the effective date of the conversion, be automatically converted into the right to receive a number of new shares of NCRIC Group common stock. The number of new shares of common stock will be determined pursuant to the exchange ratio based upon an independent appraisal of NCRIC

Group, which ensures that the public stockholders of NCRIC Group common stock will own the same percentage of new common stock in NCRIC Group after the conversion as they held in NCRIC Group immediately prior to the conversion, exclusive of their purchase of additional shares in the offering, and the receipt of cash in lieu of fractional shares. At December 31, 2002, there were 3,708,399 shares of NCRIC Group common stock outstanding (net of treasury stock), and 1,488,399 shares were publicly held. The exchange ratio is not dependent on the market value of NCRIC Group common stock. It is calculated based on the percentage of NCRIC Group common stock held by the public, the independent appraisal of NCRIC Group prepared by RP Financial, LC. and the number of shares of common stock sold in the offering. The exchange ratio is expected to range from approximately 1.2635 exchange shares for each publicly held share of NCRIC Group at the minimum of the offering range to 1.9659 exchange shares for each publicly held share of NCRIC Group at the adjusted maximum of the offering range.

        If you are now a stockholder of NCRIC Group, your existing shares will be cancelled and exchanged for new shares of NCRIC Group common stock. The number of shares you receive will be based on the final exchange ratio determined as of the closing of the conversion. The actual number of shares of common stock you receive will depend upon the number of shares of common stock we issue in the offering, which in turn will depend upon the final appraised value of NCRIC Group. In addition, if options to purchase shares of NCRIC Group are exercised before consummation of the conversion, then there will be an increase in the percentage of shares of NCRIC Group common stock held by public stockholders, an increase in the number of shares issued to public stockholders in the share exchange and a decrease in the exchange ratio and the offering range. The following table shows how the exchange ratio will adjust, based on the number of shares issued in the offering. The table also shows how many shares an owner of NCRIC Group common stock would receive in the exchange, adjusted for the number of shares sold in the offering.

                                                                                                      NEW SHARES
                     NEW SHARES TO BE      NEW SHARES TO BE EXCHANGED   TOTAL SHARES OF                 TO BE
                      ISSUED IN THIS         FOR EXISTING SHARES OF     COMMON STOCK TO                RECEIVED
                         OFFERING                  NCRIC GROUP            BE ISSUED IN                 FOR 100
                    -------------------   ---------------------------    THE CONVERSION    EXCHANGE    EXISTING
                     AMOUNT     PERCENT       AMOUNT        PERCENT       AND OFFERING      RATIO       SHARES
                    ---------   -------   -------------   -----------   ----------------   --------   ----------
Minimum........     2,805,000     59.9%     1,880,612         40.1%        4,685,612        1.2635        126
Midpoint.......     3,300,000     59.9      2,212,485         40.1         5,512,485        1.4865        148
Maximum........     3,795,000     59.9      2,544,357         40.1         6,339,357        1.7095        170
15% above
 Maximum.......     4,364,250     59.9      2,926,011         40.1         7,290,261        1.9659        196

        Outstanding options to purchase shares of NCRIC Group common stock also will be converted into and become options to purchase new shares of NCRIC Group common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At December 31, 2002, there were 74,000 outstanding options to purchase NCRIC Group common stock, all of which were vested.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

        The plan of conversion and reorganization requires that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. NCRIC Group has engaged RP Financial, LC. to make this independent valuation. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $50,000. NCRIC Group has agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as appraiser, except where such liability results from its negligence or bad faith.

        The appraisal considered the pro forma impact of the offering. The appraisal applied four primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; the pro forma price-to-revenue approach and the pro forma price-to-assets approach. The market value ratios applied in the four methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial, LC. to account for differences between NCRIC Group and the peer group. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

        The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the consolidated financial statements. RP Financial, LC. also considered the following factors, among others:

        . the present and projected operating results and financial condition of NCRIC Group;

        . certain historical, financial and other information relating to NCRIC Group;

        .       industry trends impacting NCRIC Group;

        . a comparative evaluation of the operating and financial characteristics of NCRIC Group with those of other similarly situated publicly traded companies;

        .       the aggregate size of the offering of the common stock;

        . the impact of the conversion on NCRIC Group's stockholders' equity and earnings potential;

        .       the proposed dividend policy of NCRIC Group; and

        . the trading market for securities of comparable companies and general conditions in the market for such securities.

        Included in RP Financial, LC.'s report were certain assumptions as to the pro forma earnings of NCRIC Group after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses and an assumed after-tax rate of return on the net offering proceeds. See "Pro Forma Data" for additional information concerning these assumptions. The use of different assumptions may yield different results.

        The updated independent valuation states that as of May 2, 2003, the estimated pro forma market value, or valuation range, of NCRIC Group ranged from a minimum of $46,856,120 to a maximum of $63,393,580 with a midpoint of $55,124,850. The Board of Directors decided to offer the shares for a price of $10.00 per share. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of NCRIC Group common stock owned by NCRIC, A Mutual Holding Company, through NCRIC Holdings, Inc. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of NCRIC Group common stock owned by NCRIC, A Mutual Holding Company and the $10.00 price per share, the minimum of the offering range will be 2,805,000 shares, the midpoint of the offering range will be 3,300,000 shares and the maximum of the offering range will be 3,795,000 shares.

        The Board of Directors reviewed the independent valuation and, in particular, considered the following:

        .       NCRIC Group's financial condition and results of operations;

        . comparison of financial performance ratios of NCRIC Group to those of other companies of similar size;

        . stock market conditions generally and in particular for medical professional liability insurance companies; and

        . the historical trading price of the publicly held shares of NCRIC Group common stock.

        All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and the Board of Directors believes that such assumptions were reasonable. The offering range may be amended, if required, as a result of subsequent developments in the financial condition of NCRIC Group or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of NCRIC Group to less than $46,856,120 or more than $72,902,610, the appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

        The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers NCRIC Group and its subsidiaries as a going concern and should not be considered as an indication of the liquidation value of NCRIC Group and its subsidiaries. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price.

        Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% to up to $72,902,610, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 4,364,250 shares, to reflect changes in the market and financial conditions or demand for the shares without resoliciting subscribers. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

        If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $72,902,610 and a corresponding increase in the offering range to more than 4,364,250 shares, or a decrease in the minimum of the valuation range to less than $46,856,120 and a corresponding decrease in the offering range to fewer than 2,805,000 shares, then, we may terminate the plan of conversion and reorganization, and return by check all funds received promptly with any interest earned pursuant to the escrow agreement. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions in order to complete the conversion. In the event that a resolicitation is commenced, unless we receive an affirmative response within a reasonable period of time, we will return all funds received promptly to investors as described above. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days.

        An increase in the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and NCRIC Group's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber's ownership interest and NCRIC Group's pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of these changes, see "Pro Forma Data."

        Copies of the valuation appraisal report of RP Financial, LC. and the detailed memorandum of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at our executive office, as specified under "Additional Information."

EXCHANGE OF STOCK CERTIFICATES

        The conversion of existing outstanding shares of NCRIC Group common stock into the right to receive new shares of NCRIC Group common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, we or a company designated by us in the capacity of exchange agent, will send a transmittal form to each public stockholder of NCRIC Group who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange old shares of NCRIC Group common stock for new shares of NCRIC Group common stock. We expect that stock certificates for new shares of NCRIC Group common stock will be distributed within five business days after we receive properly executed transmittal forms and other required documents. Shares held by public stockholders in street name will be exchanged automatically upon the effective date; no transmittal forms will be mailed relating to these shares.

        No fractional shares of NCRIC Group common stock will be issued to any public stockholder of NCRIC Group when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled to by $10.00. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of surrendered NCRIC Group stock certificates. If your shares are held in street name, you will automatically receive cash in lieu of fractional shares.

        You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions.

        Until your existing certificates representing NCRIC Group common stock are surrendered for exchange after the conversion in compliance with the terms of the transmittal form, you will not receive new shares of NCRIC Group common stock and you will not be paid dividends, if any, on the new NCRIC Group common stock. When you surrender your certificates, any unpaid dividends, if any, will be paid without interest. For all other purposes, however, each certificate which represents shares of NCRIC Group common stock outstanding at the effective date of the conversion will be considered to evidence ownership of new shares of NCRIC Group common stock into which those shares have been converted by virtue of the conversion.

        If a certificate for NCRIC Group common stock has been lost, stolen or destroyed, the exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder's expense.

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        All new shares of NCRIC Group common stock that we issue to you in exchange for existing shares of NCRIC Group common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion which may have been declared by us on or prior to the effective date and which remain unpaid at the effective date.

RIGHTS OF DISSENTING SHAREHOLDERS

        Under District of Columbia law, existing stockholders may dissent from the merger transactions incident the plan of conversion and reorganization if they do not wish to accept the exchange ratio provided for in the plan of conversion and reorganization. A dissenting stockholder has the right to a judicial appraisal of the fair value of their shares conducted by a District of Columbia court. Stockholders who wish to exercise dissenters' rights must strictly comply with the provisions of Section 29-101.73 of the District of Columbia Business Corporation Act. A summary of the material provisions of the District of Columbia statutory procedures required to dissent from the Conversion and perfect stockholder dissenters' rights is included in the proxy statement distributed to NCRIC Group stockholders.

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

        In accordance with the plan of conversion and reorganization, rights to subscribe for the purchase of shares of common stock in the subscription offering have been granted under the plan of conversion and reorganization in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under "--Limitations on Common Stock Purchases."

        Priority 1: Eligible Members. Each eligible member of NCRIC, A Mutual Holding Company (i.e., policyholder of NCRIC, Inc.) on January 28, 2003 will receive, without payment therefor, nontransferable subscription rights to purchase up to 100,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each subscribing Eligible Member to purchase 100 shares. Thereafter, any remaining shares will be allocated among the subscribing eligible members whose subscriptions remain unsatisfied sufficient to make his or her total allocation equal to the lesser of 1,000 shares or a number of shares for which he or she has subscribed. Thereafter, unallocated shares will be allocated to each subscribing Eligible Member whose subscription remains unfilled in the proportion that the number of shares as to which the Eligible Member's subscription remains unsatisfied bears to the total amount of shares of all subscribing eligible members whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Member, the excess shall be reallocated among those eligible members whose subscriptions are not fully satisfied until all available shares have been allocated.

        Priority 2: Employee Benefit Plans. Our employee benefit plans, including our employee stock ownership plan and stock award plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 12% of the common stock sold in the offering (we anticipate our employee stock ownership plan and stock award plan will purchase an aggregate of 9% of the common stock sold in the offering).

        Priority 3: Directors, Officers and Employees. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by eligible members and our employee benefit plans, each

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director, officer and employee who is not an Eligible Member in category (1)
above will receive a nontransferable subscription right to purchase up to 100,000 shares of our common stock.

        Expiration Date for the Subscription Offering. The subscription offering will expire at 3:00 p.m., Washington, D.C. Time, on June 16, 2003, unless extended by us for up to 45 days, if necessary. We may decide to extend the expiration date of the subscription offering and/or the community offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

        If at least 2,805,000 shares have not been sold within 45 days after the expiration date, unless the period is extended, all funds delivered to us pursuant to the offering will be returned promptly to the subscribers with any interest that is earned pursuant to the escrow agreement. If an extension beyond the 45-day period following the expiration date is granted, we will notify subscribers of the extension of time and of the rights of subscribers to modify or rescind their subscriptions.

COMMUNITY OFFERING

        To the extent that shares remain available for purchase after satisfaction of all subscriptions of the eligible members, our employee benefit plans and our directors, officers and employees, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with the following preferences:

        (1) persons who are policyholders of NCRIC, Inc. who are not eligible members as set forth in priority (1);

        (2)     persons who are policyholders of CML; and

        (3)     existing stockholders of NCRIC Group as of May 6, 2003.

        Subscribers in the community offering may purchase up to 100,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." The minimum purchase is 100 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or at any time prior to the closing of the offering.

        If we do not have sufficient shares available to fill the orders in any community offering category, we will allocate the remaining available shares among those persons in a manner that permits each of them, to the extent possible, to purchase 100 shares. Thereafter, we will allocate the remaining available shares among those persons in a manner that permits each of them, to the extent possible to purchase the lesser of 1,000 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among persons whose orders remain unsatisfied based on the size of the unfilled order relative to the size of the aggregate unfilled orders. If an over subscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the stock orders of such persons.

        The community offering may begin with or during the subscription offering and is expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. NCRIC Group may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends

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beyond 45 days after the expiration date of the offering. If 2,805,000 shares have not been issued within 45 days after the expiration date, all funds delivered to us will be returned promptly to the purchasers with any interest that is earned pursuant to the escrow agreement. If an extension beyond the 45-day period following the expiration date is granted, we will notify purchasers of the extension of time and of the rights of purchasers to modify or rescind their orders.

        We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.

SYNDICATED COMMUNITY OFFERING

        If feasible, our Board of Directors may decide to offer for sale all shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of the common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to 100,000 shares of common stock, subject to the overall maximum purchase limitations. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

        If for any reason we cannot effect a syndicated community offering of shares not distributed in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining after the subscription and community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible.

LIMITATIONS ON COMMON STOCK PURCHASES

        The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased during the conversion:

        (1) No person may purchase fewer than 100 shares or more than 100,000 shares of common stock;

        (2) Our employee benefit plans, including our employee stock ownership plan and stock award plan, may purchase in the aggregate up to 12% of the shares of common stock issued in the offering;

        (3) Except for the employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 100,000 shares in all categories of the offering combined;

        (4) Current stockholders of NCRIC Group are subject to an ownership limitation. As previously described, current stockholders of NCRIC Group will receive new shares of NCRIC Group common stock in exchange for their existing shares of NCRIC common stock. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing NCRIC Group common stock, may not exceed 5% of the shares

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                of common stock of NCRIC Group to be issued and outstanding upon completion of the conversion and offering; and

        (5) The maximum number of shares of common stock that may be purchased in all categories of the offering by our directors, officers, employees and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the conversion and offering.

        Our Board of Directors, without the receipt of any required regulatory, stockholder or member approvals, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares, in our sole discretion, may be given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares owned by subscribers who choose to increase their subscriptions.

        In the event of an increase in the total number of shares offered in the offering, due to an increase in the offering range of up to 15%, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

        (1)     to fill the employee benefit plans' subscription;

        (2)     to fill our directors, officers and employees subscriptions; and

        (3) to fill subscriptions in accordance with the priorities set forth in the subscription offering.

        The term "associate" of a person means:

        (1) any corporation or organization (other than NCRIC Group, NCRIC Holdings, Inc., NCRIC, A Mutual Holding Company, NCRIC, Inc. or a majority-owned subsidiary of NCRIC, Inc.) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

        (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity except that for the purposes of this Plan relating to subscriptions in the offering, the term "Associate" does not include any non-tax-qualified employee stock benefit plan or any tax-qualified employee stock benefit plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be purchased or owned by officers and directors the term "Associate" does not include any tax-qualified employee stock benefit plan; and

        (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of NCRIC Group, NCRIC, Inc. or any parent or subsidiary.

        The term "acting in concert" means:

        (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

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        (2)     a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

        A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the plan will be aggregated.

        Our directors are not treated as associates of each other solely because of their membership on our Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by our directors, officers and employees and except as described below. Any purchases made by any associate of NCRIC Group and its subsidiaries for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see "--Certain Restrictions on Purchase or Transfer of Our Shares after Conversion" and "Restrictions on Acquisition of NCRIC Group."

PLAN OF DISTRIBUTION; SELLING AGENT COMPENSATION

        Offering materials have been initially distributed through mailings to eligible members, our employee stock ownership plan, directors, officers and employees of NCRIC Group. Offering materials also will be initially distributed by mail in direct response to an inquiry from members and other customers of NCRIC Group who are otherwise not eligible members. Additional copies of the offering materials will be made available through our Stock Information Center and Sandler O'Neill & Partners, L.P. We also will distribute offering materials if requested following any informational meetings that may be held for customers and persons residing in our local market areas, and following direct telephone solicitation of natural persons or other investors whom we believe may be interested in participating in the stock offering. All prospective purchasers are to send payment directly to our Stock Information Center, where such funds will be held in an escrow account with Wilmington Trust Company and not released until the offering is completed or terminated.

        We have engaged Sandler O'Neill & Partners, L.P., a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O'Neill & Partners, L.P. will assist us in the offering as follows: (i) consulting as to the securities marketing implications of any aspect of the plan of conversion and reorganization or related corporate documents; (ii) reviewing with our Board of Directors the financial and securities marketing implications of the independent appraiser's appraisal of the common stock; (iii) reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents); (iv) assisting in the design and implementation of a marketing strategy for the offering; (v) assisting us in obtaining all requisite regulatory approvals; (vi) assisting us in preparing for meetings with potential investors and broker-dealers; and (vii) providing such other general advice and assistance as may be requested to promote the successful completion of the offering, which may include training and educating our employees regarding the mechanics and regulatory requirements of the offering, conducting informational meetings for employees, customers and the general public and coordinating the selling efforts. For these

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services, Sandler O'Neill & Partners, L.P. will receive a fee of 2.0% of the aggregate dollar amount of the common stock sold in the offering, excluding shares of common stock sold to our employee stock ownership plan, our stock award plan and to our directors, officers and employees and their immediate families. Purchases made by any person who is an associate of, or otherwise affiliated with NCRIC Group for the explicit purpose of selling the minimum number of shares to complete the offering, must be made for investment purposes only, and not with a view toward redistribution of the shares.

        To the extent any shares of the common stock remain available after the subscription and community offerings, Sandler O'Neill & Partners, L.P., at our request, may seek to form a syndicate of registered broker-dealers to assist in the solicitation of orders of the common stock in a syndicated community offering, subject to the terms and conditions to be set forth in a selected dealer's agreement. Sandler O'Neill & Partners, L.P. has agreed to use its best efforts to assist us with the solicitation of subscriptions and orders for shares of our common stock in the syndicated community offering. Sandler O'Neill & Partners, L.P. is not obligated to take or purchase any shares of our common stock in the offering. Sandler O'Neill & Partners, L.P. has expressed no opinion as to the prices at which the common stock may trade nor has Sandler O'Neill & Partners, L.P. provided any written report or opinion to us as to the fairness of the conversion and offering. If there is a syndicated community offering, Sandler O'Neill & Partners, L.P. will receive a fee of 2.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O'Neill & Partners, L.P. and other NASD member firms in the syndicated community offering shall not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

        In addition, we have engaged Sandler O'Neill & Partners, L.P. to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O'Neill & Partners, L.P. will assist us in the offering as follows: (i) compilation of member records; (ii) preparation of proxy, order and/or request forms; (iii) organization and supervision of the conversion information center; (iv) proxy solicitation and special meeting services; and
(v) subscription services. For these services, Sandler O'Neill & Partners, L.P. will receive a fee of $10,000.

        We also will reimburse Sandler O'Neill & Partners, L.P. for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of $75,000 (including legal fees and expenses). We have not made any advance payment to Sandler O'Neill & Partners, L.P. If the plan of conversion and reorganization is terminated or if Sandler O'Neill & Partners, L.P. terminates its agreement with us in accordance with the provisions of the agreement, Sandler O'Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O'Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with the conversion, including in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

        Our directors and executive officers may participate in the solicitation of offers to purchase shares of our common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

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PROCEDURE FOR PURCHASING SHARES

        Expiration Date. The offering will expire at 3:00 p.m., Washington, D.C. Time, on June 16, 2003, unless extended. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the offering beyond 45 days after the expiration date of the offering would require approval from the Commissioner of Insurance and Securities Regulation, and purchasers would be given the right to increase, decrease or rescind their orders for common stock. If the number of shares of common stock offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, purchasers will be given an opportunity to increase, decrease or rescind their orders.

        To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in an escrow account at Wilmington Trust Company and interest, if any earned thereon, will be returned to subscribers only if the offering is extended beyond July 31, 2003 or terminated.

        We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will return all funds submitted, plus any interest earned pursuant to the terms of the escrow agreement with Wilmington Trust Company.

        Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received prior to 3:00 p.m. Washington, D.C. Time, on June 16, 2003. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by mailing your order form to our Stock Information Center, or by overnight delivery to the Stock Information Center at the indicated address on the front of the order form. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

        By signing the order form, you will be acknowledging that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by personal check, bank check or money order, made payable to "Wilmington Trust Company, escrow agent for NCRIC Group, Inc."

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        These funds must be available in the account(s) and will be immediately cashed and placed in a segregated escrow account at Wilmington Trust Company and, pursuant to an escrow agreement, interest earned thereon will be returned to subscribers only if the offering is extended beyond July 31, 2003, or terminated. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by July 31, 2003, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

        Our employee benefit plans will not be required to pay for such shares of common stock until consummation of the offering, provided there is a loan commitment from NCRIC Group to lend to the employee stock ownership plan and stock award plan the necessary funds to purchase shares of common stock in the subscription offering.

        Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and checks representing any applicable refund and/or interest paid on subscriptions made by check, money order or bank draft will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

        Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue sky" registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.

ESCROW AGREEMENT

        Wilmington Trust Company, our escrow agent, Sandler O'Neill and NCRIC Group have entered into an escrow agreement to permit the escrow agent to hold funds received from subscribers and purchasers in escrow until the closing or termination of the subscription, community and syndicated community offerings. Funds will only be released from escrow if at least the minimum number of shares are sold in the offerings. If the offerings do not close, subscribers and purchasers will have their funds returned to them in full, with any interest earned thereon pursuant to the escrow agreement.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

        The plan of conversion and reorganization prohibits any person with subscription rights, including the eligible members, and our directors, officers and employees, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. Applicable law also prohibits any person from offering or making an announcement of an offer or intent to

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make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

        We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

STOCK INFORMATION CENTER

        If you have any questions regarding the offering, please call the Stock Information Center, toll free, at (866) 818-9961, from 10:00 a.m. to 4:00 p.m., Washington, D.C. Time, Monday through Friday.

LIQUIDATION ACCOUNT

        The plan of conversion provides for the establishment by NCRIC Group, upon the completion of the conversion, of a "liquidation account" for the benefit of eligible members of NCRIC, A Mutual Holding Company. In the unlikely event of a complete liquidation of NCRIC Group (and only in such event), all claims of creditors (including, if applicable, any claims by a receivor for NCRIC, Inc. under Chapter 7 of the Insurance and Securities Laws of the District of Columbia) of NCRIC Group would be paid first. Thereafter, if there were any assets of NCRIC Group remaining, these assets would be distributed to eligible members of NCRIC, A Mutual Holding Company, to the extent of the balance in the liquidation account, before any distribution to holders of the capital stock of NCRIC Group. No merger, consolidation, purchase or sale of bulk assets or similar transaction involving NCRIC Group, whether or not NCRIC Group is the surviving entity, would be considered a liquidation for this purpose. In such transactions, the liquidation account would be assumed by the resulting entity.

        In accordance with the plan of conversion, the liquidation account will be an amount equal to the percentage of the outstanding shares of common stock of NCRIC Group owned by NCRIC Holdings, Inc., the wholly owned subsidiary of NCRIC, A Mutual Holding Company, immediately prior to the conversion multiplied by NCRIC Group's total stockholders' equity as reflected in the latest statement of financial condition of NCRIC Group contained in this prospectus. Each eligible member would have an initial interest in the liquidation account based on the proportion of the annualized premiums related to such eligible members policy with NCRIC, Inc. as of January 28, 2003 to all annualized premiums for eligible members on such date. If an eligible member, at any time, ceases to be a policyholder of NCRIC, Inc., such eligible member's interest in the liquidation account shall terminate and the liquidation account shall be reduced proportionately. Except for the foregoing, no change in a eligible member's policy after the completion of the conversion shall effect the liquidation account or such eligible member's interest in the liquidation account. The establishment and maintenance of the liquidation account shall not restrict the use of any equity accounts by NCRIC Group, except the NCRIC Group may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect would cause its stockholders' equity to be reduced below the amount required for the liquidation account.

TAX ASPECTS

        Consummation of the conversion is expressly conditioned upon the prior receipt of an opinion of counsel with respect to federal income taxation that indicates that the conversion will not be a taxable transaction to NCRIC, A Mutual Holding Company, NCRIC Holdings, Inc., NCRIC Group, NCRIC, Inc. and members of NCRIC. A Mutual Holding Company. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that NCRIC Group would prevail in a judicial proceeding.

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        NCRIC Group and NCRIC, Inc. have received an opinion of counsel, Luse
Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following. For purposes of this "Tax Aspects" section, NCRIC Group Delaware refers to NCRIC Group's successor, NCRIC Group, Inc., a Delaware corporation:

        1. The merger of NCRIC Holdings, Inc. with and into NCRIC Group, Inc. will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

        2. The conversion of NCRIC, a Mutual Holding Company to a stock company will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code. This result will not be affected by the subsequent merger of the Mutual Holding Company, as a stock company, into NCRIC Group.

        3. The merger of NCRIC, a Mutual Holding Company with and into NCRIC Group will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

        4. The merger of NCRIC Group with and into NCRIC Group Delaware is intended to qualify as a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code. The merger will not fail to qualify as a reorganization under Section 368(a)(1)(F) if dissenters owning fewer than 1 percent of the outstanding shares of NCRIC Group fail to participate in the merger. Alternatively, if more than 1% of the outstanding shares of NCRIC Group dissent, the merger will qualify as a tax-free reorganization within the meaning of
                Section 368(a)(1)(A) or 368(a)(1)(D) of the Code.

        5. None of NCRIC Holdings, Inc., NCRIC Group, NCRIC, a Mutual Holding Company or NCRIC Group Delaware will recognize gain or loss as a result of the mergers.

        6. The exchange of the members' equity interests in NCRIC, a Mutual Holding Company for interests in a liquidation account established at NCRIC Group followed by the exchange of that interest for a liquidation account established at NCRIC Group Delaware will satisfy the continuity of interest requirement of
                Section 1.368-1(b) of the Income Tax Regulations.

        7. The former members of the NCRIC, a Mutual Holding Company who constructively exchange their membership interests in the converted company for stock of such company and then constructively exchange such stock for a liquidation account in NCRIC Group followed by an exchange of that interest for a liquidation account in NCRIC Group Delaware, will not recognize gain or loss on the exchanges.

        8. The minority stockholders of NCRIC Group who exchange their common stock in NCRIC Group for common stock in NCRIC Group Delaware pursuant to the exchange ratio will not recognize gain or loss on the exchange.

        9. There is no Federal tax consequence to NCRIC Group Delaware on its granting of subscription rights to certain former members of NCRIC, a Mutual Holding Company (i.e., policyholders of NCRIC, Inc. as of January 28, 2003), employee benefit plans, officers, employees and directors of NCRIC Group. NCRIC Group Delaware will not recognize gain or loss on the lapse of any subscription rights.

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        10.     It is more likely than not that the fair market value of the nontransferable subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by members upon distribution to them of nontransferable subscription rights to purchase shares of NCRIC Group Delaware common stock, provided that the amount to be paid for NCRIC Group Delaware common stock is equal to the then fair market value of the NCRIC Group Delaware common stock at the time of exercise of the subscription rights. Persons who exercise subscription rights will not realize any taxable income as the result of the exercise by them of the nontransferable subscription rights.

        11. The basis of each policyholder's interests in the liquidation account in NCRIC Group Delaware received by such person in exchange for such person's membership interests in NCRIC, a Mutual Holding Company will be zero, that being the cost of such property. The basis of the nontransferable subscription rights will be zero, provided that such subscription rights are not deemed to have a fair market value and that the subscription price paid for the NCRIC Group Delaware common stock issued upon the exercise of such rights is equal to the then fair market value of such stock.

        12. It is more likely than not that the basis of the NCRIC Group Delaware common stock purchased in the offering will be its purchase price. The holding period of the NCRIC Group Delaware common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

        13. Each existing stockholder's aggregate basis in new shares of NCRIC Group Delaware common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of NCRIC Group common stock surrendered in exchange therefor.

        14. Each stockholder's holding period in his or her NCRIC Group Delaware common stock received in the exchange will include the period during which NCRIC Group common stock surrendered was held, provided that the NCRIC Group common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

        15. The payment of cash in lieu of fractional shares of NCRIC Group Delaware will be treated as though the fractional shares were distributed in the conversion merger and then redeemed by NCRIC Group Delaware. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares.

        16. No gain or loss will be recognized by NCRIC Group Delaware on the receipt of cash or property in exchange for NCRIC Group Delaware common stock sold in the Offering.

        The tax opinions as to 10, 12 and 13 above are based on the position that nontransferable subscription rights to be received by eligible members and our directors, officers and employees do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by the general public in any community offering. The firm also noted that the Internal Revenue Service has not

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in the past concluded that subscription rights have value and RP Financial, LC has concluded that the subscription rights do not have any value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. However, the issue of whether or not the subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights. Eligible members and NCRIC Group's directors, officers and employees are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, an opinion of Luse Gorman Pomerenk & Schick, P.C., is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein.

        The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to NCRIC Group's registration statement.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF OUR SHARES AFTER CONVERSION

        All shares of common stock purchased in the offering by a director or an officer of NCRIC Group generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. Sales of shares of the common stock by NCRIC Group's directors and executive officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Business of NCRIC Group -Federal Securities Laws."

        Purchases of shares of our common stock by any of our directors, officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Commissioner of Insurance and Securities. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including the stock award plan and the stock option plan.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

        General. As a result of the conversion, our existing NCRIC Group stockholders will become stockholders of NCRIC Group, a Delaware corporation and the successor to the existing NCRIC Group. There are certain differences in stockholder rights arising from distinctions between NCRIC Group's existing articles of incorporation and bylaws and NCRIC Group's Delaware certificate of incorporation and bylaws, and from distinctions between laws applicable to Delaware and District of Columbia chartered corporations.

        This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the certificate of incorporation and

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bylaws of NCRIC Group and the Delaware General Corporation Law. See "Additional
Information" for procedures for obtaining a copy of NCRIC Group's certificate of incorporation and bylaws.

        Authorized Capital Stock. Our authorized capital stock currently consists of 10,000,000 shares of common stock, par value $0.01 per share, and no shares of preferred stock. After the conversion, our authorized capital stock as a Delaware corporation will consist of 12,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. We authorized the issuance of preferred stock, and we authorized more common stock than will be issued in the conversion, in order to provide our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock option grants. However, these additional authorized shares may also be used by our Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of NCRIC Group. Our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares through our stock benefit plans.

        Control by the Mutual Holding Company. Pursuant to applicable laws and regulations, NCRIC, A Mutual Holding Company is required to own not less than a majority of the outstanding NCRIC Group common stock. There will be no such restriction applicable to NCRIC Group following consummation of the conversion.

        Board of Directors. NCRIC Group's existing articles of incorporation require the Board of Directors to be divided into three classes as nearly equal in number as possible, and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. NCRIC Group's Delaware certificate of incorporation and bylaws also require the Board of Directors to be divided into three classes, but each class does not have to be as nearly equal in number as possible.

        Under NCRIC Group's existing bylaws, any director may be removed for cause by a vote of two-thirds of the entire Board. NCRIC Group's Delaware certificate of incorporation provides that any director may be removed for cause by the holders of at least 80% of the outstanding voting shares of NCRIC Group.

        Special Meetings of Stockholders. NCRIC Group's existing bylaws provide that special meetings of NCRIC Group's stockholders may be called by the Chairman, the President, a majority of the Board of Directors or the holders of not less than twenty percent of the outstanding capital stock of NCRIC Group entitled to vote at the meeting. NCRIC Group's Delaware certificate of incorporation provides that special meetings of the stockholders of NCRIC Group may be called only by a majority vote of the total authorized directors.

        Stockholder Action Without a Meeting. The existing bylaws of NCRIC Group provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. NCRIC Group's Delaware certificate of incorporation specifically denies the authority of stockholders to act without a meeting.

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        Stockholder's Right to Examine Books and Records. Under District of
Columbia law, which is applicable to NCRIC Group, a stockholders who owns five percent or more of the outstanding common stock may inspect and copy specified books and records of the company after proper written notice for a proper purpose. Delaware law provides that a stockholder, regardless of the number of shares owned, may inspect books and records upon written demand stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

        Limitations on Voting Rights of Greater-than-10% Stockholders. NCRIC Group's Delaware certificate of incorporation provides that no record or beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. There is no such provision in the current articles of incorporation.

        Mergers, Consolidations and Sales of Assets. District of Columbia law requires the approval of the majority of the Board of Directors of NCRIC Group and the holders of two-thirds of the outstanding stock of NCRIC Group entitled to vote thereon for mergers, consolidations and sales of all or substantially all of NCRIC Group's assets.

        NCRIC Group's Delaware certificate of incorporation requires the approval of the holders of at least 80% of NCRIC Group's outstanding shares of voting stock to approve certain "Business Combinations" involving an "Interested Stockholder" except where (i) the proposed transaction has been approved by two-thirds of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and who were directors prior to the time when the Interested Stockholder became an Interested Stockholder; or (ii) certain "fair price" provisions are complied with. The term "Interested Stockholder" includes any individual, corporation, partnership or other entity, other than NCRIC Group or its subsidiary, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of NCRIC Group or an affiliate of such person or entity. This provision of the certificate of incorporation applies to any "Business Combination," which is defined to include, among other things:

        (1) any merger or consolidation of NCRIC Group with or into any Interested Stockholder;

        (2) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of NCRIC Group and its subsidiaries to an Interested Stockholder;

        (3) the issuance or transfer of any securities of NCRIC Group or a subsidiary of NCRIC Group to an Interested Stockholder having a value exceeding 25% of the combined fair market value of the outstanding securities of NCRIC Group;

        (4) the adoption of any plan or proposal for the liquidation or dissolution of NCRIC Group proposed by or on behalf of an Interested Stockholder or any Affiliate of an Interested Stockholder; or

        (5) any reclassification of securities, any recapitalization, or any merger with a subsidiary or other transaction that has the effect of increasing an Interested Stockholder's proportional share of any class of securities of NCRIC Group.

        Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of NCRIC Group and any other affected class of stock. One exception under Delaware law to the majority approval requirement applies to stockholders owning 15% or more of the common stock of a

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corporation for a period of less than three years. Such 15% stockholder, in order to obtain approval of a business combination, must obtain the approval of two-thirds of the outstanding stock, excluding the stock owned by such 15% stockholder, or satisfy other requirements under Delaware law relating to board of director approval of his or her acquisition of the shares of NCRIC Group. The increased stockholder vote required to approve a business combination may have the effect of preventing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.

        NCRIC Group's Delaware certificate of incorporation provides that the NCRIC Group's Board of Directors may consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by NCRIC Group.

        Dissenters' Rights of Appraisal. District of Columbia law generally provides that a stockholder of a District of Columbia corporation that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such company payment of the fair or appraised value of his or her stock in the company, subject to specified procedural requirements.

        Under Delaware law, except for cash merger transactions, shareholders of NCRIC Group generally will not have dissenters' appraisal rights in connection with a plan of merger or consolidation to which NCRIC Group is a party because the common stock is expected to be listed on the Nasdaq National Market.

        Amendment of Governing Instruments. No amendment of NCRIC Group's articles of incorporation may be made unless it is first proposed by the Board of Directors of NCRIC Group, and thereafter approved by the holders of two-thirds of the total votes eligible to be cast at a legal meeting. NCRIC Group's Delaware certificate of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of NCRIC Group common stock, except that the provisions of the certificate of incorporation governing the calling of meetings of stockholders and the prohibition of action by written consent of stockholders, stockholder nominations and proposals, limitations on voting rights of 10% stockholders, the number and staggered terms of directors, vacancies on the Board of Directors and removal of directors, approval of certain business combinations, indemnification of officers and directors, and the manner of amending the certificate of incorporation and bylaws, may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of NCRIC Group.

        The existing bylaws of NCRIC Group may be amended by a two-thirds vote of the full Board of Directors of NCRIC Group or by a majority vote of the votes cast by the stockholders of NCRIC Group at any legal meeting. NCRIC Group's Delaware bylaws may only be amended by a majority vote of the Board of Directors of NCRIC Group or by the holders of at least 80% of the outstanding stock of NCRIC Group.

                   RESTRICTIONS ON ACQUISITION OF NCRIC GROUP

        Although the Board of Directors NCRIC Group is not aware of any effort that might be made to obtain control of NCRIC Group after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of NCRIC Group's certificate of incorporation to protect the interests of NCRIC Group and its stockholders from takeovers which the Board of Directors of NCRIC Group might conclude are not in the best interests of NCRIC Group and its stockholders.

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        The following discussion is a general summary of the material provisions of NCRIC Group's certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in NCRIC Group's certificate of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of NCRIC Group's registration statement filed with the SEC. See "Additional Information."

NCRIC GROUP'S CERTIFICATE OF INCORPORATION AND BYLAWS

        NCRIC Group's certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of NCRIC Group more difficult.

        The following description is a summary of the provisions of the certificate of incorporation and bylaws. See "Additional Information" as to how to review a copy of these documents.

        Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of NCRIC Group's Board.

        Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

        Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of directors.

        Limitation on Voting Rights. The certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

        Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding stock entitled to vote (after giving effect to the limitation on voting rights discussed above in "--Limitation on Voting Rights.")

        Stockholder Nominations and Proposals. NCRIC Group's bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to NCRIC Group at least 90 days prior to the date of the proxy materials distributed in connection with the immediately preceding annual meeting of stockholders. Failure to comply with this advance notice requirement will preclude such nominations or new business from being considered at the meeting.

        Authorized but Unissued Shares. After the conversion, NCRIC Group will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock of NCRIC Group Following The Conversion." The certificate of incorporation authorizes 1,000,000 shares of serial preferred stock. NCRIC Group is authorized to issue preferred stock from time to time in one or more

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series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of NCRIC Group that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of NCRIC Group. The Board of Directors has no present plan or understanding to issue any preferred stock.

        Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by NCRIC Group's Board of Directors and also by a majority of the outstanding shares of NCRIC Group's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

        (i) The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

        (ii)    The inability of stockholders to act by written consent;

        (iii) The inability of stockholders to call special meetings of stockholders;

        (iv) The division of the Board of Directors into three staggered classes;

        (v) The ability of the Board of Directors to fill vacancies on the board;

        (vi) The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

        (vii) The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

        (viii) The ability of the Board of Directors to amend and repeal the bylaws; and

        (ix) The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire NCRIC Group.

        The bylaws may be amended by the affirmative vote of a majority of the directors of NCRIC Group or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

        Purpose and Anti-Takeover Effects of NCRIC Group's Delaware Certificate of Incorporation and Bylaws. Our Board of Directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions will also assist us in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. Our Board of Directors believes these provisions are in the best interests of NCRIC Group and its stockholders. Accordingly, our Board of Directors believes that it is in the best interests of NCRIC Group and its stockholders to encourage potential acquirers to negotiate directly with the Board of Directors of NCRIC Group and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our Board of Directors that these provisions should not

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discourage persons from proposing a merger or other transaction at a price reflective of the true value of NCRIC Group and that is in the best interests of all stockholders.

        Despite our belief as to the benefits to stockholders of these provisions of NCRIC Group's Delaware certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our Board of Directors and management. Our Board of Directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

DISTRICT OF COLUMBIA LAW AND THE PLAN OF CONVERSION

        District of Columbia law prohibits any person from making an offer and from making an announcement of an offer for any security issued or to be issued by a converting insurance company or its holding company prior to completion of its conversion. The Plan of Conversion provides that for a period of five years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 5% of the outstanding stock of the company, without the approval of the Commissioner of Insurance and Securities of the District of Columbia.

        Under the insurance laws of the District of Columbia, no person may acquire control of NCRIC Group, a holding company for a District of Columbia insurance company, without the prior approval of the Commissioner of Insurance and Securities. Control is defined to mean the power to direct or cause the direction of the management and policies of the company, and is presumed to exist if a person directly or indirectly owns, controls, holds with power to vote, or holds proxies representing more than 10% of any class of voting stock of a company.

                   DESCRIPTION OF CAPITAL STOCK OF NCRIC GROUP
                            FOLLOWING THE CONVERSION

GENERAL

        At the effective date, NCRIC Group will be authorized to issue 12,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. NCRIC Group currently expects to issue in the offering up to 3,795,000 shares of common stock, subject to adjustment, and up to 2,544,357 shares, subject to adjustment, in exchange for the publicly held shares of NCRIC Group. NCRIC Group will not issue shares of preferred stock in the conversion. Each share of NCRIC Group common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

COMMON STOCK

        Dividends. NCRIC Group may pay dividends out of statutory surplus under Delaware law or from net earnings if, and when declared by its Board of Directors. The payment of dividends by NCRIC Group is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of NCRIC Group will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of NCRIC Group out of funds legally available therefor. If NCRIC Group issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

        Voting Rights. Upon consummation of the conversion, the holders of common stock of NCRIC Group will have exclusive voting rights in NCRIC Group. They will elect NCRIC Group's Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If NCRIC Group issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

        Preemptive Rights. Holders of the common stock of NCRIC Group will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

        Liquidation. In the unlikely event of a complete liquidation of NCRIC Group (and only in such event) within five years of the completion of the conversion, all claims of creditors (including, if applicable, any claims by a receivor for NCRIC, Inc. under Chapter 7 of the Insurance and Securities Laws of the District of Columbia) of NCRIC Group would be paid first. Thereafter, under the liquidation account established by NCRIC Group, if there were any assets of NCRIC Group remaining, these assets would be distributed to eligible members of NCRIC, A Mutual Holding Company, to the extent of the balance in the liquidation account, before any distribution to holders of the common stock of NCRIC Group. If preferred stock is issued, the holders thereof may also have a priority over the holders of the common stock in the event of liquidation or dissolution.

PREFERRED STOCK

        None of the shares of NCRIC Group's authorized preferred stock will be issued in the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                 TRANSFER AGENT

        The transfer agent and registrar for NCRIC Group common stock is Registrar and Transfer Company, Cranford, New Jersey.

                                     EXPERTS

        The consolidated financial statements and additional schedules of NCRIC Group, Inc. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which reports express an unqualified opinion and include an explanatory paragraph referring to Note 1 in the consolidated financial statements regarding the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets"), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        RP Financial, LC. has consented to the publication herein of the summary of its report to NCRIC Group setting forth its opinion as to the estimated pro forma market value of the common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

                                  LEGAL MATTERS

        Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to NCRIC Group, Inc, will issue its opinion to us regarding the legality of the issuance of the common stock and the federal income tax consequences of the conversion. Certain legal matters will be passed upon for Sandler O'Neill & Partners, L.P. by Patton Boggs LLP, Washington, D.C.

                             ADDITIONAL INFORMATION

        NCRIC Group has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including NCRIC Group. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

        NCRIC, A Mutual Holding Company has filed with the Department of Insurance and Securities Regulation an application with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Department of Insurance and Securities Regulation, 810 First Street, N.E., Room 701, Washington, D.C. 20002.

        In connection with the offering, NCRIC Group will register its common stock under Section 12 of the Securities Exchange Act of 1934 and, upon such registration, NCRIC Group and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, NCRIC Group has undertaken that it will not terminate such registration for a period of at least three years following the stock offering.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
NCRIC GROUP, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS' REPORT                                                             F-2

Consolidated Balance Sheets as of December 31, 2002 and 2001                             F-3

Consolidated Statements of Operations for the Years Ended
 December 31, 2002, 2001, and 2000                                                       F-4

Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 2002, 2001, and 2000                                                       F-5

Consolidated Statements of Cash Flows for the Years Ended
 December 31, 2002, 2001, and 2000                                                       F-6

Notes to Consolidated Financial Statements for the Years Ended
 December 31, 2002, 2001, and 2000                                                       F-7

Schedule I - Summary of Investments - Other Than Investments in Related Parties         F-26

Schedule II - Condensed Financial Information of Registrant                             F-27

Schedule III - Supplementary Insurance Information                                      F-31

Schedule IV - Reinsurance                                                               F-32

Schedule V - Valuation and Qualifying Accounts                                          F-33

Schedule VI - Supplemental Information Concerning Property-Casualty Insurance
   Companies                                                                            F-34

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 NCRIC Group, Inc. and Subsidiaries
Washington, D.C.

We have audited the accompanying consolidated balance sheets of NCRIC Group, Inc. and Subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ending December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NCRIC Group, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations, and their cash flows for each of the three years in the period ending December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill to conform with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional schedules listed in the table of contents are presented for the purpose of additional analysis and are not a required part of the basic financial statements. The additional schedules are the responsibility of the Company's management. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

Deloitte & Touche LLP

February 15, 2003
McLean, Virginia

NCRIC GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2002 AND 2001 (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                     2002         2001
ASSETS
INVESTMENTS:
     Securities available for sale, at fair value:
          Bonds and U.S. Treasury Notes (Amortized cost $110,309 and $95,716)      $ 114,696   $  96,723
          Equity securities (Cost $5,561 and $6,691)                                   5,424       6,402
                                                                                   ---------   ---------
               Total securities available for sale                                   120,120     103,125

OTHER ASSETS:
     Cash and cash equivalents                                                        10,550       7,565
     Reinsurance recoverable                                                          43,231      30,077
     Goodwill, net                                                                     7,291       7,291
     Premiums and accounts receivable, net                                             9,477       4,802
     Deferred income taxes                                                             3,789       2,482
     Other assets                                                                      8,229       5,660
                                                                                   ---------   ---------
TOTAL ASSETS                                                                       $ 202,687   $ 161,002
                                                                                   =========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
     Losses and loss adjustment expenses:
          Losses                                                                   $  70,314   $  56,802
          Loss adjustment expenses                                                    33,708      27,758
                                                                                   ---------   ---------
               Total losses and loss adjustment expenses                             104,022      84,560
     Other liabilities:
          Retrospective premiums accrued under
           reinsurance treaties                                                          607       2,408
          Unearned premiums                                                           24,211      17,237
          Advance premium                                                              2,971       4,138
          Reinsurance premium payable                                                  5,045       2,452
          Bank debt                                                                      995       1,662
          Trust preferred securities                                                  15,000           -
          Other liabilities                                                            2,019       4,091
                                                                                   ---------   ---------
TOTAL LIABILITIES                                                                    154,870     116,548
                                                                                   ---------   ---------
COMMITMENTS AND CONTINGENCIES (Notes 4, 6, and 9)

STOCKHOLDERS' EQUITY:
     Common stock $0.01 par value  10,000,000 shares authorized;
      as of December 31, 2002, 3,708,399 shares issued and outstanding
      (net of 34,456 treasury shares); as of December 31, 2001, 3,711,427
      shares issued and outstanding (net of 31,428 treasury shares)                       37          37
     Additional paid in capital                                                        9,630       9,552
     Unallocated common stock held by the ESOP                                          (682)       (786)
     Common stock held by the stock award plan                                          (202)       (339)
     Accumulated other comprehensive income                                            2,806         474
     Retained earnings                                                                36,518      35,776
     Treasury stock, at cost                                                            (290)       (260)
                                                                                   ---------   ---------
TOTAL STOCKHOLDERS' EQUITY                                                            47,817      44,454
                                                                                   ---------   ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $ 202,687   $ 161,002
                                                                                   =========   =========

See notes to consolidated financial statements.

NCRIC GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      2002       2001       2000
REVENUES:
     Net premiums earned                                                            $ 30,098   $ 20,603   $ 14,611
     Net investment income                                                             5,915      6,136      6,407
     Net realized investment losses                                                     (131)      (278)        (5)
     Practice management and related income                                            5,800      6,156      5,317
     Other income                                                                      1,013        602        470
                                                                                    --------   --------   --------

               Total revenues                                                         42,695     33,219     26,800
                                                                                    --------   --------   --------
EXPENSES:
     Losses and loss adjustment expenses                                              26,829     18,858     11,946
     Underwriting expenses                                                             8,168      4,877      3,591
     Practice management and related expenses                                          5,811      6,063      4,970
     Other expenses                                                                    1,467      1,245      1,237
                                                                                    --------   --------   --------

               Total expenses                                                         42,275     31,043     21,744
                                                                                    --------   --------   --------

INCOME BEFORE INCOME TAXES                                                               420      2,176      5,056
                                                                                    --------   --------   --------

INCOME TAX PROVISION (BENEFIT)                                                          (322)       597      1,561
                                                                                    --------   --------   --------

NET INCOME                                                                          $    742   $  1,579   $  3,495
                                                                                    ========   ========   ========

OTHER COMPREHENSIVE INCOME, NET OF TAX:
     Unrealized holding gains on securities                                         $  2,478   $  1,567   $  2,119
     Reclassification adjustment for gains (losses) included in net income              (146)      (349)         3
                                                                                    --------   --------   --------
OTHER COMPREHENSIVE INCOME                                                             2,332      1,218      2,122
                                                                                    --------   --------   --------

COMPREHENSIVE INCOME                                                                $  3,074   $  2,797   $  5,617
                                                                                    ========   ========   ========

Net income per common share:
Basic:
     Average shares outstanding                                                        3,557      3,529      3,526
                                                                                    --------   --------   --------
     Earnings Per Share                                                             $   0.21   $   0.45   $   0.99
                                                                                    ========   ========   ========

Diluted:
     Weighted average shares outstanding                                               3,557      3,529      3,526
     Dilutive effect of stock options                                                     75         86         33
                                                                                    --------   --------   --------
     Weighted average shares outstanding-diluted                                       3,632      3,615      3,559
                                                                                    --------   --------   --------
     Earnings Per Share                                                             $   0.20   $   0.44   $   0.98
                                                                                    ========   ========   ========

See notes to consolidated financial statements.

NCRIC GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
(IN THOUSANDS)

                                                          Additional        Unallocated          Stock
                                          Common           Paid In             ESOP              Award             Treasury
                                           Stock           Capital            Shares             Shares             Stock
                                      ---------------   ---------------   ---------------    ---------------    ---------------
BALANCE, JANUARY 1, 2000              $            37   $         9,433   $          (993)   $          (518)   $             -

Net income                                          -                 -                 -                  -                  -

Other comprehensive income                          -                 -                 -                  -                  -

Acquistion of treasury stock                        -                 -                 -                  -               (131)

Shares released                                     -                22               104                 42                  -
                                      ---------------   ---------------   ---------------    ---------------    ---------------

BALANCE, DECEMBER 31, 2000                         37             9,455              (889)              (476)              (131)

Net income                                          -                 -                 -                  -                  -

Other comprehensive income                          -                 -                 -                  -                  -

Acquistion of treasury stock                        -                 -                 -                  -               (129)

Shares released                                     -                97               103                137                  -
                                      ---------------   ---------------   ---------------    ---------------    ---------------

BALANCE, DECEMBER 31, 2001                         37             9,552              (786)              (339)              (260)

Net income                                          -                 -                 -                  -                  -

Other comprehensive income                          -                 -                 -                  -                  -

Acquistion of treasury stock                        -                 -                 -                  -                (30)

Shares released                                     -                78               104                137                  -
                                      ---------------   ---------------   ---------------    ---------------    ---------------

BALANCE, DECEMBER 31, 2002            $            37   $         9,630   $          (682)   $          (202)   $          (290)
                                      ===============   ===============   ===============    ===============    ===============

                                        Accumulated
                                           Other                              Total
                                       Comprehensive       Retained        Stockholders'
                                       Income (Loss)       Earnings           Equity
                                      ---------------   ---------------   ---------------
BALANCE, JANUARY 1, 2000              $        (2,866)  $        30,702   $        35,795

Net income                                          -             3,495             3,495

Other comprehensive income                      2,122                 -             2,122

Acquistion of treasury stock                        -                 -              (131)

Shares released                                     -                 -               168
                                      ---------------   ---------------   ---------------

BALANCE, DECEMBER 31, 2000                       (744)           34,197            41,449

Net income                                          -             1,579             1,579

Other comprehensive income                      1,218                 -             1,218

Acquistion of treasury stock                        -                 -              (129)

Shares released                                     -                 -               337
                                      ---------------   ---------------   ---------------

BALANCE, DECEMBER 31, 2001                        474            35,776            44,454

Net income                                          -               742               742

Other comprehensive income                      2,332                 -             2,332

Acquistion of treasury stock                        -                 -               (30)

Shares released                                     -                 -               319
                                      ---------------   ---------------   ---------------

BALANCE, DECEMBER 31, 2002            $         2,806   $        36,518   $        47,817
                                      ===============   ===============   ===============

See notes to consolidated financial statements.

NCRIC GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000 (IN THOUSANDS)

                                                                                       2002            2001            2000
                                                                                   ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                                  $        742    $      1,579    $      3,495
       Adjustments to reconcile net income
        to net cash flows from operating activities:
                  Net realized investment losses                                            131             278               5
                  Amortization and depreciation                                             661             748             656
                  Provision for uncollectible receivables                                 1,362             212             238
                  Deferred income taxes                                                  (2,508)           (914)            287
                  Stock released for coverage of benefit plans                              319             337             168
                  Changes in assets and liabilities:
                        Reinsurance recoverable                                         (13,154)         (2,528)           (922)
                        Premiums and accounts receivable                                 (6,037)         (1,576)         (1,298)
                        Other assets                                                     (2,132)            658          (1,176)
                        Losses and loss adjustment expenses                              19,462           3,426          (3,148)
                        Retrospective premiums accrued under
                         reinsurance treaties                                            (1,801)         (3,070)         (1,686)
                        Unearned premiums                                                 6,974           5,765           2,574
                        Advance premium                                                  (1,167)          3,372             151
                        Reinsurance premium payable                                       2,593           1,649              70
                        Other liabilities                                                (2,071)         (1,682)           (248)
                                                                                   ------------    ------------    ------------

                        Net cash flows provided by (used in) operating activities         3,374           8,254            (834)
                                                                                   ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchases of investments                                                         (52,824)        (24,736)        (10,286)
       Sales, maturities and redemptions of investments                                  39,027          21,956          10,543
       Investment in purchased business, net of cash acquired                                 -          (3,014)              -
       Purchases of property and equipment                                                 (895)           (400)           (727)
                                                                                   ------------    ------------    ------------

                        Net cash flows used in investing activities                     (14,692)         (6,194)           (470)
                                                                                   ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from the issuance  of trust preferred securities                         15,000               -               -
       Payments to acquire treasury stock                                                   (30)           (129)           (131)
       Proceeds from bank debt                                                                -           1,971               -
       Repayment of bank debt                                                              (667)           (309)              -
                                                                                   ------------    ------------    ------------

                        Net cash flows provided by (used in) financing activities        14,303           1,533            (131)
                                                                                   ------------    ------------    ------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                                   2,985           3,593          (1,435)
                                                                                   ------------    ------------    ------------

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                                                        7,565           3,972           5,407
                                                                                   ------------    ------------    ------------

CASH AND CASH EQUIVALENTS,
 END OF YEAR                                                                       $     10,550    $      7,565    $      3,972
                                                                                   ============    ============    ============

SUPPLEMENTARY INFORMATION:
       Cash paid for income taxes                                                  $      2,200    $      2,172    $      1,375
                                                                                   ============    ============    ============
       Interest paid                                                               $         61    $         72    $          -
                                                                                   ============    ============    ============

See notes to consolidated financial statements

NCRIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

1.        SIGNIFICANT ACCOUNTING POLICIES

          Organization and Basis of Reporting - On April 20, 1998, the Board of Governors of National Capital Reciprocal Insurance Company adopted a plan of reorganization which authorized the formation of NCRIC, A Mutual Holding Company (Mutual Holding Company) and the conversion into NCRIC, Inc. (NCRIC), a stock medical professional liability insurance company. The reorganization became effective on December 31, 1998.

          Through a series of stock transfers effected in connection with the reorganization, Mutual Holding Company owns all of the outstanding shares of NCRIC Holdings, Inc., which owns all of the outstanding shares of NCRIC Group, Inc. (Company) which owns all of the outstanding shares of NCRIC. District of Columbia law provides that the Mutual Holding Company must at all times own, directly or indirectly, a majority of the outstanding voting stock of NCRIC. In 1999 the Company completed an initial public offering of 1,480,000 shares, which represented approximately 40% of its outstanding shares. NCRIC Holdings continues to own approximately 60% of the outstanding shares of the Company.

          On December 4, 2002, the Company formed NCRIC Statutory Trust I for the purpose of issuing $15,000,000 in trust preferred securities in a pooled transaction to unrelated investors. (See Note 5)

          The Company provides comprehensive professional liability and office premises liability insurance under nonassessable policies to physicians having their principal practice in the District of Columbia, Maryland, Virginia, West Virginia, or Delaware.

          The Company also provides (i) practice management services, accounting and tax services, and personal financial planning services to medical and dental practices and (ii) retirement planning services and administration to medical and dental practices and certain other businesses throughout the Mid-Atlantic Region.

          The Company has issued policies on both an occurrence and a claims-made basis. However, subsequent to June 1, 1986, substantially all policies have been issued on the claims-made basis. Occurrence-basis policies provide coverage to the policyholder for losses incurred during the policy year regardless of when the related claims are reported. Claims-made basis policies provide coverage to the policyholder for covered claims reported during the current policy year provided the related losses were incurred while claims-made basis policies were in effect.

          Tail coverage is offered for doctors terminating their insurance policies. This coverage extends ad infinitum the period in which to report future claims resulting from incidents occurring while a claims-made policy was in effect. Beginning in 1988, prior acts insurance coverage was first issued, subject to underwriting criteria for new insureds. Such coverage extends the effective date of claims-made policies to designated periods prior to initial coverage.

          Principles of Consolidation - The accompanying financial statements present the consolidated financial position and results of operations of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in the consolidation.

          The accompanying financial statements have been prepared in conformity with generally accepted accounting principles (GAAP), which differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities.

          Cash Equivalents - For purposes of reporting cash flows, the Company considers short-term investments purchased with an initial maturity of three months or less to be cash equivalents.

          Investments - The Company has classified its investments as available for sale and has reported them at fair value, with unrealized gains and losses excluded from earnings and reported, net of deferred taxes, as a component of equity and other comprehensive income. Realized gains and losses are determined using the specific identification method.

          Investment securities are exposed to various risks such as interest rate, market and credit risk. Fair values of securities fluctuate based on the magnitude of changing market conditions; significant changed market conditions could materially affect the portfolio value in the near term. When a security has a decline in fair value which is other than temporary, the Company reduces the carrying value of the security to its current fair value.

          The Company evaluates investments for other-than-temporary impairment whenever events or changes in circumstances, such as business environment, legal issues and other relevant data, indicate that the carrying amount of an investment may not be recoverable. Any resulting impairment loss is reported as a realized investment loss. During the year ended December 31, 2002 the Company recorded an impairment loss on securities in the second quarter. These securities were subsequently sold during 2002. During the years ended December 31, 2001 and 2000, the Company did not find it necessary to recognize an impairment loss.

          Goodwill - In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill ceased upon adoption of SFAS 142 on January 1, 2002. For each of the years ended December 31, 2001 and 2000, goodwill amortization was $384,000.

          NCRIC's goodwill asset resulted from the 1999 acquisition of three businesses which now operate as divisions of the Practice Management Services Segment. NCRIC completed its initial goodwill impairment testing under SFAS 142 and concluded that the goodwill asset was not impaired as of the date of implementation of SFAS 142, nor was it impaired as of December 31, 2002. Goodwill is reported net of accumulated amortization of $909,000 as of December 31, 2002 and 2001.

          Deferred Policy Acquisition Costs - Commissions and premium taxes associated with acquiring insurance that vary with and are directly related to the production of new and renewal business are deferred and amortized over the terms of the policies to which they relate. Deferred policy acquisition costs totaled approximately $1.5 million and $850,000 as of December 31, 2002 and 2001, respectively, and are reported as a component of other assets. Since NCRIC's insurance policies are generally written for a term of one year, the entire year-end balance is amortized in the following year. NCRIC amortized $2.9 million, $1.4 million and $645,000 in the years ended
          December 31, 2002, 2001 and 2000, respectively. Amortization is reported as a component of underwriting expense.

          Property and Equipment - Fixed assets are recorded at cost and reported as a component of other assets. Depreciation is recorded using the straight-line method over estimated useful lives ranging from three to five years for computer software and equipment and furniture and fixtures and ten years for leasehold improvements. The balances of fixed assets of $2.0 million and $1.6 million as of December 31, 2002 and 2001, respectively, are net of accumulated depreciation of $1.9 million and $1.8 million.

          Liabilities for Losses and Loss Adjustment Expenses - Liabilities for losses and loss adjustment expenses are established on the basis of reported losses and a provision for losses incurred but not reported and related loss adjustment expenses. These amounts are based on the estimates of management and are subject to risks and uncertainties. As facts become known, adjustments to these estimates are reflected in earnings.

          Reinsurance - The Company protects itself from excessive losses by reinsuring certain levels of risk in various areas of exposure. Amounts recoverable from reinsurance are estimated in a manner consistent with the loss and loss adjustment expense reserve associated with the reinsured loss.

          Income Taxes - The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The Company files a consolidated Federal income tax return.

          Impairment of Long-Lived Assets - The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During the years ended December 31, 2002 and 2001, the Company did not find it necessary to record a provision for impairment of assets.

          Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounts subject to management estimates are reinsurance recoverable, liabilities for losses and loss adjustment expenses, retrospective premiums accrued under reinsurance treaties, retrospective premiums accrued under risk-sharing programs, and impairment of goodwill.

          Concentrations of Credit Risk - Financial instruments which potentially expose the Company to concentrations of risk consist principally of cash equivalent investments, investments in securities and reinsurance recoverables. Concentrations of credit risk for investments are limited due to the large number of such investments and their distributions across many different industries and geographical areas. Concentrations of credit risk for reinsurance recoverables are limited due to the large number of reinsurers participating in the program.

          Geographic concentration - NCRIC's market territory for its medical professional liability insurance is limited to the District of Columbia, Delaware, Maryland, Virginia and West Virginia. Because our business is concentrated in a limited number of states, we may be exposed to adverse developments that may have a greater affect on us than the risks of doing business in a broader market area. In particular, the lack of tort reform in the District of Columbia and some of our other market areas exposes NCRIC to the potential for extremely high jury awards. NCRIC's reinsurance program is designed to provide protection against such a loss.

          Litigation - The Company is subject to claims arising in the normal course of its business. Management does not believe that any such claims or assessments will have a material effect on the Company's financial position, results of operations, or cash flows.

          Revenue Recognition - Premiums revenue is earned pro rata over the terms of the policies. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums. In 2000 and 1999, the Company declared renewal credit dividends to its policyholders, which are payable in the form of a premium credit on the succeeding year's policy premiums. Policyholder renewal credit dividends are accrued as reductions to premium income in the policy year declared.

          The Company writes policies under certain retrospectively rated programs. Premium revenue related to these contracts is earned based on the contractual terms and estimated losses under those contracts. Earned premiums are premiums written reduced by premium refunds accrued. Premium refunds are accrued to reflect the risk-sharing program results on a basis consistent with the underlying loss experience.

          Practice management revenue is recognized as services are performed under terms of management and other contracts. Revenue is generally billed in the month following the performance of related services. Stock-based compensation - As of December 31, 2002 and 2001 the company has one stock option plan, which is described more fully in
          Note 10. NCRIC Group accounts for compensation cost using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation expense was recognized since the stock options granted were at an exercise price equal to the fair market value of the common stock on the date the options were granted.

          The Company's pro forma information using the Black-Scholes valuation model follows:

                                                                    2002             2001            2000
                                                                 ------------    ------------    ------------
          Net income as reported                                 $        742    $      1,579    $      3,495

              Less: Total stock based employee compensation,
                    net of related tax effect                              37              64              64
                                                                 ------------    ------------    ------------
          Pro forma net income (in thousands)                    $        705    $      1,515    $      3,431
                                                                 ============    ============    ============

          Earnings per share - Basic as reported                 $       0.21    $       0.45    $       0.99
                               Basic pro forma                   $       0.20    $       0.43    $       0.97

                               Diluted as reported               $       0.20    $       0.44    $       0.98
                               Diluted pro forma                 $       0.19    $       0.42    $       0.96

          Reclassification - Certain prior year amounts have been reclassified to conform with the current year presentation.

2.        ACQUISITION

          On January 4, 1999, NCRIC Group acquired all of the outstanding shares of HealthCare Consulting, Inc., all of the outstanding interests of HCI Ventures, LLC, and all the assets of Employee Benefits Services, Inc. Under terms of the purchase agreement, an additional $3.1 million could be paid in cash if the acquired companies achieve earnings targets in 2000, 2001 and 2002.

          The acquisition has been accounted for using the purchase method. Goodwill was being amortized over 20 years on a straight-line basis. With the adoption of SFAS 142 on January 1, 2002, the amortization of goodwill ceased.

          The acquired companies achieved the earnings target for 2000, and NCRIC paid the prior owners $1.55 million on March 31, 2001. After analyzing the acquired companies' operations since the acquisition, terms were negotiated and agreed upon for an early payment of the second contingent payment originally scheduled to be paid in 2002. As a result, on June 23, 2001, NCRIC paid $1.46 million, the present value of the remaining payments, to the prior owners. These payments were added to the balance of goodwill.

          In June 2001, NCRIC MSO, Inc. borrowed $1,971,000 from SunTrust Bank to finance payments made in accordance with the purchase of HealthCare Consulting, Inc., HCI Ventures, LLC, and Employee Benefits Services, Inc. In September, 2002, the Company pledged securities to collateralize this loan lowering the interest rate from a floating rate of LIBOR plus two and three-quarter percent to plus one and one-half percent. The term of the loan is 3 years. At December 31, 2002, the interest rate was 2.93%. Principal and interest payments are due on a monthly basis.

      3. INVESTMENTS

          The following tables show the amortized cost and fair value of investments (in thousands):

                                                                  GROSS       GROSS
                                                  AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                    COST          GAINS       LOSSES        VALUE
          As of December 31, 2002

          U.S. Government and agencies           $    27,664   $      292   $       (4)  $    27,952
          Corporate                                   32,680        1,567         (488)       33,759
          Tax-exempt obligations                      30,416        2,309          (21)       32,704
          Asset and mortgage-backed securities        19,549          882         (150)       20,281
                                                 -----------   ----------   ----------   -----------
                                                     110,309        5,050         (663)      114,696
          Equity securities                            5,561          150         (287)        5,424
                                                 -----------   ----------   ----------   -----------
          Total                                  $   115,870   $    5,200   $     (950)  $   120,120
                                                 ===========   ==========   ==========   ===========

          As of December 31, 2001

          U.S. Government and agencies           $     4,600   $      161   $        -   $     4,761
          Corporate                                   43,739          977       (1,311)       43,405
          Tax-exempt obligations                      19,304          634         (134)       19,804
          Asset and mortgage-backed securities        28,073          695          (15)       28,753
                                                 -----------   ----------   ----------   -----------
                                                      95,716        2,467       (1,460)       96,723
          Equity securities                            6,691          118         (407)        6,402
                                                 -----------   ----------   ----------   -----------
          Total                                  $   102,407   $    2,585   $   (1,867)  $   103,125
                                                 ===========   ==========   ==========   ===========

          The amortized cost and fair value of debt securities at December 31, 2002 and 2001 are shown by maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                     DECEMBER 31, 2002         DECEMBER 31, 2001
                                                 ------------------------   ------------------------
                                                  AMORTIZED       FAIR       AMORTIZED     FAIR
                                                     COST         VALUE        COST        VALUE
                                                                    (IN THOUSANDS)
          Due in one year or less                $       742   $      750   $      757   $       778
          Due after one year through five years       40,685       42,283       14,645        15,152
          Due after five years through ten years      36,707       38,825       22,778        23,486
          Due after ten years                         12,626       12,557       29,463        28,554
                                                 -----------   ----------   ----------   -----------
                                                      90,760       94,415       67,643        67,970
          Equity securities                            5,561        5,424        6,691         6,402
          Asset and mortgage-backed securities        19,549       20,281       28,073        28,753
                                                 -----------   ----------   ----------   -----------

          Total                                  $   115,870   $  120,120   $  102,407   $   103,125
                                                 ===========   ==========   ==========   ===========

          Proceeds from bond maturities and redemptions of available for sale investments during the years ended December 31, 2002, 2001, and 2000, were $39.0 million, $22.0 million, and $10.5 million, respectively. Gross gains of $1,437,000, $787,000, and $16,000, and gross losses of $1,568,000, $1,065,000, and $21,000, were realized on bond redemptions and available for sale investments during years ended December 31, 2002, 2001, and 2000, respectively.

          For the years ended December 31, 2002, 2001, and 2000 net investment income earned was as follows (in thousands):

                                                    2002         2001         2000
                                                 ----------   ----------   ----------
          U. S Government and agencies           $      255   $      470   $      811
          Corporate                                   3,038        3,144        2,252
          Tax-exempt obligations                      1,290          895          727
          Asset and mortgage-backed securities        1,178        1,266        2,167
          Equity securities                             431          433          360
          Short term investments                        103          241          381
                                                 ----------   ----------   ----------
          Total investment income earned              6,295        6,449        6,698
          Investment expenses                          (380)        (313)        (291)
                                                 ----------   ----------   ----------
          Net investment income                  $    5,915   $    6,136   $    6,407
                                                 ==========   ==========   ===========

4.        LIABILITIES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

          Liabilities for unpaid losses and loss adjustment expenses represent an estimate of the ultimate net cost of all losses that are unpaid at the balance sheet date and are based on the loss and loss adjustment expense factors inherent in the Company's experience and expectations. Estimation factors used by the Company reflect current case-basis estimates, supplemented by industry statistical data, and give effect to estimates of trends in claim severity and frequency. These estimates are continually reviewed, and adjustment, reflected in current operations are maded as deemed necessary.

          Although the Company believes the liabilities for losses and loss adjustment expenses are reasonable and adequate for the circumstances, it is possible that the Company's actual incurred losses and loss adjustment expenses will not conform to the assumptions inherent in the determination of the liabilities. Accordingly, the ultimate settlement of losses and the related loss adjustment expenses may vary from the amounts included in the financial statements.

          Activity in the liabilities for losses and loss adjustment expenses is summarized as follows (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                 ------------------------------------
                                                    2002         2001         2000
                                                 ----------   ----------   ----------
          BALANCE, Beginning of year             $   84,560   $   81,134   $   84,282

            Less reinsurance recoverable on
             unpaid claims                           29,624       27,312       25,815
                                                 ----------   ----------   ----------
          NET BALANCE                                54,936       53,822       58,467
                                                 ----------   ----------   ----------
            Incurred related to:
              Current year                           24,063       23,056       17,829
              Prior years                             2,766       (4,198)      (5,883)
                                                 ----------   ----------   ----------
                Total incurred                       26,829       18,858       11,946
                                                 ----------   ----------   ----------
            Paid related to:
              Current year                            1,491        1,599          917
              Prior years                            18,664       16,145       15,674
                                                 ----------   ----------   ----------
                Total paid                           20,155       17,744       16,591
                                                 ----------   ----------   ----------
          NET BALANCE                                61,610       54,936       53,822

            Plus reinsurance recoverable on
             unpaid claims                           42,412       29,624       27,312
                                                 ----------   ----------   ----------
          BALANCE, End of year                   $  104,022   $   84,560   $   81,134
                                                 ==========   ==========   ==========

          The net change in incurred losses related to prior years represents development of net losses incurred in prior years. This development results from the re-estimation and settlement of individual losses not covered by reinsurance, which are generally losses under $500,000. The 2002 change is primarily reflective of adverse loss development for the 2001 and 2000 loss years, partially offset by favorable development in the 1999 and 1996 loss years; whereas, the 2000 change is primarily reflective of the favorable loss development for the 1994, 1996, 1998 and 1999 loss years, partially offset by adverse development in the 1995 loss year. The 1999 change is primarily reflective of the favorable loss development for the 1992 through 1996 loss years. The change in development over the three-year period ended December 31, 2002, reflects the increase in severity, which reflects the growing size of plaintiff verdicts and settlements.

5.        TRUST PREFERRED SECURITIES

          On December 4, 2002, the Company issued trust preferred securities
          (TPS) in the amount of $15,000,000 in a pooled transaction to unrelated investors. The Company estimates that the fair value of the TPS issued approximates the proceeds of cash received at the time of issuance. The Company contributed $13,500,000 of the funds raised to the statutory surplus of its insurance subsidiaries.

          The TPS have a maturity of thirty years, and bear interest at an annual rate equal to three-month LIBOR plus 4.00%, payable quarterly beginning March 4, 2003. Interest is adjusted on a quarterly basis provided that prior to December 4, 2007, this interest rate shall not exceed 12.50%. The Company may defer payment of interest on the TPS for up to twenty consecutive quarters. The TPS are callable by the Company at par beginning December 4, 2007.

          The initial interest rate is 5.42% and $62,000 in interest was accrued for the year ended December 31, 2002. Issuance costs of $451,000 were incurred related to the TPS and included in other assets. Issuance costs will be amortized over thirty years as a component of other expense.

          The Company formed NCRIC Statutory Trust I for the purpose of issuing the TPS. The gross proceeds from issuance were used to purchase Junior Subordinated Deferrable Interest Debentures, the Debentures, from the Company. The Debentures are the sole assets of the NCRIC Statutory Trust I. The Debentures have a maturity of thirty years, and bear interest at an annual rate equal to three-month LIBOR plus 4.00%, payable quarterly beginning March 4, 2003. Interest is adjusted on a quarterly basis provided that prior to December 4, 2007, the interest rate shall not exceed 12.50%. The Debentures are callable by the Company at par beginning December 4, 2007. The Debentures are unsecured obligations of the Company and are junior in the right of payment to all future senior indebtedness of the Company. The Debentures and related investment in NCRIC Statutory Trust I have been eliminated in consolidation.

6.        REINSURANCE AGREEMENTS

          The Company has reinsurance agreements that allow the Company to write policies with higher coverage limits than it is individually capable or desirous of retaining by reinsuring the amount in excess of its retention. The Company has both excess of loss treaties and quota share treaties.

          The Company would sustain the loss in the event the reinsurers are unable to meet their obligations under these contracts. There were unused letters of credit executed by reinsurers in favor of the Company of $128,000 at December 31, 2002 and 2001. Such letters of credit are issued as security against ceded losses recoverable in the future.

          The effect of reinsurance on premiums written and earned for the years ended are as follows (in thousands):

                                                              DECEMBER 31
                              ---------------------------------------------------------------------------
                                       2002                      2001                      2000
                              -----------------------   -----------------------   -----------------------
                               WRITTEN       EARNED      WRITTEN       EARNED      WRITTEN       EARNED
          Direct              $   51,799   $   44,113   $   34,459   $   28,192   $   22,727   $   19,965
          Ceded
            Current year         (18,409)     (14,429)     (12,238)      (8,992)      (7,746)      (5,982)
            Prior Year               406          406        1,696        1,696        1,872        1,872
                              ----------   ----------   ----------   ----------   ----------   ----------
          Total Ceded            (18,003)     (14,023)     (10,542)      (7,296)      (5,874)      (4,110)
                              ----------   ----------   ---------    ----------   ----------   ----------
          Net before
          renewal credits     $   33,796   $   30,090   $   23,917   $   20,896   $   16,853   $   15,855
                              ==========   ==========   ==========   ==========   ==========   ==========

7.        INCOME TAXES

          Deferred income tax is created by temporary differences that will result in net taxable amounts in future years due to the differing treatment of certain items for tax and financial statement purposes.

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consist of the following (in thousands):

                                                     AS OF DECEMBER 31,
                                                 -------------------------
                                                    2002           2001
                                                 ----------     ----------
          Deferred tax assets:
            Unearned Premiums                    $    1,670     $      903
            Discounted loss reserves                  3,034          2,709
            Depreciation and amortization               117             71
            Capital loss carry-forwards                 150            107
            Allowance for doubtful accounts             608            165
            Other                                       163            156
                                                 ----------     ----------
                                                      5,742          4,111

          Deferred tax liabilities
            Change in tax accounting method               -         (1,084)
            Fair valuation of investments            (1,446)          (244)
            Deferred policy acquisition costs          (503)          (289)
            Other                                        (4)           (12)
                                                 ----------     ----------
                                                     (1,953)        (1,629)
                                                 ----------     ----------

            Net Deferred tax assets              $    3,789     $    2,482
                                                 ==========     ==========

          The capital losses can be carried forward for five years. Management expects to utilize the current capital loss carry-forwards within that period.

          The income tax provision (benefit) consists of the following:

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                      -------------------------------------
                                                         2002          2001         2000
                                                      ---------     ---------     ---------
          Federal:
            Current                                   $   2,214     $   1,734     $   1,220
            Deferred                                     (2,501)       (1,206)          298
                                                      ---------     ---------     ---------
                                                           (287)          528         1,518
          State:
            Current                                         (28)           83            53
            Deferred                                         (7)          (14)          (10)
                                                      ---------     ---------     ---------
                                                            (35)           69            43
                                                      ---------     ---------     ---------
               Total provision (benefit)              $    (322)    $     597     $   1,561
                                                      =========     =========     =========

          Federal income tax expense differs from that calculated using the established corporate rate primarily due to nontaxable investment income, as follows (in thousands):

                                                       FOR THE YEAR ENDED DECEMBER 31,
                                --------------------------------------------------------------------------
                                           2002                       2001                     2000
                                ----------------------     -----------------------   ----------------------
                                                 % OF                      % OF                      % OF
                                                PRETAX                     PRETAX                   PRETAX
                                   AMOUNT       INCOME        AMOUNT       INCOME       AMOUNT      INCOME
          Federal income tax
           at statutory rates   $        142        34%    $        740        34%   $      1,719       34%
          Tax-exempt income             (374)      (89)            (259)      (12)           (209)      (4)
          Dividends received             (87)      (21)             (88)       (4)            (73)      (1)
          Goodwill                         -         -              115         5              74        1
          Other                           (3)       (1)              89         4              50        1
                                ------------    ------     ------------    ------    ------------   ------
          Income tax at
           effective rates      $       (322)      (77)%   $        597        27%   $      1,561       31%
                                ============    ======     ============    ======    ============   ======

8.        EARNINGS PER SHARE

          The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------
                                                                     2002           2001           2000
                                                                 ------------   ------------   ------------
          Net income                                             $        742   $      1,579   $      3,495
                                                                 ============   ============   ============

          Weighted average common shares outstanding - basic            3,557          3,529          3,526
           Dilutive effect of stock options                                75             86             33
                                                                 ------------   ------------   ------------

          Weighted average common shares outstanding - diluted          3,632          3,615          3,559
                                                                 ------------   ------------   ------------
          Net income per common share:

          Basic                                                  $       0.21   $       0.45   $       0.99
                                                                 ============   ============   ============

          Diluted                                                $       0.20   $       0.44   $       0.98
                                                                 ============   ============   ============

          Earnings per share is calculated by dividing the net income by the weighted average shares outstanding for the period.

9.        COMMITMENTS

          NCRIC entered into an operating lease for office space located in Washington, D.C., effective on April 15, 1998. The lease terms are for 10 years with a monthly base rent of $35,000 and a 2.0% annual escalator. The Company also maintains office space in Lynchburg, Richmond, and Fredericksburg, Virginia as well as in Greensboro, North Carolina.

          As of December 31, 2002, the future minimum annual commitments under noncancellable leases are as follows:

                  2003                   $    628,000
                  2004                        624,000
                  2005                        638,000
                  2006                        652,000
                  2007                        643,000
                  Thereafter                  177,000
                                         ------------

                  Total                  $  3,362,000
                                         ============

          Rent expense during the years ended December 31, 2002, 2001, and 2000 was $634,000, $662,000, and $678,000, respectively.

          NCRIC has established 3 letters of credit to secure specified amounts of appellate bonds for cases, which are in the District of Columbia appellate process. As of December 31, 2002, these letters of credit totaled $3.2 million.

          The Company and its subsidiaries have entered into four employment agreements with certain key employees. These agreements include covenants not to compete and provide for aggregate annual compensation of $945,000.

          In June 2001, NCRIC MSO, Inc. borrowed $1,971,000 from SunTrust Bank to finance payments made in accordance with the purchase of HealthCare Consulting, Inc., HCI Ventures, LLC, and Employee Benefits Services, Inc. In September, 2002, the Company pledged securities held in our investment portfolio with a fair value of $1.5 million at December 31, 2002, to collateralize this loan lowering the interest rate from a floating rate of LIBOR plus two and three-quarter percent to plus one and one-half percent. The term of the loan is 3 years. At December 31, 2002, the interest rate was 2.93%. At December 31, 2001, the interest rate was 4.83%. Principal and interest payments are due on a monthly basis.

10.       BENEFIT PLANS

          Defined Contribution Plans - NCRIC sponsors a defined contribution 401(k) profit-sharing plan. Employees who are 21 years or older and have completed 30 days of service are eligible for participation in the plan. Employees may elect to contribute up to 15% of total compensation, and all contributions are 100% vested. Effective January 1, 2002 both NCRIC MSO plans were merged into NCRIC's plan. NCRIC is not required to make matching contributions to the plan, but may make discretionary contributions. Total contributions to the plan by NCRIC for the years ended December 31, 2002, 2001, and 2000, were $328,000, $145,000, and $177,000, respectively.

          NCRIC MSO sponsored two plans for its employees. The first plan was a defined contribution money purchase plan in which employees who are 21 years or older and have two years of service are eligible to participate. Under the plan, NCRIC MSO contributed 3% of each participant's total annual compensation. All contributions are 100% vested. The contributions from NCRIC MSO for the years ended December 31, 2001, and 2000 were $67,000, and $57,000.

          The second plan was a defined contribution 401(k) profit-sharing plan. Employees who were 21 years or older and had one year of service were eligible for participation in the plan. Employees could elect to contribute up to 15% of total compensation. All contributions were 100% vested. NCRIC MSO was not required to make matching contributions to the plan, but could make discretionary contributions. Total contributions to the plan by NCRIC MSO for year ended December 31, 2000 were $76,000. No contribution was made for the year ended December 31, 2001.

          Stock Option Plan - NCRIC Group has a stock option plan for directors and officers of Mutual Holding Company and its subsidiaries. Options for common stock in an aggregate amount of 74,000 shares were granted at July 29, 1999. The options have terms of ten years and an exercise price of $7 per share, the fair market value of the common stock at the date of grant. The options became exercisable at a rate of 33-1/3% at the end of each 12 months of service with NCRIC Group or its subsidiaries after the date of grant. As of December 31, 2002, all options are exercisable.

          NCRIC Group accounts for compensation cost using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation expense was recognized since the stock options granted were at an exercise price equal to the fair market value of the common stock on the date the options were granted. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, requires disclosure of the pro forma net income and earnings per share as if the Company had accounted for its stock options under the fair value method defined in that Statement.

          The exercise price per share for the 74,000 options outstanding at December 31, 2002 is $7.00. The weighted average remaining contractual life of those options is 6.6 years, 7.6 years, and 8.6 years at December 31, 2002, 2001, 2000, respectively. There was no change in the number of options outstanding or the exercise price since December 31, 1999.

          For pro forma disclosure purposes, the fair value of stock options was estimated at the date of grant using a Black-Scholes option pricing model using the following assumptions: risk free rate of return of 3.50%; no dividends granted during the life of the option; volatility factors of the expected market price of the Company's common stock ranging from .489 to .843; and an expected life of the option of 10 years.

          Employee Stock Ownership Plan - NCRIC Group has an ESOP for employees who have attained age 21 and completed one year of service. As part of the stock offering, the ESOP borrowed $1.0 million from NCRIC Group to purchase 148,000 shares, which are held in a trust account for allocation among participants as the loan is repaid. For shares allocated to the accounts of the ESOP participants as the result of payments made to reduce the ESOP loan, the compensation charge is based upon the average fair value of the shares over the service period. Scheduled loan repayments on December 31, 2002, 2001, and 2000 have been made. During the years ended December 31, 2002, 2001, and 2000 contributions were made to the plan of $162,800, 162,800 and $120,000, respectively. During 2002, 2001 and 2000, 14,800 shares were allocated to the plan.

          Stock Award Plan - NCRIC Group has a stock award plan under which directors, officers and employees of Mutual Holding Company and its subsidiaries would be awarded common stock. As a part of the stock offering, the stock award plan borrowed $518,000 from NCRIC Group to purchase 74,000 shares, which are held in a trust account for allocation among participants. Scheduled loan repayments on December 31, 2002, 2001, and 2000 have been made. On September 10, 2000, NCRIC Group granted 74,000 shares of common stock to directors and officers under its stock award plan. The compensation expense is measured at the fair value of the stock on the grant date, $7.875 per share, over the vesting period. For the years ended December 31, 2002, 2001 and 2000, the expense was $153,800, $153,800 and $47,200, respectively.

11.       STATUTORY ACCOUNTING AND DIVIDEND RESTRICTIONS

          The effects on these GAAP financial statements of the differences between the statutory basis of accounting prescribed or permitted by the District of Columbia Department of Insurance and Securities Regulation (DISR) and GAAP are summarized below (in thousands):

                                                                                DECEMBER 31,
                                                                 ------------------------------------------
                                                                     2002           2001           2000
                                                                 ------------   ------------   ------------
          POLICYHOLDERS' SURPLUS - STATUTORY BASIS               $     44,269   $     32,759   $     29,764
            Fair valuation of investments                               2,806            474           (744)
            Deferred taxes                                              3,012          2,726          1,535
            Group stock issuance                                        7,642          7,353          7,145
            Capital contribution                                      (13,500)             -              -
            Nonadmitted assets and other                                3,588          1,142          3,749
                                                                 ------------   ------------   ------------

          STOCKHOLDERS' EQUITY - GAAP BASIS                      $     47,817   $     44,454   $     41,449
                                                                 ============   ============   ============

          NET INCOME - STATUTORY BASIS                           $     (1,510)  $        593   $      4,409
            Deferred taxes                                              2,508          1,220           (287)
            GAAP consolidation and other                                 (256)          (234)          (627)
                                                                 ------------   ------------   ------------

          NET INCOME - GAAP BASIS                                $        742   $      1,579   $      3,495
                                                                 ============   ============   ============

          As of December 31, 2002, 2001, and 2000, statutory capital and surplus for NCRIC was sufficient to satisfy regulatory requirements. Each insurance company is restricted under the applicable Insurance Code as to the amount of dividends it may pay without regulatory consent.

          In March 1998, the National Association of Insurance Commissioners adopted the Codification of Statutory Accounting Principles (Codification). The Codification, which is intended to standardize regulatory accounting and reporting for the insurance industry, was effective January 1, 2001. The effect on NCRIC's statutory surplus on January 1, 2001 was an increase of $1.6 million. This increase is primarily due to the effect of the recognition of deferred taxes and the removal of the excess of statutory reserves over statement reserves penalty, partially offset by charges to surplus for overdue premium receivables.

          The District of Columbia has adopted the National Association of Insurance Commissioners' statutory accounting practices as the basis of its prescribed statutory accounting practices. In addition the Commissioner of the DISR has the right to permit other specific practices that may deviate from prescribed practices.

          During 1999, NCRIC received permission from DISR to include as admitted assets its investments in asset-backed securities, which are not specifically authorized as permitted investments under D.C. regulations as the total investment exceeds five percent of total admitted assets.

12.       REPORTABLE SEGMENT INFORMATION

          The Company has two reportable segments: Insurance and Practice Management Services. The insurance segment provides medical professional liability and other insurance. The practice management services segment provides medical practice management services to private practicing physicians. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit and loss from operations before income taxes.

          The Company's reportable segments are strategic business units that offer different products and services and therefore are managed separately. Selected financial data is presented below for each business segment for the year ended December 31 (in thousands):

                                                                     2002           2001           2000
                                                                 ------------   ------------   ------------
          INSURANCE

          Revenues from external customers                       $     31,023   $     21,118   $     14,990
          Net investment income                                         5,877          6,087          6,317
          Depreciation and amortization                                   524            193            208
          Segment profit before taxes                                   1,323          2,834          5,394
          Segment assets                                              190,522        152,130        137,618
          Segment liabilities                                         138,297        114,424        102,542
          Expenditures for segment assets                                 637            153            677

          PRACTICE MANAGEMENT SERVICES

          Revenues from external customers                       $      5,886   $      6,239   $      5,396
          Net investment income                                            27             55             84
          Depreciation and amortization                                   137            555            448
          Segment profit before taxes                                      83            205            456
          Segment assets                                                8,290          9,188          8,114
          Segment liabilities                                           2,800          3,762          2,541
          Expenditures for segment assets                                  82            247             50

          TOTAL

          Revenues from external customers                       $     36,909   $     27,357   $     20,386
          Net investment income                                         5,904          6,142          6,401
          Depreciation and amortization                                   661            748            656
          Segment profit before taxes                                   1,406          3,039          5,850
          Segment assets                                              198,812        161,318        145,732
          Segment liabilities                                         141,097        118,186        105,083
          Expenditures for segment assets                                 719            400            727

          The following are reconciliations of reportable segment revenues, net investment income, assets, liabilities, and profit to the Company's consolidated totals (in thousands):

                                                                     2002            2001            2000
                                                                 ------------    ------------    ------------
          REVENUES:
           Total revenues for reportable segments                $     36,909    $     27,357    $     20,386
           Other Income                                                     8              12              23
           Elimination of intersegment revenues                            (6)             (8)            (11)
                                                                 ------------    ------------    ------------
           Consolidated total                                    $     36,911    $     27,361    $     20,398
                                                                 ============    ============    ============

          Net Investment Income:
           Total investment income for reportable segments       $      5,904    $      6,142    $      6,401
           Elimination of intersegment income                              (4)             (6)              -
           Other Unallocated amounts                                       15               -               6
                                                                 ------------    ------------    ------------
           Consolidated total                                    $      5,915    $      6,136    $      6,407
                                                                 ============    ============    ============

          Assets:
           Total assets for reportable segments                  $    198,812    $    161,318    $    145,732
           Elimination of intersegment receivables                     (1,324)         (1,675)           (740)
           Elimination of affiliate receivables                           120           1,139             487
           Other unallocated amounts                                    5,079             220             385
                                                                 ------------    ------------    ------------
           Consolidated total                                    $    202,687    $    161,002    $    145,864
                                                                 ============    ============    ============

          Liabilities:
           Total liabilities for reportable segments             $    141,097    $    118,186    $    105,083
           Elimination of intersegment payables                        (1,324)         (1,675)           (740)
           Other liabilities                                           15,097              37              72
                                                                 ------------    ------------    ------------
           Consolidated total                                    $    154,870    $    116,548    $    104,415
                                                                 ============    ============    ============

          Profit before taxes:
           Total profit for reportable segments                  $      1,406    $      3,039    $      5,850
           Other unallocated amounts                                     (986)           (863)           (794)
                                                                 ------------    ------------    ------------
           Consolidated total                                    $        420    $      2,176    $      5,056
                                                                 ============    ============    ============

13.       TRANSACTIONS WITH AFFILIATES

          NCRIC MSO rented an office building for one of its divisions from a partnership whose partners are HealthCare Consulting senior executives. The lease terminated October 31, 2002. For this property, NCRIC MSO paid approximately $57,000 in rent for the year ended December 31, 2002 and $62,000 for the years ended December 31, 2001 and 2000.

          During 2002, 2001, and 2000, members of the Company's Board of Directors paid NCRIC MSO approximately $163,000, $183,000 and $157,000, respectively, for practice management related services.

14.       SUBSEQUENT EVENTS

          January 28, 2003, the Mutual Holding Company and the Company announced that their respective boards of directors approved a plan of conversion and reorganization for NCRIC MHC which will complete the transition of the Company to full public stock ownership.

          As part of the conversion, the Mutual Holding Company will terminate its existence, and the ownership interest of the Mutual Holding Company in the Company will be offered for sale to members and others on a priority basis in a subscription offering. The Mutual Holding Company currently owns approximately 60% of the outstanding shares of the Company.

          To complete the conversion, approval is needed from the members of Mutual Holding Company, the Commissioner of the District of Columbia Department of Insurance and Securities Regulation, and shareholders of the Company. It is expected that members of the Mutual Holding Company and shareholders of the Company will be asked to approve the proposed conversion and reorganization plan in June 2003.

          The Mutual Holding Company members will receive priority subscription rights to purchase shares issued in the conversion offering. Any shares of the Company that are not purchased by members, the Company's employee stock ownership plan, and officers, directors, and employees will be offered for sale to the public in a community offering.

          As part of the conversion, shareholders of the Company will have their existing shares exchanged for new shares of NCRIC Group, Inc., a Delaware corporation, based on an exchange ratio that assures that they receive the same proportionate ownership interest in the new corporation as their existing ownership interest in the Company immediately prior to the conversion and reorganization.

15.       QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

          The  following  is  a  summary  of  unaudited   quarterly  results  of
          operations for 2002, 2001 and 2000:

          Year Ended December 31, 2002

                                               FIRST     SECOND     THIRD     FOURTH
                                              -------   --------   -------   ---------
          Premiums earned and other revenues   $ 8,339   $  8,702   $ 9,478   $ 10,392
          Net investment income                  1,550      1,524     1,444      1,397
          Realized investment gains (losses)       (36)      (574)        6        473
          Net income (loss)                        534        198      (791)       801

          Basic earnings per share of common
           stock                               $  0.15   $   0.06   $ (0.22)  $   0.22
          Diluted earnings per share of
           common stock                        $  0.15   $   0.05   $ (0.22)  $   0.22

          Year Ended December 31, 2001
                                                FIRST     SECOND     THIRD     FOURTH
                                               -------   --------   -------   --------
          Premiums earned and other revenues   $ 6,494   $  6,397   $ 6,909   $  7,561
          Net investment income                  1,558      1,538     1,521      1,519
          Realized investment gains (losses)        95          2        97       (472)
          Net income (loss)                        930        315       646       (312)

          Basic earnings per share of common
           stock                               $  0.26   $   0.09   $  0.18  ($   0.09)
          Diluted earnings per share of
           common stock                        $  0.26   $   0.09   $  0.18  ($   0.09)

          Year Ended December 31, 2000

                                                FIRST     SECOND     THIRD     FOURTH
                                               -------   --------   -------   --------
          Premiums earned and other revenues   $ 5,106   $  5,094   $ 5,224   $  4,974
          Net investment income                  1,594      1,588     1,632      1,593
          Realized investment gains (losses)         -          -         -         (5)
          Net income                               878        851       842        924

          Basic earnings per share of common
           stock                               $  0.25   $   0.24   $  0.24   $   0.26
          Diluted earnings per share of
           common stock                        $  0.25   $   0.24   $  0.24   $   0.26

NCRIC GROUP, INC. AND SUBSIDIARIES                                    SCHEDULE I
SUMMARY OF INVESTMENTS - OTHER THAN INVESTMENTS IN RELATED PARTIES
DECEMBER 31, 2002 (IN THOUSANDS)

                                                                                                AMOUNT AT
                                                                                              WHICH SHOWN IN
TYPE OF INVESTMENT                                        COST (1)            VALUE           BALANCE SHEET
Fixed Maturities:
United States Government and government
 agencies and authorities                             $          27,664   $         27,952   $          27,952
States, municipalities, and political subdivisions               30,416             32,704              32,704
All other corporate bonds                                        32,680             33,759              33,759
Asset and mortgage-backed securities                             19,549             20,281              20,281
Redeemable preferred stocks                                       4,561              4,330               4,330
                                                      -----------------   ----------------   -----------------

  Total fixed maturities                                        114,870            119,026             119,026

Equity securities:
Industrial, miscellaneous, and all other                              -                  -                   -
Nonredeemable preferred stocks                                    1,000              1,094               1,094
                                                      -----------------   ----------------   -----------------
  Total equity securities                                         1,000              1,094               1,094

  Total investments                                   $         115,870   $        120,120   $         120,120
                                                      =================   ================   =================

(1) Original cost of equity securities, and, as to fixed maturities, original costs reduced by repayments and adjusted for amortization of premiums or accrual of discounts.

NCRIC GROUP, INC. AND SUBSIDIARIES (PARENT ONLY)                     SCHEDULE II
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
CONDENSED BALANCE SHEET
AS OF DECEMBER 31, 2002 AND 2001 (IN THOUSANDS)

                                                                    2002         2001
                                                                 ----------   ----------
ASSETS
INVESTMENTS:
        Investments in subsidiaries*                             $   58,179   $   42,248
        Bonds                                                         3,392            -
                                                                 ----------   ----------
           Total investments                                         61,571       42,248

OTHER ASSETS:
   Cash and cash equivalents                                             99           25
   Receivables                                                           60          133
   Property and equipment, net                                          973          904
   Due from subsidiaries*                                               120        1,162
   Other assets                                                         555           18
                                                                 ----------   ----------
TOTAL ASSETS                                                     $   63,378   $   44,490
                                                                 ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Junior Subordinated Deferrable Interest Debentures            $   15,464   $        -
   Other liabilities                                                     97           36
                                                                 ----------   ----------
TOTAL LIABILITIES                                                    15,561           36
                                                                 ----------   ----------
STOCKHOLDERS' EQUITY:
   Common stock                                                          37           37
   Other stockholders' equity, including unrealized gains
    or losses on securities of subsidiaries                          47,780       44,417
                                                                 ----------   ----------
TOTAL STOCKHOLDERS' EQUITY                                           47,817       44,454
                                                                 ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $   63,378   $   44,490
                                                                 ==========   ==========

* Eliminated in consolidation.
See notes to condensed financial statements.

NCRIC GROUP, INC. AND SUBSIDIARIES (PARENT ONLY)
SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
CONDENSED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000 (IN THOUSANDS)

                                                                    2002         2001         2000
REVENUES:
   Net investment income                                         $       16   $        -   $        7
   Dividends from subsidiaries*                                       1,750        1,500        1,500
   Other income                                                           7           12           22
                                                                 ----------   ----------   ----------
           Total revenues                                             1,773        1,512        1,529
                                                                 ----------   ----------   ----------

EXPENSES:
   Other operating expenses                                             670          875          824
                                                                 ----------   ----------   ----------
           Total expenses                                               670          875          824
                                                                 ----------   ----------   ----------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
 EARNINGS OF SUBSIDIARIES                                             1,103          637          705

Equity in undistributed earnings of subsidiaries                       (361)         942        2,790
                                                                 ----------   ----------   ----------
NET INCOME                                                       $      742   $    1,579   $    3,495
                                                                 ==========   ==========   ==========

* Eliminated in consolidation.
See notes to condensed financial statements.

NCRIC GROUP, INC. AND SUBSIDIARIES (PARENT ONLY)
SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001 (IN THOUSANDS)

                                                                                 2002         2001
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                 $      742   $    1,579
   Adjustments to reconcile net income
    to net cash flows from operating activities:
   Equity in undistributed earnings of subsidiaries                                  361         (942)
   Amortization and depreciation                                                     106           51
   Stock released for coverage of benefit plans                                      319          337
   Other changes in assets and liabilities:                                          639         (604)
                                                                              ----------   ----------
                  Net cash flows from operating activities                         2,167          421
                                                                              ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of investments                                                       (3,392)           -
   Investment in purchased business                                              (13,960)        (300)
   Purchases of property and equipment                                              (175)         (73)
                                                                              ----------   ----------
                  Net cash flows from investing activities                       (17,527)        (373)
                                                                              ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from Junior Subordinated Deferrable Interest Debentures           15,464            -
   Payments to acquire treasury stock                                                (30)        (129)
                                                                              ----------   ----------
                  Net cash flows from financing activities                        15,434         (129)

NET CHANGE IN CASH AND CASH EQUIVALENTS                                               74          (81)
                                                                              ----------   ----------
CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                                                    25          106
                                                                              ----------   ----------
CASH AND CASH EQUIVALENTS,
 END OF YEAR                                                                  $       99   $       25
                                                                              ==========   ==========
SUPPLEMENTARY INFORMATION:
 Interest paid                                                                $       -    $        -
                                                                              ==========   ==========

See notes to condensed financial statements.

NOTES TO CONDENSED FINANCIAL STATEMENTS
NCRIC GROUP, INC. AND SUBSIDIARIES (PARENT ONLY)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

The accompanying condensed financial statements should be read in conjunction with the consolidated financial statements and notes of NCRIC Group, Inc. and Subsidiaries.

I. REORGANIZATION

On December 31, 1998, National Capital Reciprocal Insurance Company consummated its plan of reorganization from a reciprocal insurer to a stock insurance company and became a wholly owned subsidiary of NCRIC Group, Inc. (Group) and converted into NCRIC, Inc. Group has no historical operations and was organized in December, 1998, as part of the plan to reorganize its corporate structure.

II. BASIS OF PRESENTATION

In Group's financial statements, investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since date of reorganization plus unrealized gains and losses of subisidiaries' investments.

III. ACQUISITION

On January 4, 1999, Group acquired all of the outstanding shares of HealthCare Consulting, Inc., all of the outstanding interests of HCI Ventures, LLC, and all the assets of Employee Benefit Services. See Note 2 of the Notes to the Consolidated Financial Statements.

IV.  INVESTMENTS

See Investments in the Consolidated Financial Statements and in Note 3 of the Notes to the Consolidated Financial Statements.

V. JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

See Note 5 of the Notes to the Consolidated Financial Statements

VI. COMPREHENSIVE INCOME

See Comprehensive Income in the Consolidated Financial Statements.

VII. INCOME TAXES

Group and its eligible subsidiaries file a consolidated U.S Federal Income tax return. Income tax liabilities or benefits are recorded by each subsidiary based upon separate return calculations.

For further information on income taxes, see Income Taxes in Note 7 of the Notes to the Consolidated Financial Statements.

VIII. ACCOUNTING CHANGES

For information concerning new accounting standards adopted in 2002 and 2001, see Note 1 of the Notes to the Consolidated Financial Statements.

NCRIC GROUP, INC. AND SUBSIDIARIES                                  SCHEDULE III
SUPPLEMENTARY INSURANCE INFORMATION
DECEMBER 31, 2002, 2001, AND 2000 (IN THOUSANDS)

                 DEFERRED        FUTURE POLICY                  OTHER POLICY                                 BENEFITS,
                  POLICY      BENEFITS, LOSSES,                  CLAIMS AND                     NET         LOSSES AND
               ACQUISITION        CLAIMS, AND      UNEARNED       BENEFITS       PREMIUM     INVESTMENT       LOSS
SEGMENT           COSTS         LOSS EXPENSES      PREMIUMS       PAYABLE        REVENUE       INCOME        EXPENSES
-----------   -------------   -----------------   ----------   --------------   ---------   ------------   ------------
Insurance:
2002          $       1,480   $         104,022   $   24,211   $          -     $  30,098   $      5,915   $     26,829

2001          $         851   $          84,560   $   17,237   $          -     $  20,603   $      6,136   $     18,858

2000          $         252   $          81,134   $   11,472   $          -     $  14,611   $      6,407   $     11,946

               AMORTIZATION
               OF DEFERRED
                  POLICY          OTHER
               ACQUISITION      OPERATING     PREMIUMS
SEGMENT           COSTS          EXPENSES     WRITTEN
-----------   --------------   -----------   ----------
Insurance:
2002          $        2,890   $     5,728   $   51,799

2001          $        1,337   $     3,890   $   34,459

2000          $          645   $     3,310   $   22,727

NCRIC GROUP, INC. AND SUBSIDIARIES                                   SCHEDULE IV
REINSURANCE
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
(IN THOUSANDS)

                                    CEDED         ASSUMED                   PERCENTAGE
PROPERTY AND            GROSS      TO OTHER      FROM OTHER       NET       OF ASSUMED
LIABILITY INSURANCE     AMOUNT     COMPANIES     COMPANIES       AMOUNT       TO NET
--------------------   --------   -----------   ------------   ---------   ------------
2002                   $ 44,113   $ (14,023)    $          -   $  30,090        0%

2001                   $ 28,192   $  (7,296)    $          -   $  20,896        0%

2000                   $ 19,965   $  (4,110)    $          -   $  15,855        0%

NCRIC GROUP, INC. AND SUBSIDIARIES                                   SCHEDULE V
VALUATION AND QUALIFYING ACCOUNTS
DECEMBER 31, 2002 AND 2001 (IN THOUSANDS)

                           BALANCE AT     CHARGED TO                    BALANCE
                           BEGINNING       COSTS AND                    AT END
DESCRIPTION                 OF YEAR        EXPENSES      DEDUCTIONS     OF YEAR
-----------------------   ------------   ------------   ------------   ---------
2002
Allowance for Doubtful
 Accounts                 $        562   $      1,367   $         (5)  $   1,924

2001
Allowance for Doubtful
 Accounts                 $        350   $        415   $       (203)  $     562

NCRIC GROUP, INC. AND SUBSIDIARIES                                   SCHEDULE VI
SUPPLEMENTAL INFORMATION CONCERNING PROPERTY-CASUALTY INSURANCE COMPANIES
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
(IN THOUSANDS)

          DEFERRED          RESERVE FOR                                                          LOSS AND LOSS
           POLICY          UNPAID CLAIMS                        NET           NET             ADJUSTMENT EXPENSES
         ACQUISITION         AND CLAIM           UNEARNED     PREMIUMS     INVESTMENT           RELATED TO : (1)
           COSTS         ADJUSTMENT EXPENSES     PREMIUMS      EARNED        INCOME       CURRENT YEAR     PRIOR YEAR
        -------------   ---------------------   ----------   ----------   ------------   --------------   ------------
2002    $       1,480   $             104,022   $   24,211   $   30,098   $      5,915   $       24,063   $      2,766

2001    $         851   $              84,560   $   17,237   $   20,603   $      6,136   $       23,056   $     (4,198)

2000    $         252   $              81,134   $   11,472   $   14,611   $      6,407   $       17,829   $     (5,883)

         AMORTIZATION
          OF DEFERRED      PAID LOSS
            POLICY          AND LOSS
         ACQUISITION       ADJUSTMENT      PREMIUMS
            COSTS         EXPENSES (1)     WRITTEN
        --------------   --------------   ----------
2002    $        2,890   $       20,155   $   51,799

2001    $        1,337   $       17,744   $   34,459

2000    $          645   $       16,591   $   22,727

(1) Loss and loss adjustment expenses shown net of reinsurance

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered by this prospectus to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of NCRIC Group, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

                               [NCRIC GROUP LOGO]

                     Up to 4,364,250 Shares of Common Stock

                               ------------------

                                   Prospectus

                               ------------------

                        Sandler O'Neill & Partners, L.P.

                                  May 14, 2003

Until June 13, 2003 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.